Exhibit 1.2

This document is important and requires your immediate attention. If you have any questions as to how to deal with it, you should consult your investment advisor, stockbroker, bank manager, trust company manager, accountant, lawyer or other professional advisor. No securities regulatory in Canada has approved or disapproved, expressed an opinion about, or passed upon the fairness or merits of, the Offer contained in this document, the securities offered pursuant to such Offer or the adequacy of the information contained in this document and it is an offence to claim otherwise.

November 28, 2007

CENTURY MINING CORPORATION

OFFER TO PURCHASE

all of the outstanding Common Shares of

SULLIDEN EXPLORATION INC.

on the basis of 0.72 of a common share of Century Mining Corporation for each common share of Sulliden Exploration Inc.

Century Mining Corporation (“Century” or the “Offeror”) hereby offers (the “Offer”) to purchase all of the issued and outstanding common shares of Sulliden Exploration Inc. (“Sulliden”), other than any common shares owned, directly or indirectly, by the Offeror and its affiliates on any Take-Up Date (as defined in the Glossary below), and including any common shares that may become issued and outstanding after the date of this Offer but before the Expiry Time (as defined below) of the Offer upon the conversion, exchange or exercise of options, warrants or other securities of Sulliden that are convertible into or exchangeable or exercisable for common shares, together with the associated rights issued and outstanding under the shareholder rights plan of Sulliden (collectively, the “Sulliden Shares”). The Offeror currently owns, directly and indirectly, 2,755,000 Sulliden Shares.

Under the Offer, each holder of Sulliden Shares (each a “Shareholder” and collectively, the “Shareholders”) is entitled to receive, in respect of each Sulliden Share, 0.72 of a common share of Century (“Century Shares”). See Section 1 of the Offer, “The Offer”.

The Offer is open for acceptance until 5:00 p.m. (Toronto time) on January 30, 2008 (the “Expiry Time”) unless the Offer is extended or withdrawn.

For a discussion of risk factors you should consider in evaluating the Offer, see Section 6 of the Circular, “Risk Factors”.

The Offer is conditional upon, among other things, there being validly deposited under the Offer, and not withdrawn at the Expiry Time, such number of Sulliden Shares which, together with any Sulliden Shares owned, directly or indirectly, by the Offeror and its affiliates, constitutes not less than 50% plus one of the Sulliden Shares outstanding on a fully-diluted basis. Subject to applicable law, the Offeror reserves the right to withdraw the Offer and not take-up and pay for Sulliden Shares deposited under the Offer unless each of the conditions of the Offer is satisfied or waived, where permitted, by the Offeror at or before the Expiry Time. See Section 2 of the Offer, “Conditions of the Offer”, for a complete description of the conditions of the Offer.

The key benefit from a combination of Century and Sulliden will be the resolution of the complex and lengthy litigation over title to the Shahuindo Property (as defined in the Glossary below) which has been ongoing since 2003 and which could reasonably be expected to continue until 2015 (and will likely continue at least until the year 2011) according to Payet Rey Cauvi (see “Expert Opinion” attached as Exhibit 1 of the Circular). Payet Rey Cauvi is a Peru law firm ranked highly both by Martindale Hubbell and by Chambers and Partners, established global directories of lawyers and law firms.

The Sulliden Shares are listed for trading on the Toronto Stock Exchange (“TSX”) under the symbol “SUE”. The Century Shares are listed for trading on the TSX Venture Exchange (“TSX-V”) under the symbol “CMM”. On October 3, 2007, the last trading day prior to the Offeror’s announcement of its intention to make the Offer, the closing price on the TSX-V of the Century Shares was Cdn.$0.54 and the closing price on the TSX of the Sulliden Shares was Cdn.$0.305. Based on such closing prices, the Offer represents a premium of approximately 27%. The volume-weighted average trading prices of the Century Shares on the TSX-V and of the Sulliden Shares on the

TSX, for the 20 trading days ended October 3, 2007, was Cdn.$0.586 and Cdn.$0.28, respectively. Based on such volume-weighted average trading prices, the Offer represents a premium of approximately 51%. On November 27, 2007, the closing price on the TSX-V of the Century Shares was Cdn$0.355 and the closing price on the TSX of the Sulliden Shares was Cdn$0.285.

The Offeror has provided notice to the TSX-V to list the Century Shares offered hereunder on the TSX-V. Listing will be subject to Century fulfilling all of the applicable policy requirements of the TSX-V.

Shareholders who wish to accept the Offer must properly complete and execute the accompanying Letter of Transmittal (printed on green paper) or a manually signed facsimile thereof and deposit it, together with the certificates representing their Sulliden Shares and all other required documents, at one of the offices of Computershare Investor Services Inc. (the “Depositary”) in accordance with the instructions in the Letter of Transmittal. Alternatively, Shareholders may (1) accept the Offer by following the procedures for book-entry transfer of Sulliden Shares described in Section 5 of the Offer, “Manner of Acceptance – Acceptance by Book-Entry Transfer”; or (2) accept the Offer where the certificates representing the Sulliden Shares are not immediately available, or if the certificates and all of the required documents cannot be provided to the Depositary before the Expiry Time, by following the procedures for guaranteed delivery described in Section 5 of the Offer, “Manner of Acceptance – Procedure for Guaranteed Delivery” using the accompanying Notice of Guaranteed Delivery (printed on yellow paper) or a manually signed facsimile thereof. Shareholders whose Sulliden Shares are registered in the name of a nominee should consult their broker, investment dealer, bank, trust company or other nominee for assistance in depositing their Sulliden Shares. Shareholders will not be required to pay any fee or commission if they accept the Offer by depositing their Sulliden Shares directly with the Depositary or if they make use of the services of a member of the Soliciting Dealer Group, if any, to accept the Offer.

Questions and requests for assistance may be directed to the Depositary or Georgeson (the “Information Agent”). Contact details for the Depositary may be found on the back page of this document. Contact details for the Information Agent are provided below and on the back of this document. Additional copies of this document and related materials may be obtained without charge on request from the Depositary or the Information Agent at their respective offices specified on the back page of this document. Additionally, copies of this document and related materials may be found at www.sedar.com.

This document does not constitute an offer or a solicitation to any person in any jurisdiction in which such offer or solicitation is unlawful. The Offer is not being made to, nor will deposits be accepted from or on behalf of Shareholders in any jurisdiction in which the making or acceptance thereof would not be in compliance with the laws of such jurisdiction. However, Century may, in its sole discretion, take such action as it may deem necessary to extend the Offer to Shareholders in such jurisdiction.

The Dealer Manager for the Offer is:

M PARTNERS, INC.

100 Yonge St, Scotia Plaza, Suite 1000

Toronto, Ontario M5C 2W1, Canada

Phone:  416-603-7381 ext. 225

Fax:  416-603-8608

Contact:  Riley Keast;  E-mail: rkeast@mpartners.ca

The Information Agent for the Offer is:

100 University Avenue

11th Floor, South Tower

Toronto, Ontario M5J 2Y1 Canada

North American Toll Free Number:  1-888-605-8404

NOTICE TO SHAREHOLDERS IN THE UNITED STATES

THE SECURITIES OFFERED PURSUANT TO THE OFFER AND CIRCULAR HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE UNITED STATES SECRUITIES AND EXCHANGE COMMISSION OR ANY OTHER STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY OTHER STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THE OFFER AND CIRCULAR. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The Offer is made for the securities of a Canadian issuer and is made by a Canadian corporation that is permitted, under a multijurisdictional disclosure system adopted by the securities regulatory authorities in Canada and the United States, to prepare the Offer and Circular in accordance with the disclosure requirements of Canada. U.S. resident Shareholders should be aware that such requirements are different from those of the United States. The financial statements included or incorporated by reference herein have been prepared in accordance with Canadian generally accepted accounting principles, and may be subject to Canadian auditing and auditor independence standards, and thus may not be comparable to financial statements of United States companies.

U.S. resident Shareholders should be aware that the disposition of Sulliden Shares and the acquisition of Century Shares by them as described herein may have tax consequences both in the United States and in Canada. See Sections 19 and 20 of the Circular, “Certain Canadian Federal Income Tax Considerations” and “Certain United States Federal Income Tax Considerations”. Such consequences may not be fully described herein and such holders are urged to consult their tax advisors.

U.S. resident Shareholders should also be aware that Century may (although it does not currently intend to do so) purchase Sulliden Shares otherwise than under the Offer pursuant to open market purchases. See Section 13 of the Offer, “Market Purchases”.

The enforcement by investors of civil liabilities under United States federal securities laws may be affected adversely by the fact that Century is incorporated or organized under the laws of Canada, that some or all of its officers and directors may reside outside the United States, that the Dealer Manager and some or all of the experts named herein may reside outside the United States, and that all or a substantial portion of the assets of Century and such persons may be located outside the United States.

FORWARD-LOOKING STATEMENTS

Certain statements contained in the accompanying Offer and Circular constitute forward-looking statements within the meaning of the United States Private Securities Litigation Reform Act of 1995 and forward-looking information within the meaning of applicable Canadian securities laws. Often, but not always, forward-looking statements can be identified by the use of words such as “plans” “expects” or “does not expect”, “is expected”, “budget”, “scheduled”, “estimates”, “forecasts”, “intends”, “anticipates” or “does not anticipate”, or “believes”, or variations of such words and phrases or state that certain actions, events or results “may”, “could”, “would”, might” or “will” be taken, occur or be achieved. Forward-looking statements and information involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Century or Sulliden to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements or information and accordingly, readers should not place undue reliance on such statements and information. Such statements and information are based on a number of assumptions which may prove to be incorrect. Risks and uncertainties that may cause actual results to vary include but are not limited to the speculative nature of mineral exploration and development, including the uncertainty of reserve and resource estimates; operational and technical difficulties; the availability of suitable financing alternatives; fluctuations in gold and other commodity prices; changes to and compliance with applicable laws and regulations, including environmental laws and obtaining requisite permits; political, economic and other risks arising from South American activities; fluctuations in foreign exchange rates; as well as other risks and uncertainties.

While Century believes that the expectations expressed by such forward-looking statements and forward-looking information and the assumptions, estimates, opinions and analysis underlying such expectations are reasonable, there can be no assurance that they will prove to be correct. In evaluating forward-looking statements and information, readers should carefully consider the various factors which could cause actual results or events to differ materially from those expressed or implied in the forward-looking statements and forward-looking information. While Century anticipates that subsequent events and developments may cause Century’s views to change, Century specifically disclaims any obligation or intention to update these forward-looking statements whether as a result of new information, future events or otherwise, except as required by applicable law. These forward-looking statements should not be relied upon as representing Century’s views as of any date subsequent to the date of this Offer and Circular. Although Century has attempted to identify important factors that could cause actual actions, events or results to differ materially from those described in the forward-looking statements or information, there may be other factors that cause actions, events or results not to be as anticipated, estimated or intended. There can be no assurance that forward-looking statements will prove to be accurate, as actual results and future events could differ materially from those anticipated in such statements. Accordingly, readers should not place undue reliance on forward-looking statements or information.

NOTICE TO HOLDERS OF SULLIDEN OPTIONS AND SULLIDEN WARRANTS

The Offer is made only for Sulliden Shares and is not made for any options, warrants or other rights (other than Rights (as defined in the Glossary below)) to acquire Sulliden Shares. Any holder of options, warrants or other rights to acquire Sulliden Shares who wishes to accept the Offer should, to the extent permitted by their terms and applicable Law, fully exercise, convert or exchange such options, warrants or other rights in order to obtain certificates representing Sulliden Shares that may be deposited in accordance with the terms of the Offer. Any such exercise, conversion or exchange must be completed sufficiently in advance of the Expiry Time to assure the holder of such options, warrants or other rights to acquire Sulliden Shares that the holder will have certificates representing the Sulliden Shares received on such exercise, conversion or exchange available for deposit before the Expiry Time, or in sufficient time to comply with the procedures referred to in Section 5 of the Offer, “Manner of Acceptance — Procedure for Guaranteed Delivery”.

If any holder of options to acquire Sulliden Shares (“Sulliden Options”) under the Sulliden Option Plan (as defined in the Glossary below) does not exercise such Sulliden Options prior to the Expiry Time, such Sulliden Options will remain outstanding following the Expiry Time in accordance with their terms and conditions, including with respect to term to expiry, vesting schedule (if any) and exercise prices, except that, to the extent permitted under the terms of the Sulliden Options, after completion of a Compulsory Acquisition or Subsequent Acquisition Transaction (each as defined in the Glossary below), the holder of a Sulliden Option will, on the exercise thereof, acquire that number of Century Shares that such holder would have been entitled to receive as a result of the Offer if such holder had exercised such Sulliden Option to become the registered holder of Sulliden Shares prior to the Compulsory Acquisition or Subsequent Acquisition Transaction, subject to the terms of any Compulsory Acquisition or Subsequent Acquisition Transaction.

If any holder of warrants to acquire Sulliden Shares (“Sulliden Warrants”) does not exercise such Sulliden Warrants prior to the Expiry Time, such Sulliden Warrants will remain outstanding following the Expiry Time in accordance with their terms and conditions, except that, to the extent permitted under the terms of the Sulliden Warrants, after completion of a Compulsory Acquisition or Subsequent Acquisition Transaction, a holder of a Sulliden Warrant will, on exercise thereof, acquire that number of Century Shares that such holder would have been entitled to receive as a result of the Offer if such holder had exercised such Sulliden Warrant to become the registered holder of Sulliden Shares prior to Compulsory Acquisition or the Subsequent Acquisition Transaction, subject to the terms of any Compulsory Acquisition or Subsequent Acquisition Transaction.

The tax consequences to holders of Sulliden Options or Sulliden Warrants of exercising or not exercising their Sulliden Options or Sulliden Warrants are not described in Section 19 of the Circular, “Certain Canadian Federal Income Tax Considerations” or in Section 20 of the Circular, “Certain United States Federal Income Tax Considerations”. Holders of Sulliden Options or Sulliden Warrants should consult their tax advisors for advice with respect to potential income tax consequences to them in connection with the decision to exercise or not exercise their Sulliden Options or Sulliden Warrants.

INFORMATION CONCERNING SULLIDEN

Except as otherwise indicated, the information concerning Sulliden contained in this Offer and Circular, including information incorporated herein by reference, has been taken from or is based upon publicly available documents and records on file with Canadian securities regulatory authorities and other public sources. Although Century has no knowledge that would indicate that any statements contained herein concerning Sulliden taken from or based upon such documents and records are untrue or incomplete, neither Century or any of its directors or officers assumes any responsibility for the accuracy or completeness of such information, including any of Sulliden’s financial statements, or any failure by Sulliden to disclose events or facts which may have occurred or which may affect the significance or accuracy of any such information but which are unknown to Century. Century has no means of verifying the accuracy or completeness of any of the information contained herein that is derived from Sulliden’s publicly available documents or records.

REPORTING CURRENCY

Unless otherwise indicated, all references to “$”, “dollars” or “Cdn.$” in this Offer and Circular refer to Canadian dollars. As at November 23, 2007, the Bank of Canada noon rate of exchange was CDN$1.00 = US$1.0117.

v

TABLE OF CONTENTS

NOTICE TO SHAREHOLDERS IN THE UNITED STATES		iii
FORWARD-LOOKING STATEMENTS		iii
NOTICE TO HOLDERS OF SULLIDEN OPTIONS AND SULLIDEN WARRANTS		iv
INFORMATION CONCERNING SULLIDEN		v
REPORTING CURRENCY		v
TABLE OF CONTENTS		vi
SUMMARY		1
GLOSSARY		7
OFFER		12
1.	The Offer	12
2.	Conditions of the Offer	13
3.	Take-Up and Payment For Deposited Sulliden Shares
4.	Time for Acceptance	16
5.	Manner of Acceptance	16
6.	Extensions, Variations and Changes to the Offer	20
7.	Sulliden Shareholder Rights Plan	21
8.	Changes in Capitalization of Sulliden; Liens	22
9.	Right to Withdraw Deposited Sulliden Shares	23
10.	Return of Sulliden Shares	24
11.	Mail Service Interruption	24
12.	Notice and Delivery	25
13.	Market Purchases	25
14.	Other Terms of the Offer	26
CIRCULAR		27
1.	Century	27
2.	Sulliden	32
3.	Background to the Offer
4.	Strategic Rationale for the Proposed Combination
5.	Purpose of the Offer and Century’s Plans for Sulliden	41
6.	Risk Factors	43
7.	Dissent Rights	50
8.	Material Differences in Rights of Shareholders	50
9.	Acquisition of Sulliden Shares Not Deposited	53
10.	Judicial Developments
11.	Beneficial Ownership of and Trading in Securities of Sulliden	55
12.	Prior Distributions of Sulliden Shares and Sulliden Dividend Policy	56
13.	Commitments to Acquire Securities of Sulliden	57
14.	Arrangements, Agreements, Commitments or Understandings	57
15.	Acceptance of the Offer	57
16.	Material Changes and Other Information	57
17.	Effect of the Offer on the Market for and Listing of Sulliden Shares	57
18.	Regulatory Matters	58
19.	Certain Canadian Federal Income Tax Considerations	59
20.	Certain United States Federal Income Tax Considerations	64
21.	Depositary	68
22.	Dealer Manager, Soliciting Dealer Group and Information Agent	68
23.	Offerees’ Statutory Rights	68
24.	Directors’ Approval	68
25.	Expenses of the Offer	68
26.	Available Information	69
27.	Experts	69
28.	Legal Matters	70
CONSENTS		71
APPROVAL AND CERTIFICATE OF CENTURY MINING CORPORATION		72

ANNEX A	Pro Forma Financial Statements	A-1
ANNEX B	Century Directors and Officers	B-1
EXHIBIT 1	Expert Opinion	C-1

SUMMARY

This Summary highlights information more fully discussed elsewhere in the Offer and Circular. This Summary is not intended to be complete and is qualified by reference to the more detailed information contained in the Offer and Circular. Shareholders are urged to read the Offer and Circular in their entirety. Certain capitalized terms used in this Summary are defined in the Glossary.

The Offer

The Offeror is offering to purchase, on the terms and subject to the conditions of the Offer, all of the issued and outstanding Sulliden Shares, together with the associated Rights, other than any Sulliden Shares and associated Rights owned, directly or indirectly, by the Offeror and its affiliates on any Take-Up Date, and including any Sulliden Shares that may become issued and outstanding after the date of this Offer but prior to the Expiry Time upon the conversion, exchange or exercise of any securities of Sulliden (other than Rights) that are convertible into or exchangeable or exercisable for Sulliden Shares, on the basis of 0.72 of a Century Share for each Sulliden Share.

On October 3, 2007, the last trading day prior to the Offeror’s announcement of its intention to make the Offer, the closing price on the TSX-V of the Century Shares was Cdn.$0.54 and the closing price on the TSX of the Sulliden Shares was Cdn.$0.305. Based on such closing prices, the Offer represents a premium of approximately 27%. The volume-weighted average trading prices of the Century Shares on the TSX-V and of the Sulliden Shares on the TSX, for the 20 trading days ended October 3, 2007, was Cdn.$0.586 and Cdn.$0.28, respectively. Based on such volume-weighted average trading prices, the Offer represents a premium of approximately 51%.

The Offer is made only for Sulliden Shares (and the associated Rights) and is not made for Sulliden Options or Sulliden Warrants. Any holder of such Sulliden Options or Sulliden Warrants who wishes to accept the Offer should, to the extent permitted by their terms and applicable law, fully exercise the Sulliden Options and Sulliden Warrants in order to obtain certificates representing Sulliden Shares that may be deposited in accordance with the terms of the Offer.

Fractional Century Shares will not be issued in connection with the Offer. Where a Shareholder is to receive Century Shares as consideration under the Offer and the aggregate number of Century Shares to be issued to such Shareholder would result in a fraction of a Century Share being issuable, the number of Century Shares to be received by such Shareholder will be rounded up (if the fractional interest is 0.5 or more) or down (if the fractional interest is less than 0.5) to the nearest whole number.

See Section 1 of the Offer, “The Offer”.

Century

Century is a Canadian corporation engaged in the business of gold mining, including the acquisition, exploration and development of mining and mineral resource properties. As of the date hereof, Century produces gold from three operating mines and has interests in the following properties and/or mining operations in Canada, the United States and South America:

•                  100% direct interest in the Sigma Mine and Lamaque Mine in Québec, Canada (see “Century – Recent Developments” in Section 1 of the Circular);

•                  100% indirect interest (through Century Finance and Century Peru) in the Rosario de Belen Mine in Peru;

•                  82.6% indirect interest (through Century Finance and Century Peru) in San Juan Gold Mine S.A.A. in Peru; Century Peru has a lease and operating agreement with San Juan Gold Mines S.A.A. whereby it receives 100% of the revenues from gold production at the San Juan Mine, subject to a 10% net profit interest owned by San Juan Gold Mines S.A.A;

•                  Option to purchase 100% of ATIMMSA which owns 142 hectares of surface rights on and 10,000 hectares of concessions contiguous with the Shahuindo Property and which may contain further extensions of the Shahuindo mineral deposit;

•                  100% claimed indirect interest (through Century Finance’s wholly-owned subsidiaries) in the Shahuindo Property (Note – ownership rights in the Shahuindo Property are in dispute and have been the subject of extensive litigation since 2003; see Section 4 of the Circular, “Strategic Rationale for the Proposed Combination – Litigation”);

•                  Interests in seven properties located in the Juneau Gold Belt in Alaska, USA as follows: 100% interest in six properties and a  20-year lease subject to net smelter return royalty payments ranging from 3% to 4%;

•                  An option to acquire a 100% interest in the Carolin Mine in British Columbia, from Tamerlane Ventures Inc., a company with some common officers and directors with Century. Century has re-optioned its interest in the Carolin property to Module Resources Inc.

The Century Shares are listed and posted for trading on the TSX-V under the symbol “CMM”.

Century is a reporting issuer or the equivalent in British Columbia, Alberta and Quebec and files its continuous disclosure documents with the Canadian securities regulatory authorities. Such documents are available at www.sedar.com. Century is also a foreign private issuer pursuant to the rules of the United States Securities and Exchange Commission (“SEC”) and therefore subject to the reporting requirements of the United States Securities Exchange Act of 1934, as amended, and in accordance therewith files continuous disclosure documents with the SEC. Such documents are available at www.sec.gov.

See Section 1 of the Circular, “Century”.

Sulliden

Sulliden is a Québec corporation active in the exploration, development and mining of mineral properties. Sulliden’s principal focus is the development of the Shahuindo gold-silver project located in northern Peru, the rights to which are currently in dispute and subject to extensive litigation. Sulliden holds an option to a property adjacent to the Shahuindo property known as the Vikingo concessions; the exercise of this option by Sulliden is, according to Sulliden’s most recent financial statement (for the period ending July 31, 2007), contingent upon reaching agreement on terms with the owner. In addition, in 2004, Sulliden entered into an option agreement to earn a 50% interest in the Torrine gold project with Arunani SAC.

Sulliden Shares are listed and posted for trading on the TSX under the symbol “SUE”.

Sulliden is a reporting issuer in Ontario and Quebec and files its continuous disclosure documents with the Ontario and Quebec securities regulatory authorities. Such documents are available at www.sedar.com.

See Section 2 of the Circular, “Sulliden”.

Purpose of the Offer

The purpose of the Offer is to enable Century to acquire all of the outstanding Sulliden Shares.

Conditions of the Offer

The Offeror reserves the right to withdraw the Offer and not take up, purchase or pay for any Sulliden Shares deposited under the Offer unless all of the conditions of the Offer contained in Section 2 of the Offer are satisfied or, where permitted, waived at or prior to the Expiry Time.

See Section 2 of the Offer, “Conditions of the Offer” for all of the conditions of the Offer.

Benefits of the Offer

The key benefit from a combination of Century and Sulliden will be the resolution of the complex and lengthy litigation over title to the Shahuindo Property. Combining Century and Sulliden would bring an end to that litigation which has been ongoing since 2003 and which could reasonably be expected to continue until 2015 (and will likely continue at least until 2011) according to Payet Rey Cauvi (see “Expert Opinion” attached as Exhibit 1 of the Circular). Payet Rey Cauvi is a Peru law firm ranked highly both by Martindale Hubbell and by Chambers and Partners, established global directories of lawyers and law firms. Resolution of the litigation surrounding the Shahuindo Property, Century believes, will unlock the value of the Shahuindo Property for Shareholders and permit the development of a gold mine at Shahuindo. It will also free up corporate resources from the financial and opportunity costs of being engaged in litigation.

Resolution of the litigation will in turn facilitate the financing necessary to complete the payments on Shahuindo Property and for the development of a mine at Shahuindo by creating a secure environment for investors. It is Century’s intention to build a mine at Shahuindo as soon as reasonably possible.

A combination of Century and Sulliden will also permit Century’s local operating expertise to be applied to Shahuindo, as well as to the Vikingo and Aruntai property subject to option agreements with Sulliden. Century’s current operations at the San Juan Mine and Rosario de Belen Mine will ensure the technical, operating and administrative infrastructure necessary to effectively and efficiently develop the mining assets of the combined entity.

See Section 4 of the Circular, “Strategic Rationale for the Proposed Business Combination – Benefits of the Offer.”

Time for Acceptance

The Offer is open for acceptance, unless extended or withdrawn at the sole discretion of the Offeror, until 5:00 p.m. (Toronto time) on January 30, 2008. No Sulliden Shares will be taken up and paid for pursuant to the Offer prior to the Expiry Time.

See Section 4 of the Offer, “Time for Acceptance” and Section 6 of the Offer, “Extensions, Variations and Changes to the Offer”).

Manner of Acceptance

The Offer may be accepted by Shareholders by depositing certificates representing Sulliden Shares that are being deposited, together with a duly completed and signed Letter of Transmittal in the form accompanying the Offer and Circular (printed on green paper) at the offices of the Depositary in Toronto at or before the Expiry Time. The Offer will be deemed to be accepted only if the Depositary actually has received these documents at or before the Expiry Time. Shareholders whose Sulliden Shares are registered in the name of a nominee should contact their broker, investment dealer, bank, trust company or other nominee for assistance in depositing their Sulliden Shares to the Offer.

Shareholders whose certificates for Sulliden Shares are not immediately available may use the procedures for guaranteed delivery set forth in the Notice of Guaranteed Delivery accompanying this Offer and Circular (printed on yellow paper).

Shareholders whose Sulliden Shares are registered in the name of an investment dealer, stock broker, bank, trust company or other nominee should contact that nominee for assistance if they wish to accept the Offer.

Shareholders may accept the Offer by following the procedures for book-entry transfer established by CDS, provided that a Book-Entry Confirmation through CDSX is received by the Depositary at its office in Toronto prior to the Expiry Time, or by following the procedure for book-entry transfer established by DTC, provided that a Book-Entry Confirmation, together with an Agent’s Message in respect thereof, or a properly completed and duly executed

Letter of Transmittal and any other required documents, are received by the Depositary at its office in Toronto prior to the Expiry Time. Shareholders accepting the Offer through book-entry transfer must make sure such documents or Agent’s Message are received by the Depositary.

If a Shareholder wishes to accept the Offer and either the certificate(s) representing the Sulliden Shares are not immediately available or the Shareholder is not able to deliver the certificate(s) and all other required documents to the Depositary before the Expiry Time, those Sulliden Shares may nevertheless be deposited pursuant to the Offer, provided that (1) such deposit is made by or through an Eligible Institution, (2) a properly completed and duly executed Notice of Guaranteed Delivery (printed on yellow paper) in the form accompanying the Offer and Circular (or a manually signed facsimile thereof) is received by the Depositary before the Expiry Time at its Toronto office listed on the Notice of Guaranteed Delivery, and (3) the certificate(s) representing all deposited Sulliden Shares, together with a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof) relating to the Sulliden Shares, with signatures guaranteed if so required, are received by the Depositary at its office in Toronto listed in the Letter of Transmittal before 5:00 p.m. (Toronto time) on the third trading day on the TSX after the Expiry Date.

See Section 5 of the Offer, “Manner of Acceptance”.

Payment for Deposited Shares

If all of the conditions of the Offer have been satisfied or, where permitted, waived by the Offeror, at the Expiry Time, the Offeror will take-up and pay for Sulliden Shares validly deposited under, and not withdrawn from, the Offer not later than 10 days after the Expiry Time. The Offeror will pay for the Sulliden Shares so taken up as soon as possible, but in any event not later than the earlier of (a) the tenth day after the Expiry Time and (b) three business days after taking up such Sulliden Shares. Any Sulliden Shares deposited under the Offer after the first date on which Sulliden Shares have been taken up by the Offeror but before the Expiry Date will be taken up and paid for within 10 days of that deposit.

See Section 3 of the Offer, “Take-up and Payment For Deposited Sulliden Shares”.

Right to Withdraw Deposited Shares

Sulliden Shares deposited under the Offer may be withdrawn by or on behalf of the depositing Shareholder at any time before the Sulliden Shares have been taken up by the Offeror pursuant to the Offer and in the other circumstances described in Section 9 of the Offer, “Right to Withdraw Deposited Sulliden Shares”.

Acquisition of Sulliden Shares Not Deposited under the Offer

If the conditions of the Offer are satisfied or waived and Century takes up and pays for the Sulliden Shares validly deposited under the Offer, Century intends to acquire any Sulliden Shares not deposited under the Offer through a Compulsory Acquisition, if available. If Century takes up and pays for Sulliden Shares validly deposited under the Offer, and a statutory right of Compulsory Acquisition is not available for any reason, Century currently intends to take such action as is necessary, including causing a special meeting of Shareholders to be called to consider an amalgamation, statutory arrangement, consolidation, capital reorganization or other transaction involving Sulliden and Century or an affiliate of Century (a “Subsequent Acquisition Transaction”), to enable Century to acquire all Sulliden Shares not acquired by Century pursuant to the Offer. In each case consideration per Sulliden Share will be at least equal in value to the consideration paid by Century per Sulliden Share under the Offer.

The exact timing and details of any such transaction will depend upon a number of factors, including the number of Sulliden Shares acquired by the Offeror pursuant to the Offer. Although Century intends to propose either a Compulsory Acquisition or a Subsequent Acquisition Transaction generally on the terms described herein, it is possible that, as a result of delays in Century’s ability to effect such a transaction, information subsequently obtained by Century, changes in general economic or market conditions or in the business of Sulliden, or other currently unforeseen circumstances, such a transaction may not be proposed, may be delayed or abandoned or may be proposed on different terms.

See Section 9 of the Circular, “Acquisition of Sulliden Shares Not Deposited”

Certain Federal Income Tax Considerations

Canada

Subject to the qualifications under “Certain Canadian Federal Income Tax Considerations”, a Sulliden Shareholder who is resident of Canada, and who sells Sulliden Shares to Century under the Offer or pursuant to a Compulsory Acquisition will generally not realize a capital gain (or a capital loss) on the exchange of Sulliden Shares for Century Shares. The consequences of a Subsequent Acquisition Transaction for a Sulliden Shareholder will depend upon the exact manner in which the Subsequent Acquisition Transaction is carried out, and may be materially different from those described herein.

Sulliden Shareholders who are non-residents of Canada will only be subject to Canadian federal income tax on a disposition of Sulliden Shares in the limited circumstances described in Section 19 of the Circular under the heading “Certain Canadian Federal Income Tax Considerations – Holders Not Resident in Canada”.

See Section 19 of the Circular, “Certain Canadian Federal Income Tax Considerations” for a summary of the material Canadian federal income tax considerations generally applicable to certain Sulliden Shareholders. Sulliden Shareholders are urged to consult their own tax advisors to determine the particular tax consequences to them of a sale of Sulliden Shares pursuant to the Offer, a Compulsory Acquisition or a Subsequent Acquisition Transaction.

United States

Subject to the qualifications under “Certain United States Federal Income Tax Considerations”, a Sulliden Shareholder who is a U.S. person and who sells or exchanges Sulliden Shares to Century under the Offer or pursuant to a Compulsory Acquisition will generally realize a capital gain (or a capital loss) on the exchange of Sulliden Shares for Century Shares.

See Section 20 of the Circular, “Certain United States Federal Income Tax Considerations”, for a summary of the material United States federal income tax considerations generally applicable to certain Sulliden Shareholders, including a discussion of the tax consequences if Sulliden is a “passive foreign investment company” (“PFIC”). Sulliden Shareholders are urged to consult their own tax advisors to determine the particular tax consequences to them of a sale or exchange of Sulliden Shares pursuant to the Offer, a Compulsory Acquisition or a Subsequent Acquisition Transaction.

Risk Factors

Shareholders should carefully review the risk factors set out in the Offer and Circular before depositing Sulliden Shares pursuant to the Offer. See Section 6 of the Circular, “Risk Factors” and the other information contained in, or incorporated by reference into, the Offer and Circular.

Depositary

Century has engaged Computershare Investor Services Inc. (“Computershare” or the “Depositary”) to act as Depositary for the receipt of Sulliden Shares and related Letters of Transmittal deposited to the Offer and for the payment for Sulliden Shares purchased by Century pursuant to the Offer. The Depositary will also receive Notices of Guaranteed Delivery at its offices in Toronto, Ontario specified in the Notice of Guaranteed Delivery. The Depositary will also be responsible for giving notices, if required, and for making payment for all Sulliden Shares purchased by the Offeror under the Offer. The Depositary will also facilitate book-entry transfers of Sulliden Shares. The Depositary will receive reasonable and customary compensation from Century for its services relating to the Offer and will be reimbursed for certain out-of-pocket expenses. Century has also agreed to indemnify the Depositary against certain liabilities and expenses in connection with the Offer, including certain liabilities under the securities laws of Canada.

The Dealer Manager, Soliciting Dealer Group and Information Agent

Century has engaged the services of M Partners as the Dealer Manager to solicit acceptances of the Offer. The Dealer Manager may, with Century’s consent, form a soliciting dealer group (the ”Soliciting Dealer Group”) comprised of members of the Investment Dealers Association of Canada and members of the TSX, the TSX Venture Exchange and the National Association of Securities Dealers to solicit acceptances of the Offer.

Century has retained Georgeson to act as Information Agent in connection with the Offer to provide a resource for information for Shareholders. The Information Agent will receive reasonable and customary compensation from Century for services in connection with the Offer and will be reimbursed for certain out-of-pocket expenses.

Shareholders will not be required to pay any fee or commission if they accept the Offer by depositing their Sulliden Shares directly with the Depositary or, if they use the services of the Dealer Manager or a member of the Soliciting Dealer Group (should one be formed) to accept the Offer. Shareholders who own their Sulliden Shares through a broker or other nominee who is not a member of the Soliciting Dealer Group (should one be formed), and such broker or nominee tenders the Sulliden Shares on such Shareholders’ behalf, may be charged a fee for doing so. Shareholders should contact the Information Agent, the Dealer Manager, the Depositary or a broker or dealer for assistance in accepting the Offer and in depositing their Sulliden Shares with the Depositary. In the event a Soliciting Dealer Group is formed, Century may pay a fee to each Soliciting Dealer in respect of Sulliden Shares deposited.

GLOSSARY

In the Offer and Circular, unless the context otherwise requires, the following terms have the meanings set forth below.

“affiliate” has the meaning given to it in the Securities Act (Ontario), as amended.

“Agent’s Message” has the meaning given to it Section 5 of the Offer, “Manner of Acceptance — Acceptance by Book-Entry Transfer”.

“Algamarca” means, collectively, Compañía Minera Algamarca S.A. and Compañía de Exploraciones Algamarca S.A.

“Algamarca Group” means, collectively, Compañía Minera Algamarca S.A., Compañía de Exploraciones Algamarca S.A., Andean Mining Gold, Import & Export A.C.D., S.A., and Inversiones Mineras Sudamericanas S.A.

“AMF” means Autorité des marchés financiers (Québec).

“associate” has the meaning given to it in the Securities Act (Ontario), as amended.

“ATIMMSA Property” means the 142 hectares of surface rights and 10,000 hectares of mining concessions of Alta Tecnologia e Inversión Minera y Metalúrgica S.A.

“Book-Entry Confirmation” means confirmation of a book-entry transfer of a Shareholder’s Sulliden Shares into the Depositary’s account at CDS or DTC, as applicable.

“business day” means any day of the week other than a Saturday, Sunday or a statutory or civic holiday observed in Toronto, Ontario, Canada or Vancouver, British Columbia, Canada.

“Canadian GAAP” means Canadian generally accepted accounting principles.

“CBCA” means the Canada Business Corporations Act, as amended.

“CDS” means the Canadian Depository for Securities Limited.

“CDSX” means the CDS on-line tendering system pursuant to which book-entry transfers may be effected.

“Century” means Century Mining Corporation, a corporation existing under the CBCA.

“Century Finance” means Century Mining Finance Corp., a corporation existing under the laws of the Province of Ontario, and a wholly-owned subsidiary of Century.

“Century Peru” means Century Mining Peru S.A.C., a corporation existing under the laws of Peru, and a wholly-owned subsidiary of Century.

“Century Share” means a common share in the capital of Century.

“Circular” means the take-over bid circular accompanying the Offer, including the Annexes attached thereto.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Compulsory Acquisition” has the meaning given to it in Section 9 of the Circular, “Acquisition of Sulliden Shares Not Deposited”.

“Computershare” means Computershare Investor Services Inc.

“Dealer Manager” means M Partners, Inc.

“Depositary” means Computershare Investor Services Inc., at its offices specified in the Letter of Transmittal.

“Deposited Shares” has the meaning given to it in Section 5 of the Offer, “Manner of Acceptance — Dividends and Distributions”.

“Distributions” has the meaning given to it in Section 5 of the Offer, “Manner of Acceptance — Dividends and Distributions”.

“DTC” means the Depository Trust Company.

“Eligible Holder” means a Shareholder who is (i) a resident of Canada for the purposes of the Tax Act and not exempt from tax under Part I of the Tax Act, or (ii) a partnership if one or more of the partners would be an Eligible Holder.

“Eligible Institution” means a Canadian Schedule I chartered bank, a major trust company in Canada, a member of a Securities Transfer Agents Medallion Program (STAMP), a member of the Stock Exchange Medallion Program (SEMP) or a member of the New York Stock Exchange, Inc. Medallion Signature Program (MSP). Members of these programs are usually members of a recognized stock exchange in Canada or the United States, members of the Investment Dealers Association of Canada, members of the National Association of Securities Dealers or banks or trust companies in the United States.

“Exchanges” means the TSX and the TSX-V, and “Exchange” means either one of them, as applicable.

“Expiry Date” means January 30, 2008 or such other date as is set out in a notice of variation of the Offer issued at any time and from time to time extending the period during which Sulliden Shares may be deposited to the Offer, provided that, if such day is not a business day, then the Expiry Date will be the next business day. See Section 6 of the Offer, “Extensions, Variations and Changes to the Offer”.

“Expiry Time” means 5:00 p.m. (Toronto time) on the Expiry Date or such other time as is set out in a notice of variation of the Offer issued at any time and from time to time. See Section 6 of the Offer, “Extensions, Variations and Changes to the Offer”.

“fully diluted basis” means, with respect to the Sulliden Shares, that number of Sulliden Shares which would be outstanding if all outstanding rights to acquire Sulliden Shares (whether or not vested or subject to conditions) were exercised, other than those which are not, and cannot in accordance with their terms become, exercisable within 120 days following the Expiry Time, but including without limitation for the purposes of this calculation, all Sulliden Shares issuable upon the exercise of Sulliden Options (whether vested or unvested) and Sulliden Warrants, but excluding Sulliden Shares issuable upon the separation and/or exercise of Rights.

“Governmental Entity” means (a) any Canadian, foreign, multinational, federal, provincial, territorial, state, regional, municipal, local or other government, governmental or public department, central bank, court, tribunal, arbitral body, administrative agency, commission, board, bureau or agency, domestic or foreign; (b) any subdivision, agent, commission, board, or authority of any of the foregoing; (c) any self-regulatory authority or any of the Exchanges; or (d) any quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of the foregoing.

“Information Agent” means Georgeson.

“Juneau Gold Belt” means a 120-mile long by 10-mile wide portion of the Alaska Panhandle that is centred on Juneau and stretches from Berners Bay on the north to Windham Bay on the south.

“Lamaque Mine” means Century’s Lamaque underground mine located in Val d’Or, Québec.

“Laws” means all laws, by-laws, statutes, rules, regulations, principles of law, policies, orders, ordinances, decisions, declarations, rulings, directives, judgments, decrees or other requirements of any Governmental Entity and the terms and conditions of any grant of approval, permission, authority or license of any Governmental Entity and the term “applicable” with respect to such Laws and in a context that refers to one or more Persons, means such Laws as are applicable to such Person or its business, undertaking, property or securities and emanate from a Governmental Entity having jurisdiction over the Person or Persons or its or their business, undertaking, property or securities.

“Letter of Transmittal” means the letter of acceptance and transmittal in the form accompanying the Offer and Circular (printed on green paper).

“M Partners” means M Partners, Inc., financial advisor to Century and Dealer Manager with respect to the Offer.

“Material Adverse Effect” means, when used in connection with a Person, any change or effect that is, or would reasonably be expected to be, material and adverse to the condition (financial or otherwise), properties, assets, liabilities, obligations (whether absolute, accrued, conditional or otherwise), businesses, operations, prospects or results of operations of that Person, its subsidiaries and its material joint ventures taken as a whole, other than any effect (i) relating to the Canadian and United States economies, political conditions or securities markets in general; (ii) affecting the mining industry in general; (iii) relating to a change in the market trading price of shares of that Person primarily resulting from either (A) the Offer or the announcement thereof, or (B) a change, effect, event or occurrence excluded from the definition of Material Adverse Effect under clauses (i), (ii), (iv) or (v) hereof; (iv) relating to any of the principal markets served by that Person’s business generally or shortages or price changes with respect to raw materials, metals or business generally or shortages or price changes with respect to raw materials, metals or other products used or sold by that Person; or (v) relating to any generally applicable change in applicable Laws or regulations (other than orders, decisions, declarations, rulings, directives, judgments or decrees against that Person, any of its subsidiaries or any of its material joint ventures) or in Canadian GAAP ; provided, however, that for the purposes of clauses (i), (ii), (iv) and (v), such effect does not primarily relate only to (or have the effect of primarily relating only to) that Person, its subsidiaries and its material joint ventures, taken as a whole, or disproportionately adversely affect that Person, its subsidiaries and its material joint ventures, taken as a whole, compared to other companies of similar size operating in the industry in which that Person, its subsidiaries and its material joint ventures operate.

“Minimum Tender Condition” means that:

(a)                                  there shall have been validly deposited under the Offer and not withdrawn that number of Sulliden Shares which, together with any Sulliden Shares, directly or indirectly, owned by the Offeror and its affiliates, constitutes at least 50% plus one of the Sulliden Shares calculated on a fully diluted basis; and

(b)                                 prior to the Expiry Time, more than 50% of the then outstanding Sulliden Shares held by Independent Shareholders (as defined in the Rights Plan Agreement) shall have been deposited or tendered pursuant to the Offer and not withdrawn.

“Notice of Guaranteed Delivery” means the accompanying notice of guaranteed delivery (printed on yellow paper) in the form accompanying the Offer and Circular.

“Offer” means Century’s offer made hereby to purchase the Sulliden Shares, the terms and conditions of which are set forth in the Offer, the Circular, the Letter of Transmittal and the Notice of Guaranteed Delivery.

“Offer and Circular” means the Offer and the Circular, collectively.

“Offeror” means Century.

“OSA” means the Securities Act (Ontario), as amended.

“OSC” means the Ontario Securities Commission.

“Person” includes an individual, partnership, association, body corporate, joint venture, business organization, trustee, executor, administrator, legal representative, government (including any Governmental Entity) or any other entity, whether or not having legal status.

“QCA” means the Companies Act (Québec).

“Regulation Q-27” means AMF Regulation Q-27 – Protection of Minority Securityholders in the Course of Certain Transactions.

“Restricted Event” means, with respect to Sulliden and its subsidiaries, any of the following:

(i)                                     the issuance, sale or authorization of any additional Sulliden Shares, shares of any other class or series of capital of Sulliden, other voting securities or any securities convertible into, or options, rights or warrants, conditional or otherwise, to acquire, any of the foregoing (except upon the exercise of Sulliden Options or Sulliden Warrants, in each case in accordance with their terms, which were outstanding as of October 3, 2007 and except for the grant of additional Sulliden Options subsequent to such date under existing Sulliden Option Plans consistent with past practice), or any other securities or rights in respect of, in lieu of, or in substitution or exchange for any shares in Sulliden ‘s capital;

(ii)                                  declaring, paying, authorizing or making any distribution, payment or dividend on any of Sulliden’s securities;

(iii)                               acquiring or disposing of any assets or securities (except in the ordinary course of business consistent with past practice or in accordance with plans publicly disclosed by Sulliden prior to October 3, 2007);

(iv)                              making any capital expenditures (except in the ordinary course of business consistent with past practice or in accordance with plans publicly disclosed by Sulliden prior to October 3, 2007);

(v)                                 adopting, amending, varying, modifying or taking any other action with respect to any bonus, profit sharing, incentive, salary or other compensation, equity based award, pension, retirement, deferred compensation, severance, change in control, employment or other employee benefit plan, agreement, trust, fund or arrangement for the benefit or welfare of any officer, director or employee, or similar rights or other benefits except for awards under such plans for officers, directors and employees currently in existence and publicly disclosed, which are made in the ordinary course of business consistent with past practice;

(vi)                              (A) incurring or committing to incur any indebtedness for borrowed money or issuing any debt securities, except for borrowings in the ordinary course of business consistent with past practice under existing credit facilities, (B) incurring or committing to incur, or guaranteeing, endorsing or otherwise becoming responsible for, any other material liability, obligation or indemnity or the obligation of any other Person, or (C) making any loans or advances to Persons other than wholly-owned subsidiaries, except in the ordinary course of business consistent with past practice;

(vii)                           paying, discharging or satisfying any material claims, liabilities or obligations other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice in accordance with their terms, of claims, liabilities or obligations reflected or reserved against in Sulliden’s financial statements as at and for the period ended July 31, 2007 or incurred in the ordinary course of business consistent with past practice after such date;

(viii)                        waiving, releasing, granting, transferring, exercising or amending any rights of material value or modifying or changing in any material respect (A) any existing material contractual rights in respect of any material joint ventures or material mineral properties, projects or rights of any kind, or (B) any other material licence, lease, permit, authorization, concession, contract or other document other than in the ordinary course of business consistent with past practice, and only if so doing would not have a Material Adverse Effect on Sulliden;

(ix)                                any default, termination, acceleration or other event under any material instrument or agreement to which Sulliden or any of its subsidiaries is a party or by which any of their respective properties or assets are bound which would have a Material Adverse Effect on Sulliden whether such event occurred as a result of the Offeror making the Offer, the taking up and paying for the Sulliden Shares under the Offer, the completion of a Compulsory Acquisition or a Subsequent Acquisition Transaction or otherwise;

(x)                                   entering into or completing any material transaction not in the ordinary course of business or in accordance with plans publicly disclosed by Sulliden prior to October 3, 2007;

(xi)                                the authorization by the board of directors of Sulliden or the Shareholders of any of the foregoing; and

(xii)                             the entering into of any agreement to do any of the foregoing.

“Rights” means the rights issued or issuable pursuant to the Rights Plan.

“Rights Agent” means Computershare Investor Services Inc. in its capacity as rights agent under the Rights Plan.

“Rights Certificate” means a certificate evidencing Rights issued or issuable pursuant to the Rights Plan.

“Rights Plan” means the shareholder rights plan of Sulliden evidenced by the Rights Plan Agreement.

“Rights Plan Agreement” has the meaning ascribed thereto in Section 7 of the Offer, “Sulliden Shareholder Rights Plan”.

“Rosario de Belen Mine” means La Mina Rosario de Belen, an operating gold and silver mine located in northern Peru near the town of Patival in the Angasmarca district of the state of La Libertad, in which Century, through its wholly-owned subsidiary, Century Finance, owns a 100% interest.

“Rule 61-501” means OSC Rule 61-501 entitled “Insider Bids, Issuer Bids, Business Combinations and Related Party Transactions”.

“San Juan Mine” means the operating gold mine of San Juan Gold Mines S.A.A., located in Arequipa, Peru, in which Century, through its wholly-owned subsidiaries, Century Peru and Century Finance, owns an 82.6% interest in San Juan Gold Mines S.A.A.. Century Peru has a lease and operating agreement with San Juan Gold Mines S.A.A. whereby it receives 100% of the revenues from gold production at the San Juan Mine, subject to a 10% net profit interest owned by San Juan Gold Mines S.A.A.

“SEC” means the United States Securities and Exchange Commission.

“Separation Time” has the meaning given to it in the Rights Plan Agreement.

“Shahuindo Assets” means the 26 mining concessions of the Shahuindo Property, as well as the mortgages and all litigation rights in respect of the Shahuindo Property.

“Shahuindo Litigation” means the litigation between Algamarca and Sulliden Shahuindo S.A.C. in respect of the Shahuindo Property that is further described in in Section 4 of the Circular.

“Shahuindo Property” means the Shahuindo gold/silver property covering approximately 7,982 hectares that is located about 80 kilometers south of the city of Cajamarca in Northern Peru.

“Shareholder” means a holder of Sulliden Shares.

“Sigma Mine” means Century’s Sigma open pit mine located in Val d’Or, Québec.

“Soliciting Dealer Group” has the meaning given to it in Section 22 of the Circular, “Dealer Manager, Soliciting Dealer Group and Information Agent”.

“Socrate” means Socrate Capital Inc.

“Subsequent Acquisition Transaction” has the meaning given to it in Section 9 of the Circular, “Acquisition of Sulliden Shares Not Deposited”.

“subsidiary” means, with respect to a Person, any body corporate of which more than 50% of the outstanding shares ordinarily entitled to elect a majority of the board of directors thereof (whether or not shares of any other class or classes will or might be entitled to vote upon the happening of any event or contingency) are at the time owned or over which voting control or direction is exercised, directly or indirectly, by such Person and will include any body corporate, partnership, trust, joint venture or other entity over which such Person exercises direction or control or which is in a like relation to a subsidiary.

“Sulliden” means Sulliden Exploration Inc., a corporation existing under the Companies Act (Québec), and, where the context requires, includes its subsidiaries.

“Sulliden Option” means an option to purchase Sulliden Shares granted under the Sulliden Option Plan.

“Sulliden Option Plan” means the stock option plan of Sulliden for the directors, officers, consultants and employees of Sulliden as most recently amended at the annual and special meeting of Shareholders held on August 29, 2007.

“Sulliden Share” means a common share in the capital of Sulliden and shall include, for the purposes of the Offer, the associated Rights.

“Sulliden Warrant” means a warrant to purchase Sulliden Shares issued prior to the Expiry Date.

“Take-Up Date” means a date upon which Century takes up or acquires Sulliden Shares pursuant to the Offer.

“Tax Act” means the Income Tax Act (Canada) and the regulations thereunder, as amended.

“TSX” means the Toronto Stock Exchange.

“TSX-V” means the TSX Venture Exchange.

“U.S. Exchange Act” means the United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

 “U.S. GAAP” means U.S. generally accepted accounting principles.

“U.S. Securities Act” means the United States Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

OFFER

TO:  THE HOLDERS OF COMMON SHARES OF SULLIDEN

1.                                      The Offer

Subject to the terms and conditions set forth in Section 2 of this Offer, “Conditions of the Offer” and in the Letter of Transmittal and the Notice of Guaranteed Delivery, the Offeror hereby offers to purchase all of the issued and outstanding Sulliden Shares, together with the associated Rights, other than any Sulliden Shares and associated Rights owned, directly or indirectly, by the Offeror and its affiliates on any Take-Up Date, and including any Sulliden Shares that may become issued and outstanding after the date of this Offer but prior to the Expiry Time upon the conversion, exchange or exercise of any securities of Sulliden (other than Rights) that are convertible into or exchangeable or exercisable for Sulliden Shares, on the basis of 0.72 of a Century Share for each Sulliden Share.

On October 3, 2007, the last trading day prior to the Offeror’s announcement of its intention to make the Offer, the closing price on the TSX-V of the Century Shares was Cdn.$0.54 and the closing price on the TSX of the Sulliden Shares was Cdn.$0.305. Based on such closing prices, the Offer represents a premium of approximately 27%. The volume-weighted average trading prices of the Century Shares on the TSX-V and of the Sulliden Shares on the TSX, for the 20 trading days ended October 3, 2007, was Cdn.$0.586 and Cdn.$0.28, respectively. Based on such volume-weighted average trading prices, the Offer represents a premium of approximately 51%.

Sulliden Options, Sulliden Warrants and Rights

The Offer is made only for Sulliden Shares and is not made for any options, warrants or other rights (other than Rights) to acquire Sulliden Shares. Shareholders who deposit their Sulliden Shares will be deemed to have deposited the Rights associated with such Sulliden Shares. No additional payment will be made for the Rights and no amount of the consideration to be paid by the Offeror for the Sulliden Shares will be allocated to the Rights. Any holder of such options, warrants or other rights to acquire Sulliden Shares who wishes to accept the Offer should, to the extent permitted by their terms and applicable law, fully exercise, convert or exchange the options, warrants or other rights in order to obtain certificates representing Sulliden Shares that may be deposited in accordance with the terms of the Offer. Any such exercise must be made sufficiently in advance for deposit prior to the Expiry Date or in sufficient time to fully comply with the procedures referred to in Section 5 of this Offer, “Manner of Acceptance – Procedure for Guaranteed Delivery”.

If any holder of Sulliden Options does not exercise such Sulliden Options prior to the Expiry Time, such Sulliden Options will remain outstanding following the Expiry Time in accordance with their terms and conditions, including with respect to term to expiry, vesting schedule (if any) and exercise prices, except that, to the extent permitted under the terms of the Sulliden Options, after completion of a Compulsory Acquisition or Subsequent Acquisition Transaction, the holder of a Sulliden Option will, on the exercise thereof, acquire that number of Century Shares that such holder would have been entitled to receive as a result of the Offer if such holder had exercised such Sulliden Option to become the registered holder of Sulliden Shares prior to the Compulsory Acquisition or Subsequent Acquisition Transaction, subject to the terms of any Compulsory Acquisition or Subsequent Acquisition Transaction.

If any holder of Sulliden Warrants does not exercise such Sulliden Warrants prior to the Expiry Time, such Sulliden Warrants will remain outstanding following the Expiry Time in accordance with their terms and conditions, including with respect to term to expiry, vesting schedule (if any) and exercise prices, except that, to the extent permitted under the terms of the Sulliden Warrants, after completion of a Compulsory Acquisition or Subsequent Acquisition Transaction, the holder of a Sulliden Warrant will, on the exercise thereof, acquire that number of Century Shares that such holder would have been entitled to receive as a result of the Offer if such holder had exercised such Sulliden Warrant to become the registered holder of Sulliden Shares prior to the Compulsory Acquisition or Subsequent Acquisition Transaction, subject to the terms of any Compulsory Acquisition or Subsequent Acquisition Transaction.

Fractional Shares

Fractional Century Shares will not be issued in connection with the Offer. Where, on any Take-Up Date, the aggregate number of Century Shares to be issued to such Shareholder would result in a fraction of a Century Share being issuable, the number of Century Shares to be received by such Shareholder will be rounded up (if the fractional interest is 0.5 or more) or down (if the fractional interest is less than 0.5) to the nearest whole number.

No Offer Where Unlawful

This document does not constitute an offer or a solicitation to any person in any jurisdiction in which such offer or solicitation is unlawful. The Offer is not being made to, nor will deposits be accepted from or on behalf of, Shareholders in any jurisdiction in which the making or acceptance thereof would not be in compliance with the laws of such jurisdiction. However, the Offeror may, in its sole discretion, take such action as it may deem necessary to extend the Offer to Shareholders in any such jurisdiction.

2.                                      Conditions of the Offer

The Offeror reserves the right to withdraw the Offer and not take up, purchase or pay for, and will have the right to extend the period of time during which the Offer is open and postpone taking up and paying for, any Sulliden Shares deposited under the Offer unless all of the following conditions are satisfied or, where permitted, waived by the Offeror at or prior to the Expiry Time:

(a)                                  the Minimum Tender Condition;

(b)                                 the Offeror shall have determined in its reasonable judgment that there does not exist and there shall not have occurred since the date of the Offeror’s announcement of its intention to make the Offer (or, if there does exist or shall have occurred prior to such date, there shall not have been disclosed generally) any change or effect (or condition, event or development involving a prospective change or effect), which, when considered either individually or in the aggregate, would have a Material Adverse Effect on Sulliden or which, if the Offer, a Compulsory Acquisition or a Subsequent Acquisition Transaction were consummated, would have a Material Adverse Effect on the Offeror or Sulliden;

(c)                                  the Offeror shall have determined in its reasonable judgment that there shall not have occurred a Restricted Event;

(d)                                 the Offeror shall have determined in its reasonable judgment that there shall not have occurred, developed or come into effect or existence any event, action, state, condition or financial occurrence of national or international consequence or any Law, regulation, action, government regulation, inquiry or other occurrence of any nature whatsoever that materially adversely affects or would reasonably be expected to materially adversely affect the financial, banking or capital markets generally;

(e)                                  with respect to the Rights Plan: (i) the board of directors of Sulliden shall have redeemed all outstanding Rights or waived the application of the Rights Plan to the purchase of Sulliden Shares by the Offeror under the Offer, a Compulsory Acquisition and a Subsequent Acquisition Transaction; (ii) the Offeror shall have determined in its reasonable judgment that the Rights Plan does not and will not materially adversely affect the Offer or have a Material Adverse Effect on the Offeror either before, or upon consummation of, the Offer, a Compulsory Acquisition or a Subsequent Acquisition Transaction; (iii) a cease trading order or an injunction shall have been issued by the applicable regulatory authorities that has the effect of prohibiting or preventing the exercise of the Rights or the issue of Sulliden Shares upon the exercise of the Rights in relation to the Offer, a Compulsory Acquisition and a Subsequent Acquisition Transaction, which cease trading order or injunction shall be in full force and effect; or (iv) a court of competent jurisdiction shall have made a final and non-

appealable order that the Rights are illegal, invalid, of no force or effect or may not be exercised in relation to the Offer, a Compulsory Acquisition or a Subsequent Acquisition Transaction;

(f)                                    all government or regulatory approvals, orders, authorizations and consents that in the Offeror’s reasonable judgment are necessary or desirable to complete the Offer and a Compulsory Acquisition or Subsequent Acquisition Transaction, shall have been obtained or concluded or, in the case of waiting or suspensory periods, expired or been terminated, each on terms and conditions satisfactory to the Offeror, acting reasonably;

(g)                                 the Offeror shall have determined, acting reasonably, that (i) no act, action, suit or proceeding shall have been threatened in writing or taken before or by, or no ruling or decision is made by, any domestic or foreign court or tribunal or governmental agency or other regulatory authority or administrative agency or commission or by any elected or appointed public official or by any other Person in Canada, the United States or elsewhere, whether or not having the force of Law and (ii) no Law, regulation or policy shall have been proposed, enacted, promulgated or applied, in either case:

(A)          to cease trade, enjoin, prohibit or impose material limitations or conditions on the purchase by or the sale to the Offeror of the Sulliden Shares, the right of the Offeror to own or exercise full rights of ownership of the Sulliden Shares, the issue of Century Shares pursuant to the Offer, or the consummation of the Offer, a Compulsory Acquisition or any Subsequent Acquisition Transaction;

(B)           which, if the Offer, a Compulsory Acquisition or any Subsequent Acquisition Transaction were consummated, would have a Material Adverse Effect with respect to Sulliden, the Offeror or the combined company; or

(C)           which would materially and adversely affect the ability of the Offeror to effect the Offer, the purchase of Sulliden Shares pursuant to the Offer, a Compulsory Acquisition or a Subsequent Acquisition Transaction; and

(h)                                 the Offeror will not have become aware of any untrue statement of a material fact, or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in the light of the circumstances in which it was made and at the date it was made (after giving effect to all subsequent filings in relation to all matters covered in earlier filings), in any document filed by or on behalf of Sulliden with any securities regulatory authority in Canada or elsewhere which has or may have a Material Adverse Effect on Sulliden or which, if the Offer, a Compulsory Acquisition or any Subsequent Acquisition Transaction were consummated, would have a Material Adverse Effect on the Offeror or Sulliden.

The foregoing conditions are for the exclusive benefit of the Offeror and may be asserted by the Offeror regardless of the circumstances giving rise to any such assertion (other than any intentional action or inaction by the Offeror). Each of the foregoing conditions is independent of and in addition to each other. The Offeror may, in its sole discretion, waive any of the foregoing conditions, in whole or in part, at any time and from time to time on or before the Expiry Time, without prejudice to any other rights which the Offeror may have; provided, however, that the Offeror may not waive the Minimum Tender Condition in order to acquire Sulliden Shares representing less than 50% of the then outstanding Sulliden Shares held by Independent Shareholders (as defined in the Rights Plan Agreement). The failure by the Offeror at any time to exercise any of the foregoing rights will not be deemed to be a waiver of any such right and each such right will be deemed to be an ongoing right which may be asserted at any time and from time to time. The Offeror reserves the right to withdraw the Offer on or prior to the Expiry Time if any condition to the Offer remains unsatisfied or has not been waived. Any determination by the Offeror concerning any event or other matter described in the foregoing conditions will be final and binding on all parties.

Any waiver of a condition or the withdrawal of the Offer will be effective upon written notice or other communication confirmed in writing by the Offeror to that effect to the Depositary at its office in Montreal, Quebec.

The Offeror, forthwith after giving any such notice, will make a public announcement of such waiver or withdrawal, will cause the Depositary, if required by Law, as soon as practicable thereafter to notify Shareholders in the manner set forth below in Section 12 of this Offer, “Notice and Delivery” and will provide a copy of such notice to the TSX-V. Any notice of waiver will be deemed to have been given and to be effective on the day on which it is delivered or otherwise communicated to the Depositary at its office in Montreal, Quebec. In the event of any waiver, all Sulliden Shares deposited previously and not taken up or withdrawn will remain subject to the Offer and may be accepted for purchase by the Offeror in accordance with the terms of the Offer. If the Offer is withdrawn, the Offeror will not be obligated to take-up or pay for any Sulliden Shares deposited under the Offer and the Depositary will promptly return all Sulliden Shares to the parties by whom they were deposited in acceptance of the Offer. See Section 10 of this Offer, “Return of Sulliden Shares”.

3.                                      Take-Up and Payment For Deposited Sulliden Shares

The take-up and payment for Sulliden Shares tendered or deposited pursuant to the Offer is subject to the provision that no Sulliden Shares will be taken up and paid for pursuant to the Offer (a) prior to the Expiry Time; and (b) unless at such time all conditions of the Offer shall have been fulfilled or, where permitted, waived as described above. Subject to the foregoing, if all of the conditions referred to above in Section 2 of this Offer, “Conditions of the Offer” have been fulfilled or, where permitted, waived at or prior to the Expiry Time, the Offeror will become obligated to take-up and pay for the Sulliden Shares validly deposited under the Offer and not validly withdrawn, promptly and in no event later than 10 days after the Expiry Date. The Offeror will pay for the Sulliden Shares so taken up as soon as possible, but in any event not later than the earlier of (a) the tenth day after the Expiry Date and (b) three business days after taking up such Sulliden Shares. Any Sulliden Shares deposited under the Offer after the first date on which Sulliden Shares have been taken up by the Offeror but before the Expiry Date will be taken up and paid for within 10 days of that deposit.

Subject to applicable Law, the Offeror expressly reserves the right in its sole discretion to delay or otherwise refrain from taking up and paying for any Sulliden Shares or to terminate the Offer and not take up or pay for any Sulliden Shares if any condition specified in Section 2 of this Offer, “Conditions of the Offer” is not satisfied or, where permitted, waived by the Offeror by giving written notice thereof, or other communication confirmed in writing, to the Depositary at its office in Montreal, Quebec.. The Offeror also expressly reserves the right, in its sole discretion and notwithstanding any other condition of the Offer, to delay taking up and paying for Sulliden Shares in order to comply, in whole or in part, with any applicable approvals or consents of any Governmental Entity. The Offeror will not, however, take-up and pay for any Sulliden Shares deposited under the Offer unless it simultaneously takes up and pays for all Sulliden Shares then validly deposited under the Offer and not validly withdrawn.

The Offeror will be deemed to have taken up and accepted for payment Sulliden Shares validly deposited and not validly withdrawn under the Offer if, as and when the Offeror gives written notice or other communication confirmed in writing to the Depositary to that effect.

The Offeror will pay for Sulliden Shares validly deposited under the Offer and not withdrawn by providing the Depositary with sufficient share certificates representing the Century Shares for transmittal to Persons who have deposited Sulliden Shares under the Offer.

The Depositary will act as the agent of the Persons who have deposited Sulliden Shares in acceptance of the Offer for the purposes of receiving payment from the Offeror and transmitting such payment to such Persons. Receipt of payment by the Depositary will be deemed to constitute receipt of payment by Persons depositing Sulliden Shares.

Settlement with each Shareholder who has deposited and not validly withdrawn Sulliden Shares under the Offer will be made by the Depositary forwarding a certificate for the Century Shares to which such Shareholder is entitled under the Offer. Subject to the foregoing and unless otherwise directed by the Letter of Transmittal, the certificates will be issued in the name of the registered Shareholder of the Sulliden Shares so deposited. Unless the Person depositing the Sulliden Shares instructs the Depositary to hold the certificate representing the Century Shares for pick-up by checking the appropriate box in the Letter of Transmittal, the certificate will be forwarded by first class insured mail to such Person at the address specified in the Letter of Transmittal. If no such address is specified, the certificate will be sent to the address of the Shareholder as shown on the securities register maintained by or on behalf of Sulliden. Certificates mailed in accordance with this paragraph will be deemed to be delivered at the time of mailing.

Shareholders will not be required to pay any fee or commission if they accept the Offer by depositing their Sulliden Shares directly with the Depositary or, if a Soliciting Dealer Group is formed, if they make use of the services of a member of the Soliciting Dealer Group to accept the Offer. If you own your Sulliden Shares through a broker or other nominee who is not a member of the Soliciting Dealer Group (should one be formed), and your broker or nominee tenders your Sulliden Shares on your behalf, your broker or nominee may charge you a fee for doing so.

4.                                      Time for Acceptance

The Offer is open for acceptance, unless extended or withdrawn at the sole discretion of the Offeror, until 5:00 p.m. (Toronto time) on January 30, 2008 (see Section 6 of this Offer, “Extensions, Variations and Changes to the Offer”). No Sulliden Shares will be taken up and paid for pursuant to the Offer prior to the Expiry Time.

Subject to applicable Laws, if, at the Expiry Time, more than 50% of the then outstanding Sulliden Shares held by Independent Shareholders (as defined in the Rights Plan Agreement) shall have been deposited or tendered pursuant to the Offer and not withdrawn, the Offeror will make a public announcement of that fact and the Offer will remain open for deposits and tenders of Sulliden Shares for not less than 10 “business days” from the date of such public announcement, unless the Offer is withdrawn. For the purposes of the preceding sentence, “business day” shall have the meaning given to such term in the Rights Plan Agreement, namely any day, other than a Saturday or Sunday or a day on which banking institutions in Toronto, Ontario are authorized or obligated by law to close.

5.                                      Manner of Acceptance

Letter of Transmittal

The Offer may be accepted by Shareholders by depositing the following documents with the Depositary at any of the offices specified in the Letter of Transmittal no later than the Expiry Time:

(a)                                  the certificate or certificates representing the Sulliden Shares in respect of which the Offer is being accepted;

(b)                                 a properly completed and duly signed copy of the Letter of Transmittal (or a manually signed facsimile copy), with the signature or signatures guaranteed in accordance with the instructions set out in the Letter of Transmittal; and

(c)                                  any other relevant document required by the instructions set forth on the Letter of Transmittal.

Participants in CDS or DTC should contact CDS or DTC, as applicable, with respect to the deposit of their Sulliden Shares under the Offer. CDS and DTC will each be issuing instructions to its participants as to the method of depositing such Sulliden Shares under the Offer. No fee or commission will be payable by Shareholders who deposit their Sulliden Shares pursuant to the Offer directly to the Depositary or, if a Soliciting Dealer Group is formed, who make use of the facilities of a member of a Soliciting Dealer Group to accept the Offer.

The Offer will be deemed to be accepted only if the Depositary actually has received these documents at or before the Expiry Time at one of the addresses for the Depositary indicated on the Letter of Transmittal.

Shareholders who cannot comply on a timely basis with these procedures for deposit of the requisite certificates for Sulliden Shares may deposit certificates representing Sulliden Shares pursuant to the procedure for guaranteed delivery described below.

Signature Guarantees

No signature guarantee is required on the Letter of Transmittal if:

(a)           the Letter of Transmittal is signed by the registered owner of the Sulliden Shares exactly as the name of the registered holder appears on the Sulliden Share certificate deposited therewith, and the certificates for Century Shares issuable, in each case under the Offer, are to be delivered directly to such registered holder; or

(b)           Sulliden Shares are deposited for the account of an Eligible Institution.

In all other cases, all signatures on the Letter of Transmittal must be guaranteed by an Eligible Institution. If a certificate representing Sulliden Shares is registered in the name of a person other than the signatory of a Letter of Transmittal or if the certificates for the Century Shares issuable are to be delivered to a person other than the registered owner, the certificate must be endorsed or accompanied by an appropriate power of attorney, in either case, signed exactly as the name of the registered owner appears on the certificate with the signature on the certificate or power of attorney guaranteed by an Eligible Institution.

Method of Delivery

The method of delivery of Sulliden Shares and all other required documents is at the option and risk of the depositing Shareholder. If certificates for Sulliden Shares are to be sent by mail, registered mail with return receipt requested, properly insured, is recommended, and it is suggested that the mailing be made sufficiently in advance of the Expiry Time to permit delivery to the Depositary on or prior to such time. Delivery will only be effective upon actual receipt of certificates for such Sulliden Shares by the Depositary.

A Shareholder who wishes to deposit Sulliden Shares under the Offer and whose certificate is registered in the name of a broker, dealer, commercial bank, trust company or other nominee should immediately contact such nominee in order to take the necessary steps to be able to deposit such Sulliden Shares under the Offer.

Procedure for Guaranteed Delivery

If a Shareholder wishes to accept the Offer and either (i) the certificates representing such Shareholder’s Sulliden Shares are not immediately available or (ii) such Shareholder cannot deliver the certificates and Letter of Transmittal to the Depositary by the Expiry Time, those Sulliden Shares may nevertheless be deposited under the Offer, provided that all of the following conditions are met:

(a)                                  such deposit is made only at the principal office of the Depositary in Toronto by or through an Eligible Institution;

(b)                                 a properly completed and duly executed Notice of Guaranteed Delivery (or a manually signed facsimile), including a guarantee to deliver by an Eligible Institution in the form set out in the Notice of Guaranteed Delivery, is received by the Depositary at its principal office in Toronto at or before the Expiry Time; and

(c)                                  the certificate or certificates representing the deposited Sulliden Shares, in proper form for transfer, together with a properly completed and duly signed Letter of Transmittal (or a manually signed facsimile copy) and all other documents required by such Letter of Transmittal, are received at the Toronto office of the Depositary by 5:00 p.m. (Toronto time) on the third trading day on the TSX after the Expiry Date.

The Notice of Guaranteed Delivery may be delivered by hand, transmitted by electronic facsimile or mailed to the Depositary only at its principal office in Toronto and must include a signature guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery.

Acceptance by Book-Entry Transfer

Shareholders may accept the Offer by following the procedures for a book-entry transfer established by CDS, provided that a Book-Entry Confirmation through CDSX is received by the Depositary at its office in Toronto prior to the Expiry Time. The Depositary has established an account at CDS for the purpose of the Offer. Any financial institution that is a participant in CDS may cause CDS to make a book-entry transfer of a Shareholder’s Sulliden Shares into the Depositary’s account in accordance with CDS procedures for such transfer. Delivery of Sulliden Shares to the Depositary by means of a book-based transfer will constitute a valid tender under the Offer.

Shareholders, through their respective CDS participants, who utilize CDSX to accept the Offer through a book-based transfer of their holdings into the Depositary’s account with CDS shall be deemed to have completed and submitted a Letter of Transmittal and to be bound by the terms thereof and therefore such instructions received by the Depositary are considered a valid tender in accordance with the terms of the Offer.

Shareholders may accept the Offer by following the procedures for book-entry transfer established by DTC, provided that a Book-Entry Confirmation, together with an Agent’s Message in respect thereof, or a properly completed and duly executed Letter of Transmittal and any other required documents, are received by the Depositary at its office in Toronto prior to the Expiry Time. The Depositary has established an account at DTC for the purpose of the Offer. Any financial institution that is a participant in DTC’s systems may cause DTC to make a book-entry transfer of a Shareholder’s Sulliden Shares into the Depositary’s account in accordance with DTC’s procedures for such transfer. However, as noted above, although delivery of Sulliden Shares may be effected through book-entry transfer at DTC, either a Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent’s Message in lieu of a Letter of Transmittal, and any other required documents, must, in any case, be received by the Depositary, at its office in Toronto prior to the Expiry Time. Delivery of documents to DTC in accordance with its procedures does not constitute delivery to the Depositary.

The term “Agent’s Message” means a message, transmitted by DTC to, and received by, the Depositary and forming part of a Book-Entry Confirmation, which states that DTC has received an express acknowledgement from the participant in DTC depositing the Sulliden Shares which are the subject of such Book-Entry Confirmation that such participant has received and agrees to be bound by the terms of the Letter of Transmittal as if executed by such participant and that the Offeror may enforce such agreement against such participant.

Determination of Validity

All questions as to the form of documents and the validity, eligibility (including time of receipt) and acceptance for exchange of any deposit of Sulliden Shares will be determined by the Offeror in its sole discretion, which determination will be final and binding on all parties. The Offeror reserves the absolute right to reject any and all deposits of Sulliden Shares determined by it not to be in proper form, or the issue of Century Shares in respect of which may, in the opinion of the Offeror’s counsel, be unlawful. The Offeror also reserves the absolute right to waive (i) any of the conditions of the Offer, provided, however, that the Offer may not waive the Minimum Tender Condition in order to acquire less than 50% of the Sulliden Shares then outstanding held by Independent Shareholders (as defined in the Rights Plan Agreement), or (ii) any defect or irregularity in any deposit of Sulliden Shares. No deposit of Sulliden Shares will be deemed to be properly made until all defects and irregularities have been cured or waived. None of the Offeror, the Depositary or any other person will be under any duty to give notification of any defect or irregularity in deposits or incur any liability for failure to give any such notice. The Offeror’s interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the Notice of Guaranteed Delivery) will be final and binding on all parties. The Offeror reserves the right to permit the Offer to be accepted in a manner other than as set forth herein.

Under no circumstances will any amount be paid by the Offeror or the Depositary by reason of any delay in exchanging any Sulliden Shares accepted for exchange pursuant to the Offer.

Dividends and Distributions

Except as provided below, subject to the terms and conditions of the Offer, including in particular Section 8 of this Offer, “Changes in Capitalization of Sulliden; Liens”, and subject, in particular, to Sulliden Shares being validly withdrawn by or on behalf of a depositing Shareholder, by accepting the Offer pursuant to the procedures set forth above, a Shareholder deposits, sells, assigns and transfers to the Offeror all right, title and interest in and to the Sulliden Shares covered by the Letter of Transmittal delivered to the Depositary (the “Deposited Shares”) and in and to all rights and benefits arising from such Deposited Shares including, without limitation, any and all dividends, distributions, payments, securities, property or other interests which may be declared, paid, accrued, issued, distributed, made or transferred on or in respect of the Deposited Shares or any of them on and after the date of the Offer, including any dividends, distributions or payments on such dividends, distributions, payments, securities, property or other interests (collectively, “Distributions”).

Power of Attorney

An executed Letter of Transmittal (or, in the case of shares deposited by book-entry transfer by the making of a book-entry transfer) irrevocably constitutes and appoints, effective on and after the date that the Offeror takes up and pays for the Deposited Shares covered by the Letter of Transmittal or book-entry transfer (which shares upon being taken up and paid for are, together with any Distributions thereon, hereinafter referred to as the “Purchased Securities”), certain officers of the Offeror and any other person designated by the Offeror in writing (each an “Appointee”) as the true and lawful agents, attorneys and attorneys-in-fact and proxies, with full power of substitution (such power of attorney being deemed to be an irrevocable power coupled with an interest), of the depositing Shareholder with respect to the Purchased Securities. The Letter of Transmittal or the making of a book-entry transfer authorizes an Appointee, in the name and on behalf of such Shareholder (a) to register or record the transfer and/or cancellation of such Purchased Securities (to the extent consisting of securities) on the appropriate register maintained by or on behalf of Sulliden; (b) for so long as any Purchased Securities are registered or recorded in the name of such Shareholder, to exercise any and all rights of such Shareholder including, without limitation, the right to vote, to execute and deliver any and all instruments of proxy, authorizations or consents in form and on terms satisfactory to the Offeror in respect of any or all Purchased Securities, to revoke any such instrument, authorization or consent, and to designate in such instrument, authorization or consent any person or persons as the proxy of such Shareholder in respect of the Purchased Securities for all purposes including, without limitation, in connection with any meeting or meetings (whether annual, special or otherwise or any adjournment thereof, including without limitation, any meeting to consider a Subsequent Acquisition Transaction) of holders of relevant securities of Sulliden; (c) to execute, endorse and negotiate, for and in the name of and on behalf of such Shareholder, any and all cheques or other instruments representing any Distribution payable to or to the order of, or endorsed in favour of, such Shareholder; and (d) to exercise any other rights of a holder of Purchased Securities.

A Shareholder accepting the Offer under the terms of the Letter of Transmittal revokes any and all other authority, whether as agent, attorney-in-fact, attorney, proxy or otherwise, previously conferred or agreed to be conferred by the Shareholder at any time with respect to the Deposited Shares or any Distributions. The Shareholder accepting the Offer agrees that no subsequent authority, whether as agent, attorney-in-fact, attorney, proxy or otherwise will be granted with respect to the Deposited Shares or any Distributions by or on behalf of the depositing Shareholder unless the Deposited Shares are not taken up and paid for under the Offer. A Shareholder accepting the Offer also agrees not to vote any of the Purchased Securities at any meeting (whether annual, special or otherwise or any adjournment thereof, including, without limitation, any meeting to consider a Subsequent Acquisition Transaction) of holders of relevant securities of Sulliden and not to exercise any of the other rights or privileges attached to the Purchased Securities, and agrees to execute and deliver to the Offeror any and all instruments of proxy, authorizations or consents in respect of any or all of the Purchased Securities, and agrees to appoint in any such instruments of proxy, authorizations or consents, the person or persons specified by the Offeror as the proxy of the holder of the Purchased Securities. Upon such appointment, all prior proxies and other authorizations (including, without limitation, all appointments of any agent, attorney-in-fact or attorney) or consents given by the holder of such Purchased Securities with respect thereto will be revoked and no subsequent proxies or other authorizations or consents may be given by such person with respect thereto.

Further Assurances

A Shareholder accepting the Offer covenants under the terms of the Letter of Transmittal to execute, upon request of the Offeror, any additional documents, transfers and other assurances as may be necessary or desirable to complete the sale, assignment and transfer of the Purchased Securities to the Offeror. Each authority therein conferred or agreed to be conferred may be exercised during any subsequent legal incapacity of such holder and shall, to the extent permitted by Law, survive the death or incapacity, bankruptcy or insolvency of the holder and all obligations of the holder therein shall be binding upon the heirs, executors, administrators, attorneys, personal representatives, successors and assigns of such holder.

Formation of Agreement

The acceptance of the Offer pursuant to the procedures set forth above constitutes a binding agreement between a depositing Shareholder and the Offeror, effective immediately following the Offeror taking up Sulliden Shares deposited by such Shareholder, in accordance with the terms and conditions of the Offer. This agreement includes a representation and warranty by the depositing Shareholder that (i) the person signing the Letter of Transmittal or on whose behalf a book-entry transfer is made owns the Deposited Shares free and clear of all liens, restrictions, charges, encumbrances, claims and rights of others, and has full power and authority to deposit, sell, assign and transfer the Deposited Shares and any Distributions being deposited to the Offer, (ii) the Deposited Shares and Distributions have not been sold, assigned or transferred, nor has any agreement been entered into to sell, assign or transfer any of the Deposited Shares and Distributions, to any other person, (iii) the deposit of the Deposited Shares and Distributions complies with applicable Laws, and (iv) when the Deposited Shares and Distributions are taken up and paid for by the Offeror, the Offeror will acquire good title thereto, free and clear of all liens, restrictions, charges, encumbrances, claims and rights of others.

6.                                      Extensions, Variations and Changes to the Offer

The Offer will be open for acceptance at the places of deposit specified in the Letter of Transmittal until the Expiry Time, unless the Offer is extended or withdrawn by the Offeror.

The Offeror may, at any time and from time to time while the Offer is open for acceptance, vary the terms of the Offer or extend the Expiry Time by giving notice in writing to the Depositary at its office in Montreal. Also, if at any time before the Expiry Time, or at any time after the Expiry Time, but before the expiry of all rights of withdrawal with respect to the Offer, a change occurs in the information contained in this Offer and Circular, as amended from time to time, that would reasonably be expected to affect the decision of a Shareholder to accept or reject the Offer (other than a change that is not within the control of the Offeror or an affiliate of the Offeror, unless it is a change in a material fact relating to the Century Shares), the Offeror will give written notice of such change to the Depositary at its office in Montreal. Upon the giving of such notice to the Depositary, the Expiry Time or withdrawal rights, as applicable, will be deemed to be extended to the date specified in such notice or as required by applicable Law, or in the case of a variation, the Offer will be deemed to be varied in the manner described in such notice, as the case may be. The Offeror will, as soon as practicable after giving any such notice to the Depositary, publicly announce the extension, variation or change and, if required by applicable Law, cause the Depositary to mail a copy of any such notice to Shareholders as required by applicable securities legislation at their respective addresses appearing in the share register of Sulliden. In addition, the Offeror will provide a copy of such notice to the TSX-V and the applicable regulatory authorities. Any notice of extension, variation or change will be deemed to have been given and be effective on the day on which it is delivered or otherwise communicated to the Depositary at its office in Montreal. During any extension of the Offer, all Sulliden Shares previously deposited and not withdrawn will remain subject to the Offer and to the right of Shareholders to withdraw such shares and, subject to applicable Laws, may be accepted for purchase by the Offeror in accordance with the terms of the Offer.

An extension of the Expiry Time will not, in and of itself, constitute a waiver by the Offeror of any of its rights under Section 2 of this Offer, “Conditions of the Offer”.

Under applicable Canadian provincial securities Laws, if there is a variation in the terms of the Offer, the period during which Sulliden Shares may be deposited under the Offer will not expire before 10 days after the notice of variation has been delivered.

If, before the Expiry Time, the Offeror in its sole discretion elects to increase the consideration being offered for the Sulliden Shares, such increase will be applicable to all holders whose Sulliden Shares are taken up under the Offer.

7.                                      Sulliden Shareholder Rights Plan

The following is only a summary of the material provisions of the shareholder rights plan (“Rights Plan”) of Sulliden and is qualified in its entirety by the provisions of the shareholder rights plan agreement (“Rights Plan Agreement”) between Sulliden and Computershare Investor Services Inc., as rights agent, dated July 26, 2007. In this Section 7, capitalized terms not otherwise defined have the meaning ascribed to them in the Rights Plan Agreement. A copy of the Rights Plan is available under Sulliden’s profile at www.Sedar.com.

The Rights issued under the Rights Plan will attach to and trade with the Sulliden Shares and no separate certificates will be issued unless an event triggering these Rights occurs. Certificates evidencing Sulliden Shares will be legended to reflect that they evidence the Rights until the Separation Time. The Rights will separate from the Sulliden Shares and be transferable, trade separately from the Sulliden Shares and become exercisable only when a person, including any party acting jointly or in concert with such person, acquires or announces its intention to acquire, beneficial ownership of 20% or more of (i) the then outstanding Common Shares (as defined in the Rights Plan Agreement) of Sulliden, or (ii) the then outstanding Sulliden Shares alone, in either case without complying with the “permitted bid” provisions of the plan (as summarized below), or without the approval of the board of directors of Sulliden. Should such an acquisition or announcement occur, each Right would entitle its holder, other than the acquiring person or persons related to or acting jointly or in concert with such person, to purchase additional Sulliden Shares at a significant discount to the then current market price. The acquisition by any person (an “Acquiring Person”) of 20% or more of the Sulliden Shares, other than by way of a permitted bid, is referred to as a “Flip-in-Event”. Any Rights held by an Acquiring Person will become void upon the occurrence of a Flip-in-Event. A “permitted bid” is a take-over bid made by an offeror by means of a take-over bid circular and which also complies with the following additional provisions:

(i)            the bid is made to all holders of record of Common Shares (as defined in the Rights Plan) as registered on the books of Sulliden, other than the party making the bid;

(ii)           the bid contains, and the take-up and payment for securities tendered or deposited to the bid is subject to, an irrevocable and unqualified provision that no Common Shares will be taken up and paid for pursuant to the bid (A) prior to the close of business on a date which is not less than 60 days following the date of the bid and (B) unless at such date more than 50% of the Common Shares held by Independent Shareholders of Sulliden other than the party making the bid and certain related persons shall have been deposited or tendered pursuant to the bid and not withdrawn;

(iii)          unless the bid is withdrawn, Common Shares may be deposited pursuant to such bid at any time prior to the Close of Business on the date of the first take-up of or payment for Common Shares;

(iv)                              any Common Shares deposited pursuant to the bid may be withdrawn until taken up or paid for; and

(v)                                 in the event that the deposit condition set forth in clause (ii)(B) is satisfied, the party making the bid will make a public announcement of that fact and the bid will remain open for deposits and tenders of Common Shares for not less than 10 business days (as defined in the Rights Plan Agreement) from the date of such public announcement.

Under the Rights Plan, the board of directors of Sulliden has the discretion prior to the occurrence of a Flip-in Event that would occur by reason of a take-over bid made by means of a take-over bid circular sent to all holders of record of Common Shares, to waive the application of the plan to such Flip-in Event, provided that such waiver shall automatically constitute a waiver of the application of such provisions to any other Flip-in Event made by means of a take-over bid circular to all holders of record of Common Shares. The board of directors of Sulliden also has the right, with the prior consent of the holders of Common Shares or Rights, at any time prior to the occurrence of a Flip-in Event, to redeem all (but not less than all) of the Rights at a redemption price of $0.00001 per Right, subject to certain adjustments.

It is a condition of the Offer that with respect to the Rights Plan: (i) the board of directors of Sulliden shall have redeemed all outstanding Rights or waived the application of the Rights Plan to the purchase of Sulliden Shares by the Offeror under the Offer, a Compulsory Acquisition and a Subsequent Acquisition Transaction; or (ii) the Offeror shall have determined in its reasonable judgment that the Rights Plan does not and will not materially adversely affect the Offer or have a Material Adverse Effect on the Offeror either before, or upon consummation of, the Offer, a Compulsory Acquisition or a Subsequent Acquisition Transaction; or (iii) a cease trading order or an injunction shall have been issued by the applicable regulatory authorities that has the effect of prohibiting or preventing the exercise of the Rights or the issue of Sulliden Shares upon the exercise of the Rights in relation to the Offer, a Compulsory Acquisition and a Subsequent Acquisition Transaction, which cease trading order or injunction shall be in full force and effect; or (iv) a court of competent jurisdiction shall have made a final and non-appealable order that the Rights are illegal, invalid, of no force or effect or may not be exercised in relation to the Offer, a Compulsory Acquisition or a Subsequent Acquisition Transaction. See Section 2 of this Offer, “Conditions of the Offer”.

Application to the Offer

The Offeror is offering to purchase, upon the terms and subject to the conditions described in the Offer, all the Rights associated with the outstanding Sulliden Shares, including Sulliden Shares which may become outstanding on the exercise of Sulliden Options or Sulliden Warrants and other rights to acquire Sulliden Shares (other than Rights). Unless waived by the Offeror, Shareholders will be required to deposit, and will be deemed to have deposited, for each Sulliden Share deposited under the Offer, all Rights associated with such Sulliden Share, in order to effect a valid deposit of such Sulliden Share under the Offer in accordance with the procedures set forth in Section 5 of this Offer, “Manner of Acceptance — Procedure for Guaranteed Delivery”.

The Offer is being made on the condition, among others, that the Rights are unexercisable or unenforceable in respect of the Offer or that the Offeror is otherwise satisfied that the Rights will not adversely affect the Offeror upon consummation of the Offer and any Compulsory Acquisition or Subsequent Acquisition Transaction. See Section 2 of this Offer, “Conditions of the Offer”. Prior to the expiration of the Offer, the Offeror may seek a declaratory order from a court or courts of competent jurisdiction or a cease trade order from one or more competent regulatory authorities that has the effect of (i) declaring the Offer to be a “permitted bid”; (ii) declaring that the Rights are not, and will not as a result of the Offer or consummation of the Offer by the Offeror become, exercisable; or (iii) preventing the exercise of the Rights or the issue of Sulliden Shares upon the exercise of the Rights in relation to the Offer and any Compulsory Acquisition or Subsequent Acquisition Transaction.

The Offeror believes that by the Expiry Time, Sulliden and its board of directors and Shareholders will have had adequate time to consider fully the Offer and any available alternative transaction and that the Shareholders will have had adequate time to determine whether to deposit their Sulliden Shares pursuant to the Offer.

8.                                      Changes in Capitalization of Sulliden; Liens

If, on or after the date of the Offer, Sulliden should divide, combine, reclassify, consolidate, convert or otherwise change any of the Sulliden Shares or its capitalization, or should disclose that it has taken or intends to take any such action, then the Offeror may, in its sole discretion and without prejudice to its rights under Section 2 of this Offer, “Conditions of the Offer,” make such adjustments as it deems appropriate to the purchase price and the other terms of the Offer (including, without limitation, the type of securities offered to be purchased and the consideration payable therefor) to reflect such division, combination, reclassification, consolidation, conversion or other change.

Sulliden Shares acquired pursuant to the Offer shall be transferred by the Shareholder and acquired by the Offeror free and clear of all liens, charges, encumbrances, claims and equities and together with all rights and benefits arising therefrom, including, without limitation, Distributions, on or in respect of the Sulliden Shares, whether or not separated from the Sulliden Shares, but subject to any Sulliden Shares being validly withdrawn by or on behalf of a depositing Shareholder.

If, on or after the date of the Offer, Sulliden should declare or pay any dividend or declare, make or pay any other distribution or payment on or declare, allot, reserve or issue any securities, rights or other interests with respect to any Sulliden Shares, which is or are payable or distributable to Shareholders of record on a date prior to the transfer into the name of the Offeror or its nominees or transferees on the securities register maintained by or on behalf of Sulliden in respect of Sulliden Shares, then the whole of any such dividend, distribution, payment, right or other interest will be promptly remitted and transferred by the depositing Shareholder to the Depositary for the account of the Offeror accompanied by appropriate documentation of transfer. Pending such remittance, the Offeror will be entitled to any such dividend, distribution, payment, right or other interest and may withhold the entire amount of consideration payable by the Offeror pursuant to the Offer or deduct from the consideration payable by the Offeror pursuant to the Offer the amount or value thereof, as determined by the Offeror in its sole discretion. The declaration or payment of any such dividend or distribution may have tax consequences not discussed in Section 19 of the Circular, “Certain Canadian Federal Income Tax Considerations”.

9.                                      Right to Withdraw Deposited Sulliden Shares

Except as otherwise provided in this Section 9, all deposits of Sulliden Shares to the Offer will be irrevocable. Unless otherwise required or permitted by applicable Laws, any Sulliden Shares deposited in acceptance of the Offer may be withdrawn by or on behalf of the depositing Shareholder:

(a)                                  at any time before the Sulliden Shares have been taken up and paid for by the Offeror pursuant to the Offer;

(b)                                 if the Sulliden Shares have not been paid for by the Offeror within three business days after having been taken up; or

(c)                                  at any time before the expiration of 10 days from the date upon which either:

(i)            a notice of change relating to a change in the information contained in the Offer, as amended from time to time, that would reasonably be expected to affect the decision of a Shareholder to accept or reject the Offer (other than a change that is not within the control of the Offeror or an affiliate of the Offeror, unless it is a change in a material fact relating to the Century Shares), in the event that such change occurs at or before the Expiry Time or after the Expiry Time but before the expiry of all rights of withdrawal in respect of the Offer; or

(ii)           a notice of variation concerning a variation in the terms of the Offer (other than a variation consisting solely of an increase in the consideration offered for the Sulliden Shares where the Expiry Time is not extended for more than 10 days);

is mailed, delivered, or otherwise properly communicated, but subject to abridgement of that period pursuant to such order or orders as may be granted by applicable courts or securities regulatory authorities and only if such Deposited Shares have not been taken up by the Offeror at the date of the notice.

For a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be received in a timely manner by the Depositary at the place of deposit of the relevant Sulliden Shares. Any such notice of withdrawal must (i) be made by a method, including a manually signed facsimile transmission, that provides the Depositary with a written or printed copy; (ii) be signed by or on behalf of the person who signed the Letter of

Transmittal (or Notice of Guaranteed Delivery) that accompanied the Sulliden Shares to be withdrawn, and (iii) specify the number of Sulliden Shares to be withdrawn, the name of the registered holder and the certificate number shown on the share certificate(s) representing each Sulliden Share to be withdrawn. No signature guarantee is required on a notice of withdrawal if the notice of withdrawal is signed by the registered holder of the Sulliden Shares exactly as the name of the registered holder appears on the certificate representing Sulliden Shares deposited with the Letter of Transmittal or if the Sulliden Shares were deposited for the account of an Eligible Institution. In all other cases, the signature on a notice of withdrawal must be guaranteed by an Eligible Institution. The withdrawal will take effect upon actual receipt by the Depositary of the properly completed notice of withdrawal. A withdrawal of Sulliden Shares deposited pursuant to the Offer can only be accomplished in accordance with the foregoing procedure. The withdrawal will take effect only upon actual receipt by the Depositary of the properly completed and executed written or facsimile notice of withdrawal.

Alternatively, if Sulliden Shares have been deposited pursuant to the procedures for book-entry transfer, as set forth in Section 5 of this Offer, “Manner of Acceptance — Acceptance by Book-Entry Transfer” any notice of withdrawal must specify the name and number of the account at CDS or DTC, as applicable, to be credited with the withdrawn Sulliden Shares and otherwise comply with the procedures of CDS or DTC, as applicable.

All questions as to form and validity (including, without limitation, time of receipt) of notices of withdrawal will be determined by the Offeror in its sole discretion and such determination will be final and binding. There will be no duty or obligation on the Offeror, the Depositary or any other person to give notice of any defect or irregularity in any notice of withdrawal, and no liability will be incurred by any of them for failure to give such notice.

Withdrawals may not be rescinded and any Sulliden Shares properly withdrawn will thereafter be deemed not validly deposited for the purposes of the Offer. However, withdrawn Sulliden Shares may be re-deposited at any subsequent time prior to the Expiry Time by again following any of the procedures described in Section 5 of this Offer, “Manner of Acceptance”.

If the Offeror extends the period of time during which the Offer is open, is delayed in taking up or exchanging the Sulliden Shares or is unable to take up or exchange Sulliden Shares for any reason, then, without prejudice to the Offeror’s other rights under the Offer, the Depositary may, subject to applicable Laws, retain on behalf of the Offeror all Deposited Shares and Distributions, and such Sulliden Shares may not be withdrawn except to the extent that depositing Shareholders are entitled to withdrawal rights as set forth in this Section 9 or pursuant to applicable Laws.

10.                               Return of Sulliden Shares

If any deposited Sulliden Shares are not taken up and paid for pursuant to the terms and conditions of the Offer for any reason, or if certificates are submitted for more Sulliden Shares than are deposited, certificates for unpurchased Sulliden Shares will be returned to the depositing Shareholder as soon as is practicable following the termination or withdrawal of the Offer by either (i) sending new certificates representing Sulliden Shares not purchased or by returning the deposited certificates (and other relevant documents) or (ii) in the case of Sulliden Shares deposited by book-entry transfer of such Sulliden Shares pursuant to the procedures set forth in Section 5 of this Offer, “Manner of Acceptance — Acceptance by Book-Entry Transfer”, such Sulliden Shares will be credited to the depositing Shareholder’s account maintained with CDS or DTC, as applicable. Certificates (and other relevant documents) will be forwarded by first-class mail in the name of and to the address specified by the Shareholder in the Letter of Transmittal or, if such name or address is not so specified, in such name and to such address as shown on the share register maintained by Sulliden or its transfer agent, as soon as practicable after the termination of the Offer.

11.                               Mail Service Interruption

Notwithstanding the provisions of the Offer, the Circular, the Letter of Transmittal and the Notice of Guaranteed Delivery, share certificates and any other relevant documents will not be mailed if the Offeror determines that delivery thereof by mail may be delayed. A person entitled to share certificates and any other relevant documents which are not mailed for the foregoing reason may take delivery thereof at the office of the Depositary at which the Sulliden Shares were delivered, upon application to the Depositary, until such time as the Offeror has determined that delivery by mail will no longer be delayed. Notwithstanding Section 12 of this Offer, “Notice and Delivery”, the deposit of share certificates and any other relevant documents with the Depositary in such circumstance will constitute delivery to the persons entitled thereto and the Sulliden Shares will be deemed to have been paid for immediately upon such deposit. Notice of any determination regarding mail service delay or interruption made by the Offeror will be given in accordance with Section 12 of this Offer, “Notice and Delivery”.

12.                               Notice and Delivery

Without limiting any other lawful means of giving notice, any notice which the Offeror or the Depositary may give or cause to be given under the Offer will be deemed to have been properly given to Shareholders if it is mailed by prepaid, first class mail to the registered holders of such securities at their respective addresses appearing in the appropriate registers maintained by Sulliden and will be deemed, unless otherwise specified by applicable Laws, to have been received on the first business day following the date of mailing. These provisions apply notwithstanding any accidental omission to give notice to any one or more Shareholders and notwithstanding any interruption of mail service in Canada or the United States following mailing. In the event of any interruption of mail service in Canada or the United States, the Offeror intends to make reasonable efforts to disseminate the notice by other means such as publication. In the event that post offices are not open for the deposit of mail, or there is reason to believe that there is or could be a disruption in all or any part of the postal service, any notice which the Offeror or the Depositary may give or cause to be given under the Offer will be deemed to have been properly given and to have been received by Shareholders if (i) it is given to the TSX for dissemination through their facilities, (ii) if it is published once in the National Edition of The Globe and Mail or the National Post, together with the Wall Street Journal or the New York Times, and La Presse, or (iii) it is given to the Marketwire News Wire Service and the Dow Jones News Wire Service for dissemination through their facilities.

Unless post offices are not open for the deposit of mail, the Offer, the Circular, the Letter of Transmittal and the Notice of Guaranteed Delivery will be mailed to registered Shareholders. In addition, the Offeror will use its reasonable efforts to furnish such documents to brokers, banks and similar persons whose names, or the names of whose nominees, appear on the security holder list, or, if applicable, who are listed as participants in a clearing agency’s security position listing, for subsequent transmission to beneficial owners of Sulliden Shares when such list or listing is received. Wherever the Offer calls for documents to be delivered to the Depositary, such documents will not be considered delivered unless and until they have been received at one of the offices of the Depositary specified in the Letter of Transmittal.

Wherever the Offer calls for documents to be delivered to the Depositary those documents will not be considered delivered unless and until they have been physically received at one of the addresses listed for the Depositary in the Letter of Transmittal or at the address of the Depositary in Toronto listed in the Notice of Guaranteed Delivery, as applicable. Wherever the Offer calls for documents to be delivered to a particular office of the Depositary those documents will not be considered delivered unless and until they have been physically received at the particular office at the address listed in the Letter of Transmittal or Notice of Guaranteed Delivery, as applicable.

13.                               Market Purchases

The Offeror does not currently intend, but reserves the right, to acquire, or cause an affiliate to acquire, additional beneficial ownership of Sulliden Shares by making purchases through the facilities of the TSX, subject to applicable laws (including Rule 14e-5 under the U.S. Exchange Act), at any time prior to the Expiry Time. In no event will the Offeror make any such purchases of Sulliden Shares until the third business day following the date of the Offer. The aggregate number of Sulliden Shares acquired by the Offeror through the facilities of the TSX during the course of the Offer shall not exceed 5% of the outstanding Sulliden Shares as of the date of the Offer, and the Offeror will issue and file a news release forthwith after the close of business of the TSX on each day on which such Sulliden Shares have been purchased. If the Offeror purchases Sulliden Shares through the facilities of the TSX while the Offer is outstanding, the Sulliden Shares so purchased shall be counted in any determination as to whether the Minimum Tender Condition has been fulfilled.

Although the Offeror has no current intention to do so, subject to compliance with applicable securities Laws, the Offeror reserves the right to make or enter into an arrangement, commitment or understanding prior to the Expiry

Time to sell after the Expiry Time any Sulliden Shares owned by the Offeror, including any Sulliden Shares taken up and paid for under the Offer.

14.                               Other Terms of the Offer

No broker, dealer or other Person has been authorized to give any information or to make any representation or warranty on behalf of the Offeror other than as contained in the Offer and Circular and as set forth on the registration statement on Form F-8 filed by the Offeror in connection with the Offer, and, if any such information, representation or warranty is given or made, it must not be relied upon as having been authorized.

The provisions of the Circular, the Letter of Transmittal and the Notice of Guaranteed Delivery accompanying the Offer, including the instructions and rules contained therein, as applicable, form part of the terms and conditions of the Offer.

The Offeror reserves the right to transfer or assign to one or more of its affiliates the right to purchase all or any portion of the Sulliden Shares deposited pursuant to the Offer. Any such transfer will not relieve the Offeror of its obligations under the Offer and will not prejudice the rights of Shareholders depositing Sulliden Shares to receive payment for Sulliden Shares validly deposited and taken up pursuant to the Offer.

The Offer and all contracts resulting from the acceptance thereof will be governed by and construed in accordance with the Laws of the Province of Ontario and the federal Laws of Canada applicable therein. In any jurisdiction in which the Offer is required to be made by a licensed broker or dealer, the Offer shall be made on behalf of the Offeror by brokers or dealers licensed under the Laws of such jurisdiction.

This document does not constitute an offer or a solicitation to any person in any jurisdiction in which such offer or solicitation is unlawful. The Offer is not being made or directed to, nor will deposits of Sulliden Shares be accepted from or on behalf of, Shareholders in any jurisdiction in which the making or acceptance of the Offer would not be in compliance with the laws of such jurisdiction. However, the Offeror may, in its sole discretion, take such action as it may deem necessary to extend the Offer to Shareholders in any such jurisdiction.

The Offer, together with the documents forming part of the Offer, constitute the take-over bid circular required under applicable Canadian provincial securities legislation with respect to the Offer. Shareholders are urged to refer to the accompanying Circular for additional information relating to the Offer. The Offeror, in its sole discretion, shall be entitled to make a final and binding determination on all questions relating to the Offer, the Circular, the Letters of Transmittal, the Notices of Guaranteed Delivery, the validity of any acceptance of the Offer and the validity of the withdrawal of any Sulliden Shares.

DATED: November 28, 2007
CENTURY MINING CORPORATION

(signed) Margaret M. Kent

Margaret M. Kent
Chairman, President and Chief Executive Officer

CIRCULAR

1.                                      Century

Overview

Century is a Canadian corporation engaged in the business of gold mining, including the acquisition, exploration and development of mining and mineral resource properties. As of the date hereof, Century produces gold from three operating mines and has interests in the following properties and/or mining operations in Canada, the United States and South America:

•                  100% direct interest in the Sigma Mine and Lamaque Mine in Québec, Canada (see “Recent Developments” below);

•                  100% indirect interest (through Century Finance and Century Peru) in the Rosairo de Belen Mine in Peru;

•                  82.6% indirect interest (through Century Finance and Century Peru) in San Juan Gold Mine S.A.A. in Peru; Century Peru has a lease and operating agreement with San Juan Gold Mines S.A.A. whereby it receives 100% of the revenues from gold production at the San Juan Mine, subject to a 10% net profit interest owned by San Juan Gold Mines S.A.A.;

•                  Option to purchase 100% of ATIMMSA which owns 142 hectares of surface rights on and 10,000 hectares of concessions contiguous with the Shahuindo Property and which may contain further extensions of the Shahuindo mineral deposit

•                  100% claimed indirect interest (through Century Finance’s wholly-owned subsidiaries) in the Shauhuindo Property (Note – ownership rights in the Shahuindo Property are in dispute and have been the subject of extensive litigation since 2003; see Section 4 of the Circular, “Strategic Rationale for the Proposed Combination – Litigation”);

•                  Interests in seven properties located in the Juneau Gold Belt in Alaska, USA as follows: 100% interest in six properties and a 20-year lease subject to net smelter return royalty payments ranging from 3% to 4%;

•                  An option to acquire a 100% interest in the Carolin Mine in British Columbia, from Tamerlane Ventures Inc., a company with some common officers and directors with Century. Century has re-optioned its interest in the Carolin property to Module Resources Inc.

The Century Shares are listed and posted for trading on the TSX-V under the symbol “CMM”.

Century was continued under the CBCA in 2004. Century’s management office is located at 441 Peace Portal Dr., Blaine, Washington, USA, 98230. Century’s registered office is located at 181 Bay Street, Suite 2500, Brookfield Place, Toronto, Ontario, M5J 2T7.

Century is a reporting issuer or the equivalent in British Columbia, Alberta and Quebec and files its continuous disclosure documents with the Canadian securities regulatory authorities. Such documents are available at www.sedar.com. Century is also a foreign private issuer pursuant to the rules of the United States Securities and Exchange Commission (“SEC”) and therefore subject to the reporting requirements of the United States Securities Exchange Act of 1934, as amended, and in accordance therewith files continuous disclosure documents with the SEC. Such documents are available at www.sec.gov.

Recent Developments

On January 4, 2007, Century Mining increased its interest in the operating mine of San Juan Gold Mines S.A.A. (“SJGM”) located in Arequipa, Peru to 82.6% from 60.0%. The acquisition was financed pursuant to the conversion to equity of US$10 million of debt held by Century Finance. The past and present work force of the San Juan Gold Mines S.A.A. have the remaining 17.4% interest in that company.

On March 29, 2007, Century filed its NI 43-101 Technical Report dated March 19, 2007 on the San Juan Mine. The technical report was prepared by Chlumsky, Armbrust and Meyer, LLC.

Between December 2006 and October 2007, SJGM completed 11,820 meters of drilling in 51 holes at the San Juan Mine.

Between February 19, 2007 and March 7, 2007, all five million Century warrants with an expiry date of March 7, 2007 were exercised at an exercise price of $0.44 per share, resulting in proceeds to Century of Cdn.$2.2 million.

On April 16, 2007, Century announced its audited financial results for the fourth quarter and year ended December 31, 2006. Century achieved fourth quarter net income of Cdn.$2.6 million and recorded annual net income of Cdn.$1.3 million in 2006.

On April 19, 2007, Century received an updated Certificate of Authorization from the Quebec Ministry of Environment for the Lamaque Mine, and subsequently began underground mining operations. Also, in April, Century reported its compliance with the requirements of the Quebec CSST (Quebec Health and Safety Regulatory Authority).

On May 6, 2007, Century Finance, purchased 100% of the shares of the Algamarca Group. The Algamarca Group claims ownership rights in the Shahuindo Assets. The ownership rights of the Algamarca Group are subject to extensive litigation as further described below in Section 4 of the Circular, “Strategic Rationale for the Proposed Combination — Litigation”. The purchase price of US$31 million for the Shahuindo Assets includes 1,000,000 Century common shares that were issued to the sellers of the Shahuindo Assets shortly after closing. The purchase price is payable in installments over the 24-month period following the closing and may be accelerated by the sellers under certain circumstances or at the discretion of Century Finance. There is also a royalty of 2% net smelter return payable to the vendors for 99 years following the closing.

On May 6, 2007, Century Finance acquired a 24-month option to acquire all the concessions and surface lands registered in the name of Alta Tecnología E Inversión Minera Y Metalúrgica S.A. (“ATIMMSA”). ATIMMSA claims ownership rights in the 142 hectares of surface lands over the concessions of the Shahuindo Property as well as 10,000 hectares of mining concessions adjacent to the Shahuindo Property .which may contain further extensions of the Shahuindo mineral deposit. The purchase price for the ATIMMSA property of US$21 million is to be paid in two installments: (i) US$12.5 million upon exercise of the option and which may, at Century Finance’s discretion, be exercised at any time within two years following the closing of the Shahuindo transaction; and (ii) US$8.5 million due 12 months after the exercise of the option. Additional consideration in the form of a 2% net smelter return royalty is also payable.

On May 6, 2007, Century Finance and Century Peru acquired the Rosario de Belen Mine. The mine property is approximately 12,471 hectares contiguous with and directly to the south of the operating Santa Rosa Gold Mine which produces more than 100,000 ounces of gold per year. The purchase price for Rosario de Belen Mine is 1,000,000 Century shares on closing, U.S.$20.5 million cash payable over 12 months from the closing, and an additional 500,000 Century shares to be issued 12 months from the closing. Century also agreed to a 1.5% net smelter return royalty to the sellers.

On May 10, 2007, Wega Mining ASA (“Wega”) made an equity investment of Cdn.$12,000,000 in Century. Under the terms of the transaction, Wega acquired 13,483,146 units at a purchase price of Cdn.$0.89 per unit. Each unit consists of one common share and one quarter of one common share purchase warrant. The warrants entitle Wega to acquire one Century common share at a price of Cdn.$1.17 per share at any time on or before May 10, 2009. It is a term of these warrants that, without the prior written consent of the board of directors of Century, Wega may not exercise that number of warrants which would give Wega, and any person or company acting jointly or in concert with Wega, beneficial ownership or control or direction over greater than 19.9% of Century’s issued and outstanding shares.

On May 28, 2007, Century filed a Form 40-F in connection with the registration requirements of its common shares with the SEC, pursuant to Section 12(b) of the United States Securities and Exchange Act of 1934. Century thereby qualified as a foreign private issuer under SEC rules and as such, Century has access to U.S. equity markets under the Multi-Jurisdictional Disclosure System which allows Canadian issuers to meet U.S. filing requirements by using Canadian disclosure documents.

On May 31, 2007, Century announced its financial and operating results for the first quarter ended March 31, 2007. Century reported first quarter net income of Cdn.$2.0 million and operating profit of Cdn.$4.5 million.

On July 16, 2007, Century granted 1,650,000 stock options, of which 1,000,000 stock options were granted to directors and officers of Century. These stock options are exercisable into common shares of Century at an exercise price of C$0.86 per share for a period of five years. Century’s common shares closed at C$0.86 on the TSX Venture Exchange on July 13, 2007, the last trading day prior to the date of the grant of such options.

On August 7, 2007, Century announced that is had agreed to purchase the mining concessions and surface rights of the Huancacancha precious metal property in Peru.

On August 30, 2007, Century announced financial and operating results for the second quarter ended
June 30, 2007. Second quarter net income was Cdn.$1.6 million and operating profit was Cdn.$4.8 million. Amendments to the second quarter ended June 30, 2007 financial statements were filed September 7, 2007 and November 26, 2007

On September 1, 2007, Michael R. Malewicz joined Century as Chief Financial Officer (see announcement on November 27, 2007).

On September 27, 2007, Century announced a non-brokered private placement of up to 36.5 million units at a subscription price of Cdn.$0.55 per unit for gross proceeds of up to approximately US$20 million. Each unit consisted of one common share and one-half of one common share purchase warrant. Each whole warrant is exercisable for one common share for 24 months at an exercise price of Cdn.$0.75 per share.

On October 1, 2007, Century announced the termination of the purchase agreement for Huancacancha precious metal property in Peru after drill results revealed that the investment was not justified.

On November 5, 2007, Century announced that it is closing its Sigma Mine and that it will concentrate production efforts at its Lamaque Mine. As a consequence, Century announced that it is temporarily laying off 190 employees until it ramps up its operations at the Lamaque Mine sufficiently to absorb them. Century expects the Lamaque Mine to produce upwards of 100,000 ounces of gold per year at a cash cost of approximately $350 per ounce by the first quarter of 2009.

On November 5, 2007, Century announced that it had closed the private placement it announced on September 27, 2007, having raised approximately US$7.3 million. Additionally, in connection with the financing of the underground operations at the Lamaque Mine, it announced plans to proceed with a new private placement for between Cdn.$6-8 million through a common equity and flow-through share offering.

On November 21, 2007, Century announced it will be raising C$8 million in flow-through and unit financings comprised of C$4 million of flow-through shares at C$0.50 per flow-through share and C$4 million of units at C$0.40 per unit. Each such unit is comprised of one share and one-half share purchase warrant exercisable at C$0.75 per share for a 24-month period. The funds from this financing as well as the previous private placement will be used by Century for exploration and development at the Lamaque Mine and to expand the San Juan mine and mill.

On November 27, 2007, Century announced that that it had restated its financial statements for the second quarter of 2007 and that Michael Malewicz resigned as Chief Financial Officer of Century. Century also announced that Richard B. Meschke was appointed as Chief Financial Officer of Century on an interim basis.

Authorized and Outstanding Share Capital

Century is authorized to issue an unlimited number of common shares without par value. Holders of common shares are entitled to vote at all meetings of shareholders on the basis of one vote per common share, to receive dividends if, as, and when declared by the board of directors and to participate in the distribution of the remaining assets of Century in the event of its liquidation or dissolution.

As at November 23, 2007, there were 152,888,123 Century common shares issued and outstanding and options to acquire an aggregate of 6,658,750 Century common shares and warrants to acquire an aggregate of 20,259,821 Century common shares were outstanding.

Effective April 11, 2007, the board of directors of the Century approved the adoption of a shareholder rights plan (the “Plan”). The Plan is designed to give Century’s board of directors and shareholders sufficient time to properly assess an unsolicited take-over bid without any undue pressure. Adoption of the plan also gives Century’s board of directors time to consider alternatives designed to allow Century’s shareholders to receive full and fair value for their common shares. Additionally, the Plan is designed to provide shareholders of Century with equal treatment in a take-over bid. Rights under the Plan will become exercisable when a person, together with any parties related to it, acquires or announces its intention to acquire 20% or more of Century’s outstanding common shares without complying with the provisions of the Plan or without approval of the board of directors of Century. Under such circumstances, each right, upon exercise, will permit the purchase of common shares of Century at a substantial discount to the market price. Century obtained TSX-V approval of the Plan on April 13, 2007 (subject to shareholder approval) and shareholder approval of the Plan at its annual and special meeting of shareholders held on May 7, 2007.

Price Range and Trading Volume of Century Shares

The Century Shares are listed and posted for trading on the TSX-V under the trading symbol “CMM”. The following tables set forth, for the periods indicated, the reported high, low and closing sale prices and the aggregate volume of trading of the Century Shares on the TSX-V:

Century Shares

Monthly Price Range and Trading Volumes

	TSX-V
	High	Low	Close	Volume
	($)	($)	($)	(#)
2006
November	0.83	0.67	0.69	7,080,846
December	0.77	0.65	0.68	4,558,524
2007
January	0.72	0.51	0.54	7,425,117
February	0.75	0.51	0.66	12,713,556
March	0.98	0.57	0.95	15,988,489
April	1.28	0.82	0.91	13,411,955
May	1.03	0.76	0.91	9,326,235
June	0.95	0.76	0.87	4,818,052
July	0.90	0.76	0.76	3,475,788
August	0.75	0.51	0.55	5,282,644
September	0.69	0.51	0.53	4,994,207
October	0.57	0.50	0.53	5,336,975
November 1 to 23	0.54	0.35	0.38	6,430,494

Note: Source for data in table is www.TSX.com.

Quarterly Price Range and Trading Volumes

	TSX-V
	High	Low	Close	Volume
	($)	($)	($)	(#)
2006
April-June	1.80	0.84	1.21	34,723,318
July-September	1.33	0.83	0.91	13,023,903
October-December	0.93	0.65	0.68	17,643,754
2007
January-March	0.98	0.51	0.95	36,127,162
April-June	1.28	0.76	0.87	27,556,242
July-September	0.90	0.51	0.53	13,752,639

Note: Source for data in table is www.TSX.com.

Century Documents Incorporated by Reference and Further Information

Further information with respect to Century is set forth in Annex A (Pro Forma Consolidated Financial Statements), which are incorporated into and form part of this Circular. The following documents of Century, copies of which can be found at www.sedar.com, are specifically incorporated by reference into this Circular:

(a)                                  Annual Information Form dated May 7, 2007 for the year ended December 31, 2006;

(b)                                 Audited Consolidated Financial Statements, and the related notes thereto, as at December 31, 2006 and 2005 and the Auditors’ Report thereon;

(c)                                  Management’s Discussion and Analysis of Financial Condition and Results of Operations for the year ended December 31, 2006;

(d)                                 Management Information Circular dated April 11, 2007 for Century’s annual and special meeting of shareholders held on May 7, 2007;

(e)                                  Amended Unaudited Consolidated Interim Financial Statements and the related notes thereto for the six months ended June 30, 2007 and 2006 and filed on Sedar on November 26, 2007;

(f)                                    Amended Management’s Discussion and Analysis of Financial Condition and Results of Operations for the six months ended June 30, 2007 and filed on Sedar on November 26, 2007;

(g)                                 Material Change Report dated April 16, 2007 in respect of Century’s announcement that its board of directors approved the adoption of a shareholder rights plan;

(h)                                 Material Change Report dated May 9, 2007 in respect of Century’s announcement that its wholly-owned subsidiaries, Century Finance and Century Peru, had signed agreements to purchase the Rosario de Belen Mine and announcing a non-brokered private placement of units for gross proceeds of up to Cdn.$12.0 million;

(i)                                     Material Change Report dated May 16, 2007 in respect of Century’s announcement that its wholly-owned subsidiaries had entered into an agreement to acquire the Shahuindo Property and an option agreement to acquire the ATIMSSA Property, in northern Peru;

(j)                                     Material Change Report dated August 15, 2007 in respect of Century’s announcement that is had agreed to purchase the mining concessions and surface rights of the Huancacancha precious metal property in Peru;

(k)           Material Change Report dated October 2, 2007 in respect of Century’s announcement of its termination of the purchase agreement for Huancacancha;

(l)            Material Change Report dated October 5, 2007 in respect of Century’s announcement of its intention to make the Offer; and

(m)          Material Change Report dated November 7, 2007 in respect of Century’s announcement that it (i) has discontinued operations at its Sigma Mine and plans to ramp up production at its Lamaque Mine, (ii) has closed a private placement for gross proceeds of approximately US$7.3 million; and (iii) plans to raise between Cdn.$6 million and Cdn.$8 million through a private placement offering of units and flow-through shares.

Any documents of Century of the type referred to above (excluding confidential material change reports) filed by Century with a securities regulatory authority in Canada on or after the date of this Offer and Circular and prior to the Expiry Time, will be deemed to be incorporated by reference into this Circular.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Circular to the extent that a statement contained in this Circular or in any subsequently filed document that also is or is deemed to be incorporated herein by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not constitute a part of this Circular, except as so modified or superseded. The modifying or superseding statement need not state that it has modified or superseded a prior statement or include any other information set forth in the document that it modifies or supersedes. The making of such a modifying or superseding statement shall not be deemed an admission for any purpose that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made.

Information has been incorporated by reference in this Circular from documents filed with the securities regulatory authority in certain provinces of Canada. Copies of the documents incorporated by reference in the Circular regarding Century may be obtained on request without charge from the Chief Corporate Counsel of Century at Century Mining Corporation, 441 Peace Portal Drive, Blaine, Washington, U.S.A. 98230 or by telephone at (360) 332-4653. For purpose of the Province of Québec, the Circular contains information to be completed by consulting the permanent information record, a copy of which permanent information record may be obtained from the Chief Corporate Counsel of Century at the above-mentioned address and telephone number. Copies of documents incorporated by reference or forming part of the permanent information record may be obtained by accessing the website of the Canadian securities regulatory authorities located at www.sedar.com.

Information contained in or otherwise accessed through Century’s website, www.centurymining.com, or any other website does not form part of this Offer and Circular.

2.                                      Sulliden

The information concerning Sulliden contained in this Offer and Circular, including information incorporated herein by reference, has been taken from or is based upon publicly available documents and records on file with Canadian securities regulatory authorities and other public sources and has not been independently verified by Century. Although Century has no knowledge that would indicate that any statements contained herein taken from or based on such documents and records are untrue or incomplete, Century does not assume any responsibility for the accuracy or completeness of the information contained in such documents and records, or for any failure by Sulliden to disclose events which may have occurred or may affect the significance or accuracy of any such information but which are unknown to Century.

Overview

Sulliden is a Québec corporation active in the exploration, development and mining of mineral properties. Sulliden’s principal focus is the development of the Shahuindo gold-silver project located in northern Peru, the rights to which are currently in dispute and subject to extensive litigation. Sulliden holds an option to a property adjacent to the Shahuindo property known as the Vikingo concessions; the exercise of this option by Sulliden is, according to Sulliden’s most recent financial statement (for the period ending July 31, 2007), contingent upon reaching agreement on terms with the owner. In addition, in 2004, Sulliden entered into an option agreement to earn a 50% interest in the Torrine gold project with Arunani SAC.

Sulliden was incorporated under the Companies Act (Québec) in 1985 under the name 2330-6616 Québec Inc., and subsequently changed its name to “Exploration Denn’Or Inc.” in 1986, under which it became public. It changed its name to “Sulliden Exploration Inc.” in 1992.

Sulliden’s head and registered office is located at 1250 Rene-Levesque Boulevard West, Montreal, Quebec, H3B 5E9. Sulliden’s Toronto office is located at 111 Richmond Street West, Suite 1002, Toronto, Ontario M5H 2G4.

Sulliden has two wholly-owned subsidiaries Minera Sulliden Shahuindo S.A.C. and Minera Sulliden Peru S.A., both incorporated under the laws of Peru.

Sulliden is a reporting issuer in Ontario and Quebec and files its continuous disclosure documents with the Ontario and Quebec securities regulatory authorities. Such documents are available at www.sedar.com.

Share Capital of Sulliden

The authorized share capital of Sulliden consists of an unlimited number of common shares. As at September 14, 2007, 72,607,144 Sulliden Shares were issued and outstanding. In addition, as at September 14, 2007, Sulliden had 4,415,000 Sulliden Options outstanding exercisable into 4,415,000 Sulliden Shares and 5,906,250 Sulliden Warrants outstanding, which are exercisable into 5,906,250 Sulliden Shares.

The holders of Sulliden Shares are entitled to one vote per Sulliden Share at all meetings of Shareholders, to receive dividends as and when declared by the directors, and to receive a pro rata share of the remaining property and assets of Sulliden in the event of liquidation, dissolution or winding up of Sulliden.

Price Range and Trading Volume of Sulliden Shares

The Sulliden Shares are listed and posted for trading on the TSX under the symbol “SUE”. The following tables set forth, for the periods indicated, the reported high, low and closing sale prices and the aggregate volume of trading of the Sulliden Shares on the TSX:

Sulliden Shares

Monthly Price Range and Trading Volumes

	TSX
	High	Low	Close	Volume
	($)	($)	($)	(#)
2006
November	0.52	0.80	0.54	3,625,683
December	0.54	0.46	0.49	2,584,577
2007
January	0.52	0.43	0.51	1,836,041
February	0.63	0.47	0.52	2,352,124
March	0.54	0.47	0.49	1,441,690
April	0.55	0.45	0.51	1,534,195
May	0.52	0.48	0.49	4,273,662
June	0.62	0.49	0.54	3,011,050
July	0.56	0.49	0.50	1,688,840
August	0.51	0.36	0.40	2,822,286
September	0.39	0.24	0.28	1,856,777
October	0.395	0.29	0.35	2,874,144
November 1 to 23	0.36	0.23	0.245	1,187,640

Note: Source for data in table is www.bloomberg.com.

Quarterly Price Range and Trading Volumes

	TSX
	High	Low	Close	Volume
	($)	($)	($)	(#)
2006
April-June	0.85	0.41	0.85	11,138,012
July-September	1.19	0.80	0.86	8,532,289
October-December	0.82	0.46	0.49	7,434,140
2007
January-March	0.63	0.43	0.49	5,629,855
April-June	0.62	0.45	0.54	8,818,907
July-September	0.56	0.24	0.28	6,367,903

Note: Source for data in table is www.bloomberg.com.

Sulliden Documents Incorporated by Reference

The following documents of Sulliden, which can be found under Sulliden’s profile at www.sedar.com, are specifically incorporated by reference into this Circular:

(a)           the audited consolidated financial statements of Sulliden and the related notes thereto (except for the Sulliden’s auditors’ report as Century has not obtained the consent of the auditors to incorporate this report), as at April 30, 2007 and 2006 and for each of the years in the two-year period ended April 30, 2007; and

(b)           the unaudited interim consolidated financial statements and the related notes thereto as at July 31, 2007 and for the three month period ended July 31, 2007 and 2006.

Century believes that copies of the foregoing documents may be obtained on request without charge from Sulliden’s Corporate Secretary, 111 Richmond Street West, Suite 1002, Toronto, Ontario, M5H 2G4 (telephone: 416-703-8287)

3.                                      Background to the Offer

In late 2006, Century met with certain Algamarca shareholders to assess their willingness to sell their interests in the Shahuindo Property to Century. Century received a favorable response from Algamarca and commenced negotiations.

In March 2007, the President and Chief Executive Officer of Century, Margaret M. Kent, met, on two occasions in Toronto, with Sulliden’s President, John F. Kearney and certain directors of Sulliden, to discuss the possibility of a transaction that would put an end to the Shahuindo Litigation. At those meetings, Ms. Kent proposed that Century purchase the Shahuindo Property from the Algamarca shareholders which would then be followed by a plan of arrangement between Century and Sulliden (subject to the approval of the shareholders of each of Century and

Sulliden), reasoning that the resulting combined company would own the Peruvian companies on both sides of the Shahuindo Litigation, thereby facilitating an automatic resolution to the Shahuindo Litigation and finally allowing for the exploitation of the Shahuindo Property. There was no follow-up after those meetings from Sulliden management, despite efforts on the part of Century to contact Sulliden and to provide Sulliden with a number of pieces of technical information that Sulliden had requested.

On April 19, 2007, David Pyper of Blair Franklin Capital Partners Inc., acting as a representative of Century, arranged a meeting in Calgary with Philip Hodge, an executive of Sulliden shareholder, J.F. Mackie & Company. At that Calgary meeting, a business combination between Sulliden and Century was again proposed as an expeditious way to resolve the Shahuindo Litigation. There was no follow-up from Sulliden’s management after the Calgary meeting.

On May 6, 2007, Century, through its subsidiary Century Finance, proceeded with the acquisition of the two Peruvian companies and three Panamanian companies that claim ownership of the 26 concessions, the mortgages and/or litigation rights (see Section 4 of the Circular, “Strategic Rationale for the Proposed Combination – Litigation”) over the Shahuindo Property which has been collectively defined herein as the “Shahuindo Acquisition”.

Between May 8 and May 10, 2007, Ms. Kent, together with advisors to Century, met in Toronto with James Coleman, a director of Sulliden, and various other representatives of and advisors to Sulliden, to further discuss the possibility of concluding a plan of arrangement between Century and Sulliden.

On May 12 and 13, 2007, meetings were held in Calgary at which Century proposed to Sulliden’s management and J.F. Mackie & Company a share exchange of 0.8 of a Century common share for each Sulliden share outstanding. This formal presentation included financial statements and a proposed structure for the business combination.

On June 4, 2007, William Sheridan, a partner at Lang Michener LLP., a board member of Century and legal advisor to Century, spoke to Michael Tamblyn, Sulliden’s legal counsel and a partner at Macleod Dixon LLP, and conveyed his view that a business combination would be in both Sulliden’s and Century’s best interests.

During the third quarter of 2007, Century continued its efforts to engage Sulliden in negotiations for a business combination of the two companies. Three phone calls to Scott Riddell at J.F. Mackie by Century’s advisors during the third quarter of 2007 were not returned. As set out below, financial advisors and legal counsel to Century met with certain shareholders and a board member of Sulliden in an attempt to formulate an agreement on the terms of a business combination between the two companies.

On September 6, 2007, Dianne Prupas, Chief Corporate Counsel of Century, met with Sylvain Perreault and Lilianne Trudel of Socrate Capital Inc. (“Socrate”) in Québec City. Mr. Perreault and Ms. Trudel are shareholders of Socrate and Socrate is a large minority shareholder of Sulliden. Mr. Perreault is also a director of Sulliden and the President of Socrate. Century’s objective at this meeting was to encourage communication between Century and Sulliden in order to re-establish negotiations between the two companies.

On September 17, 2007, Ms. Prupas again met with Mr. Perreault and Ms. Trudel to discuss what Socrate considered to be the possible terms for a merger between Sulliden and Century. Socrate proposed terms that included an equity investment in the combined company of over US$50 million provided that Century abandon its contemplated US$20 million private placement (See Section 1 of the Circular, “Century – Recent Developments”).

On September 19, 2007, Riley Keast of M Partners, financial advisors to Century, spoke with Guy Chartier, advisor to Socrate, to further develop the structure of a possible business combination between Sulliden and Century.

On September 24, 2007, Mr. Keast presented to Mr. Chartier a proposal contemplating two alternative structures:  one with post-closing financing through a rights offering and the other with post-closing financing through a debt offering. In both structures, a share exchange of 0.8 of a Century Share for each Sulliden Share was proposed. In response to Mr. Keast’s proposal, Mr. Chartier requested a meeting with Mr. Keast in Montreal.

On September 26, 2007, Mr. Keast and Mr. Thomas Kofman of M Partners met with Mr. Perreault and Ms. Trudel of Socrate, and their advisor, Guy Chartier. At that meeting Socrate and its advisor expressed concerns about dilution from the financing that Century was contemplating. Socrate recommended that the financing be raised after the merger so as to limit dilution of the combined entity. Socrate then proposed a one for one share exchange with a full warrant to the Sulliden shareholders.

Negotiations between Mr. Keast and Mr. Chartier continued through to the end of September. Various proposals between Socrate and Century were exchanged with Century proposing a ½ warrant to Sulliden shareholders provided that Socrate backstop the warrant issue in order to secure Century’s remaining payments on the Shahuindo Transaction without the issuance of any further warrants or new equity. Socrate indicated that it was not capable of backstopping a warrant issue.

On October 1, 2007, Century sent a letter to the board of directors of Sulliden apprising them of its recent discussions with Socrate and requesting an immediate meeting with other members of the Sulliden board of directors in order to pursue the next stage of negotiations. At this time, talks with Socrate ended.

On October 3, 2007, Mr. Coleman, on behalf of Sulliden’s board of directors, responded by letter to Ms. Kent stating that he would be traveling for the following ten days but would be available to meet upon his return. Concerned about ongoing delays in discussions with Sulliden in light of Century’s repeated attempts to convene a meeting with Sulliden’s board of directors, which would have been the first meeting since the meetings in Calgary in early May, 2007, Century issued a press release on October 4, 2007 announcing Century’s intention to make the Offer.

4.                                      Strategic Rationale for the Proposed Combination

Benefits of the Offer

The key benefit from a combination of Century and Sulliden will be the resolution of the complex and lengthy litigation over title to the Shahuindo Property. Combining Century and Sulliden would bring an end to that litigation which has been ongoing since 2003 and which could reasonably be expected to continue until 2015 (and will likely continue at least until the year 2011), according to Payet Rey Cauvi (see “Expert Opinion” attached as Exhibit 1 of the Circular). Payet Rey Cauvi is a Peru law firm ranked highly both by Martindale Hubbell and by Chambers and Partners, established global directories of lawyers and law firms.  Resolution of the litigation surrounding the Shahuindo Property, Century believes, will unlock the value of the Shahuindo Property for Shareholders and permit the development of a gold mine at Shahuindo.

The combination will also unencumber corporate resources and stop the future financial depletion of the Sulliden treasury due to ongoing legal costs associated with the 18 separate legal proceedings currently ongoing in Peru. This financial commitment by Sulliden could result in significant dilution to Shareholders if further funds are raised from private placements at low share values.

Resolution of the Shahuindo Litigation will also provide Shareholders and investors with greater confidence in the immediate prospect of mining the Shahuindo Property and extracting value from its gold resources during this existing strong gold market. Century anticipates that resolution of the Shahuindo Litigation will also facilitate the financing necessary to complete the payments on Shahuindo Property by creating a secure environment for investors.

A combination of Century and Sulliden will also permit Century’s local operating expertise to be applied to Shahuindo, as well as Sulliden’s other exploration properties. The staff at Century is seasoned in the operation of mines in Canada and in Peru. Century’s current operations at the San Juan Mine and Rosario de Belen Mine are administered from a regional office in Lima, Peru that coordinates exploration programs, geologists, accountants, engineers and other professionals from the United States, Canada and Peru. Integrating the development of the Shahuindo Property into the regional operations of Century’s office in Lima would eliminate uncertainty normally associated with the start-up of operations. It would also ensure that the necessary technical, operating and administrative infrastructure is available to effectively and efficiently develop Shahuindo and the other mining assets of the combined entity.

Century operates the Rosario de Belen Mine located approximately 35 km from the Shahuindo Property and interphases with the same governmental and permitting authorities that will be associated with the development and exploration of the Shahuindo Property. Furthermore, this operating mine uses the same processes,  mining methods and suppliers that are expected to be used at Shahuindo.

Upon completion of a Compulsory Acquisition or a Subsequent Acquisition Transaction, the combined company will have four mines operating when production commences on the Shahuindo Property, offering lenders the diversification that is typically needed to ensure that bank lines of credit and funding packages are obtained at the best available rates. With production from four operations and a future market capitalization of over $100 million, combining Century and Sulliden should be able to attract large U.S. and European institutions and gold funds as shareholders and future investors.

It is expected that, upon completion of a Compulsory Acquisition or a Subsequent Acquisition Transaction, the combined company will have gold production of over 275,000 ounces per year by mid-2010 and thereby attain mid-tier status which should allow for higher trading multiples.

Century intends to pursue development of the Shahuindo Property even if it only acquires a simple majority of the Sulliden Shares but less than the 66 2/3% required to ensure approval of a Subsequent Acquisition Transaction.

Litigation

General Background

On May 6, 2007, Century, through the acquisition of the Algamarca Group by its wholly-owned subsidiary, Century Finance, acquired the rights and interests of the Algamarca Group to the Shahuindo Assets. The Algamarca Group’s title to the Shahuindo Property has been in dispute and subject to extensive litigation since 2003.

A list of the 19 ongoing court proceedings relating to or affecting the rights in the Shahuindo Property is set out below (the “Litigation List”). According to the Expert Opinion of Payet Rey Cauvi, the Shahuindo Litigation will likely continue in Peru at least until the year 2011 and could reasonably continue until the year 2015 (see Expert Opinion attached hereto in Exhibit 1). Payet Rey Cauvi is a Peru law firm ranked highly both by Martindale Hubbell and by Chambers and Partners, established global directories of lawyers and law firms.

The following is intended as a general summary of the Shahuindo Litigation and is not intended to be a definitive statement thereof nor a description of the relative strength of the parties legal position. Reference should be made to the Litigation List and the associated court documents for details of these legal proceedings.

On July 25, 2002, Sulliden signed a letter of intent with Compañía Minera Algamarca S.A. and Compañía de Exploraciones Algamarca S.A. (collectively, “Algamarca”) to buy the mining concessions and surface lands of the Shahuindo Property.

On July 31, 2002, the shareholders of Algamarca granted Miguel De Orbegoso the authority to represent Algamarca in a contract for the transfer of the Shahuindo Assets to Sulliden (the Canadian entity).

On November 6, 2002, Mr. Orbegoso, on behalf of Algamarca, signed an agreement with Sulliden Shahuindo S.A.C. (“Sulliden Peru”), a Peruvian company, for the transfer of the Shahuindo Assets. (the “2002 Transfer Agreement”). Algamarca disputed the validity of the 2002 Transfer Agreement on the basis, inter alia, that the powers Mr. Orbegoso had been granted by the shareholders of Algamarca on July 31, 2002 had been limited to representing Algamarca in a contract for the sale of the Shahuindo Assets to Sulliden (Canada) and did not confer upon him the right to contract with Sulliden Peru, a separate legal entity.

According to legal counsel to Algamarca, the laws of Peru which govern these transactions require that powers of attorney granted to a legal representative be clear and unambiguous in respect of both the validity of and the scope of such powers; and that in the event of any ambiguity, the onus is on the party seeking to uphold the validity of such powers to prove that they were properly conferred.

In March 2003, ATIMMSA (a company which Century purchased an option to acquire on May 6, 2007)  obtained an injunction in the Courts of La Esperanza Trujillo seeking to direct the public registry in Trujillo to register the suspension of the 2002 Transfer Agreement and to suspend the process of registering the transfer of the mining claims and surface lands of the Shahuindo Property to Sulliden Peru.

In April 2003, ATIMMSA commenced a lawsuit in Trujillo seeking nullity of the 2002 Transfer Agreement between Algamarca and Sulliden Peru. The Trujillo injunction however was revoked upon appeal by the 5th Civil Chamber of the Superior Court of Lima which dismissed the ATIMMSA lawsuit. ATIMMSA has appealed that decision and the matter has been referred to the 3rd Trial Court of the Civil Court in Lima for adjudication (file #3403, previously file #1426), more than four years following the initiation of that proceeding.

Nevertheless, in October 2003, Compañía Minera Algamarca S.A. sought and obtained an injunction in the Superior Court of Civil Court of Cajamarca to prevent Sulliden Peru from entering onto the Shahuindo Property and from doing any work or act that interferes with Algamarca’s peaceful possession of the Shahuindo Property. This injunction and restraining order remains in force.

On the basis of this injunction against Sulliden Peru, on September 12, 2007, the Superior Court of the Civil Court of Cajamarca ordered that the Ministry of Energy and Mines in Lima revoke the temporary permit it improperly issued to Sulliden Peru on April 17, 2007. It was on the basis of this permit that Sulliden Peru has engaged in the recent exploration work on the Shahuindo Property. The Ministry of Energy and Mines has confirmed by report dated June 26, 2007 to the General Director of Mining Environmental Affairs of Peru that there are questions regarding the status of the permit to Sulliden Peru and it requested that the permit be subject to the review of the Counsel of Mining, an administrative body that supervises the activities of the Ministry of Energy and Mining.

Nullity of the Arbitration Award

In July 2003, Sulliden Peru sought to rely on the arbitral provision in the impugned 2002 Transfer Agreement to bring the dispute to arbitration. Algarmaca, which refused to affirm the 2002 Transfer Agreement on which the arbitral proceedings relied,  initiated proceedings on November 5, 2004 in the Civil Court, of Lima seeking a nullity of the 2002 Transfer Agreement.

The arbitral proceedings continued however, and on July 19, 2006, approximately three years after Sulliden Peru initially sought to refer the dispute over title to the Shahuindo Property to arbitration, the arbitration was concluded and a decision was rendered by the panel of arbitrators. The July 2006 arbitral award upheld the validity of the 2002 Transfer Agreement and declared it to be binding on the parties (the “Arbitration Award”).

On August 9, 2007, however, the Commercial Chamber of the Superior Court in Lima rendered its decision regarding the validity of the Arbitration Award, determining that Mr. Orbegoso’s power of attorney to represent Algamarca did not, under any circumstance, extend to binding the company in arbitration, and therefore ruled that the Arbitration Award was null and void. On or before August 30, 2007 Sulliden Peru appealed to the Supreme Court the decision of the Superior Court to nullify the Arbitration Award.

Consequences of the Nullity of the Arbitration Award.

Prior to the Superior Court ruling nullifying the Arbitration Award on August 9, 2007, Sulliden Peru had obtained, on July 25, 2006, an injunction against Algamarca from the 55th Trial Court of the Civil Court of Lima ordering compliance with the Arbitration Award. The July 2006 injunction mandated that Sulliden Peru be given possession of the Shahuindo Property and that the Shahuindo mining concessions and surface lands of the Shahuindo Property be registered in Sulliden Peru’s name. It was on the basis of that injunction that the Peru National Public Registry (“SUNARP”) then registered six Shahuindo concessions in Sulliden Peru’s name. Subsequently, the remaining Shahuindo concessions were registered in Sulliden Peru’s name.

However, on August 9 2007 Superior Court of Lima rendered its decision to nullify the Arbitration Award, and the 55th Trial Court of the Civil Court of Lima, on September 12, 2007, lifted the injunction it had issued to Sulliden Peru against Algamarca. These decisions established the basis for reverting the SUNARP registration of the

Shahuindo concessions back to Algamarca since SUNARP had registered the Shahuindo concessions to Sulliden Peru only to comply with the requirements of the July 25, 2006 injunction that had been issued as a result of the Arbitration Award.

Sulliden Peru appealed the decision of the 55th Trial Court of the Civil Court of Lima to lift the September 12, 2007 injunction against Algamarca. It is Century’s understanding that this appeal by Sulliden Peru does not suspend the effects of the Superior Court’s judgment. Similarly, on October 17, 2007, Algamarca appealed against the decision by the 55th Trial Court of the Civil Court of Lima to grant Sulliden the right to appeal.

As a result of the nullity of the Arbitration Award and the 55th Trial Court of the Civil Court of Lima’s decision to lift the injunction against Algamarca, and because of the continued effectiveness of the injunction against Sulliden Peru and a former officer of Sulliden (Canada), Algamarca is requesting SUNARP to correct the registrations and revert recorded title of the Shahuindo concessions back into in the name of Algamarca and Andean Mining Gold. Century believes that these corrections are pending.

Legal Proceeding for the Nullity of the Contract

On November 5, 2004, Algamarca commenced legal proceedings in the 64th Division of the Civil Court of Lima seeking a declaration that the 2002 Transfer Agreement has no legal force or effect because of a defect in the power of attorney of Miguel de Orbegoso to sign such agreement. This legal proceeding on the nullity of the 2002 Transfer Agreement that began almost three years ago is still at the evidentiary stage of the trial at the first instance. It has recently been assigned to the 10th Division of the Civil Court of Lima (exp. No. 75489-2004).

Canadian Proceedings

Sulliden commenced an action in the Ontario Superior Court of Justice on June 20, 2007 against Algamarca, Century, Century Finance and others seeking damages of US$200 million for breach of contract and other demands. The claim relates to the validity and enforceability of the 2002 Transfer Agreement; an agreement in Peru between Peruvian parties to purchase the Shahuindo property in Peru and work performed in Peru, all of which is and has been the subject of various Peruvian legal proceedings involving various of the parties named in the Canadian proceedings. The Canadian proceedings attempt to extend the original dispute with Sulliden Peru over title to the Shahuindo Property both to persons not party to the original litigation and to a jurisdiction, Ontario, which is foreign to the courts of Peru where the material events subject of the litigation occurred. Century and Century Finance and their director, Margaret M. Kent, are opposing this attempted extension to Ontario.

List of Current Legal Proceedings

1.	Supreme Court File # 4656-07 (previously file #1757-06)
Compañía Minera Algamarca SA, Compañía de Exploraciones Algamarca SA v. Minera Sulliden Shahuindo S.A.C.
Issue: Nullity of Arbitral Award
Date commenced: November 5, 2004

2.	Superior Court File #3403-06
Alta Tecnologia e Inversion Minera Y Metalurgica S.A. v. Compañía Minera Algamarca SA, Compañía de Exploraciones Algamarca SA and Minera Sulliden Shahuindo SAC
Issues: Nullity of shareholders’ resolution and question of jurisdiction of trial court
Date commenced: July 18 , 2003

3.	Superior Court File #114-04 / #1217-03
Minera Sulliden Shahuindo SAC v SUNARP
Issue: Validity of act by public registrar
Date commenced: February 4, 2003

4.	Superior Court File #686-04
Minera Sulliden Shahuindo SAC v. SUNARP
Issue: Validity of act by public registrar
Date commenced: June 10, 2004

5.	Superior Court File #688-04
Minera Sulliden Shahuindo SAC v. SUNARP
Issue: Validity of act by public registrar
Date commenced: June 10, 2004

6.	Superior Court File #690-04
Minera Sulliden Shahuindo SAC v. SUNARP
Issue: Validity of act by public registrar
Date commenced: June 10, 2004

7.	Superior Court File #692-04
Minera Sulliden Shahuindo SAC v. SUNARP
Issue: Validity of act by public registrar
Date commenced: June 10, 2004

8.	Superior Court File #698-04
Minera Sulliden Shahuindo SAC v. SUNARP
Issue: Validity of act by public registrar
Date commenced: June 10, 2004

9.	Superior Court File #162-06
Minera Sulliden Shahuindo SAC v. SUNARP
Issue: Validity of act by public registrar
Date commenced: February 14, 2006

10.	Superior Court File #1217-03
Minera Sulliden Shahuindo SAC v. SUNARP
Issue: Validity of act by public registrar
Date commenced: August 6, 2003

11.	Superior Court File #691-04
Minera Sulliden Shahuindo SAC v. SUNARP
Issue: Validity of act by public registrar
Date commenced: June 10, 2004

12.	Superior Court File #697-04
Minera Sulliden Shahuindo SAC v. SUNARP
Issue: Validity of act by public registrar
Date commenced: June 10, 2004

13.	Superior Court File #747-04
Minera Sulliden Shahuindo SAC v. SUNARP
Issue: Validity of act by public registrar
Date commenced: June 10, 2004

14.	Superior Court File #74-04
Minera Sulliden Shahuindo SAC v. SUNARP

Issue: Validity of act by public registrar
Date commenced: January 14, 2004

15.	Trial Court File # 28573-2006
Minera Sulliden Shahuindo SAC v. Compañía de Exploraciones Algamarca SA y Compañía Minera Algamarca SA
Issue: Injunction against Algamarca prohibiting its registration of the Shahuindo concessions
Date commenced: June 20, 2007

16.	Trial Court File # 75489-2004
Compañía Minera Algamarca SA and Compañía de Exploraciones Algamarca SA v. Miguel de Orbegoso Tudela and Minera Sulliden Shahuindo S.A.C.
Issue: Nullity of Juridical Act
Dated commenced: November 10, 2004

17.	Trial Court File # 9178-06
Minera Sulliden Shahuindo S.A.C. v. Andean Mining Gold INC., Inversiones Mineras Sudamericanas SA., Compañía Minera Algamarca SA., Compañía de Exploraciones Algamarca SA. y Minera Pilacones SA
Issue: Nullity of Juridical Act
Date commenced: December 29, 2006

18.	Trial Court File # 0012-2004
Compañía Minera Algamarca S.A. v. Stephane Amireault and Minera Sulliden Shahuindo SAC
Issue: restraining order against Sulliden Peru
Date commenced: October 13, 2003

19.	Ontario Superior Court of Justice
Sulliden v. Century, Century Peru et al.
Issue: Breach of Contract inter alia
Date: June 20, 2007

The Shahuindo Litigation has been ongoing since 2003 and proceedings that are currently before the courts could reasonably be expected to continue until 2015 and will likely continue at least until the year 2011 (see “Expert Opinion” attached as Exhibit 1 of the Circular), costing a substantial amount in legal fees with no certainty of success. There are also new claims that are regularly filed by the various parties to the litigation; any new claim could extend the timelines for resolution by many additional years.

Combining Century and Sulliden would bring a resolution to this lengthy and complex litigation and, Century believes, will unlock the value of the Shahuindo Property for Shareholders and permit the development of a gold mine on the Shahuindo Property.

5.                                      Purpose of the Offer and Century’s Plans for Sulliden

Purpose of the Offer

The purpose of the Offer is to enable Century to acquire all of the Sulliden Shares.

If the conditions of the Offer are satisfied or waived, where permitted, and Century takes up and pays for the Sulliden Shares validly deposited under the Offer such that Century and its affiliates own, directly or indirectly, at least 66 2/3% of the Sulliden Shares outstanding, on a fully-diluted basis, Century intends to acquire any Sulliden Shares not deposited under the Offer through a Compulsory Acquisition, if available, or to propose a Subsequent Acquisition Transaction, in each case for consideration per Sulliden Share at least equal in value to the consideration paid by Century per Sulliden Share under the Offer. The exact timing and details of any such transaction will depend upon a number of factors, including the number of Sulliden Shares acquired by the Offeror pursuant to the Offer. Although Century intends to propose either a Compulsory Acquisition or a Subsequent Acquisition Transaction

generally on the terms described herein, it is possible that, as a result of delays in Century’s ability to effect such a transaction, information subsequently obtained by Century, changes in general economic or market conditions or in the business of Sulliden, or other currently unforeseen circumstances, such a transaction may not be proposed, may be delayed or abandoned or may be proposed on different terms. Accordingly, Century reserves the right not to propose a Compulsory Acquisition or Subsequent Acquisition Transaction, or to propose a Subsequent Acquisition Transaction on terms other than as described herein. See Section 9 of this Circular, “Acquisition of Sulliden Shares Not Deposited”.

If the conditions of the Offer are satisfied or waived and Century takes up and pays for the Sulliden Shares validly deposited under the Offer such that Century and its affiliates own, directly or indirectly, at least 50% plus one of the Sulliden Shares but less than 66 2/3% of the Sulliden Shares outstanding, on a fully-diluted basis, Century intends to propose a Subsequent Acquisition Transaction, subject to the same terms and conditions set out herein. In the event that the Subsequent Acquisition Transaction is not successful, Century intends to operate Sulliden as a majority shareholder. As majority shareholder of Sulliden, Century will consider all options available to it at that time including pursuing alternatives to end the Shahuindo Litigation and proceeding with the development of the Shahuindo Property.

Operating Plans for Century and Sulliden following Completion of the Offer

If the Offer is accepted, and if Century acquires all of the outstanding Sulliden Shares, Century intends to conduct a review of Sulliden and its assets, operations, management and personnel, to determine the changes necessary to integrate the operations and management of Sulliden into the operations and management of Century as soon as possible thereafter. Century intends to operate the combined operations from its management office in Blaine, Washington, and its subsidiary office in Peru.

Treatment of Sulliden Options and Sulliden Warrants

The Offer is made only for Sulliden Shares and is not made for any Sulliden Options, Sulliden Warrants or other rights (other than Rights) to acquire Sulliden Shares. Any holder of such Sulliden Options, Sulliden Warrants or other rights to acquire Sulliden Shares who wishes to accept the Offer should, to the extent permitted by their terms and applicable Law, fully exercise, convert or exchange their Sulliden Options, Sulliden Warrants or other rights in order to obtain certificates representing Sulliden Shares that may be deposited in accordance with the terms of the Offer.

If any holder of Sulliden Options does not exercise such Sulliden Options prior to the Expiry Time, such Sulliden Options will, subject to obtaining all necessary regulatory approvals, remain outstanding following the Expiry Time in accordance with their terms and conditions, including with respect to term to expiry, vesting schedule (if any) and exercise prices, except that, to the extent permitted under the terms of the Sulliden Options, after completion of a Compulsory Acquisition or Subsequent Acquisition Transaction, the holder of a Sulliden Option will, on the exercise thereof, acquire that number of Century Shares that such holder would have been entitled to receive as a result of the Offer if such holder had exercised such Sulliden Option to become the registered holder of Sulliden Shares prior to the Compulsory Acquisition or Subsequent Acquisition Transaction, subject to the terms of any Compulsory Acquisition or Subsequent Acquisition Transaction.

If any holder of Sulliden Warrants does not exercise such Sulliden Warrants prior to the Expiry Time, such Sulliden Warrants will, subject to obtaining all necessary regulatory approvals, remain outstanding following the Expiry Time in accordance with their terms and conditions, except that, to the extent permitted under the terms of the Sulliden Warrants, after completion of a Compulsory Acquisition or Subsequent Acquisition Transaction, a holder of a Sulliden Warrant will, on exercise thereof, acquire that number of Century Shares that such holder would have been entitled to receive as a result of the Offer if such holder had exercised such Sulliden Warrant to become the registered holder of Sulliden Shares prior to the Compulsory Acquisition or Subsequent Acquisition Transaction, subject to the terms of any Compulsory Acquisition or Subsequent Acquisition Transaction.

The tax consequences to holders of Sulliden Options or Sulliden Warrants of exercising or not exercising their Sulliden Options or Sulliden Warrants are not described in Section 19 of the Circular, “Certain Canadian Federal Income Tax Considerations”, and Section 20 of the Circular, “Certain United States Federal Income Tax Considerations”. Holders of Sulliden Options or Sulliden Warrants should consult their tax advisors for advice with respect to potential income tax consequences to them in connection with the decision to exercise or not exercise their Sulliden Options or Sulliden Warrants.

6.                                      Risk Factors

Business Combination Risks

The combination of Century with Sulliden is subject to certain risks, including but not limited to, the following:

Shareholders will receive Century Shares based on a fixed exchange ratio that may not reflect market price fluctuations. Consequently, the Century Shares issued under the Offer may have a market value lower than expected.

The Offeror is offering to purchase Sulliden Shares on the basis of 0.72 of a Century Share for each Sulliden Share. As the exchange ratio will not be adjusted to reflect any changes in the market value of Century Shares, the market values of the Century Shares and the Sulliden Shares at the time of a take-up of Sulliden Shares under the Offer may vary significantly from the values at the date of this Offer and Circular or the date that Shareholders tender their Sulliden Shares. If the market price of Century Shares declines and/or if the market price of Sulliden Shares increases, the value of the consideration received by Shareholders will decline as well.

The integration of Century and Sulliden may not occur as planned.

The Offer has been made with the expectation that its successful completion will result in increased earnings and cost savings by taking advantage of the synergies of consolidation and enhanced growth opportunities of the combined company. These anticipated benefits will depend in part on whether Century’s and Sulliden’s operations can be integrated in an efficient and effective manner. Most operational and strategic decisions, and certain staffing decisions, with respect to the combined company have not yet been made. These decisions and the integration of the two companies will present challenges to management, including the integration of systems and personnel of the two companies, and special risks, including possible unanticipated liabilities, unanticipated costs, and the loss of key employees.

Change of control provisions in Sulliden’s agreements triggered upon the acquisition of Sulliden may lead to adverse consequences.

Sulliden may be a party to agreements that contain change of control provisions that may be triggered following completion of the Offer, since Century will hold Sulliden Shares representing a majority of the voting rights of Sulliden. The operation of these change of control provisions, if triggered, could result in unanticipated expenses and/or cash payments following the consummation of the Offer or adversely affect Sulliden’s operations and financial condition. Unless these change of control provisions are waived by the other party, the operation of any of these provisions could adversely affect the operations and financial condition of the combined company.

The combination of Century and Sulliden may not be successfully completed without the possibility of Shareholders exercising dissent and appraisal rights in connection with a Compulsory Acquisition or Subsequent Acquisition Transaction.

In order for Century to acquire all of the issued and outstanding Sulliden Shares, it may be necessary, following the completion of the Offer, for Century or an affiliate of Century to effect a Compulsory Acquisition or a Subsequent Acquisition Transaction. A Compulsory Acquisition or Subsequent Acquisition Transaction may result in Shareholders having the right to dissent and demand payment of the fair value of their Sulliden Shares. If the statutory procedures governing dissent rights are available and are complied with, this right could lead to a judicial determination of the fair value required to be paid to such dissenting Shareholders for their Sulliden Shares. There is no assurance that a Compulsory Acquisition or Subsequent Acquisition Transaction can be completed without Shareholders exercising dissent rights in respect of a substantial number of Sulliden Shares, which could result in Century being required to make a very substantial cash payment that could have a material adverse effect on Century’s financial position and its liquidity.

After the consummation of the Offer, Sulliden could be a majority-owned subsidiary of Century and Century’s interest could differ from that of the remaining minority Shareholders.

After the consummation of the Offer, Century will have the power to elect the directors of Sulliden, appoint new management, and propose certain actions requiring the approval of Shareholders, including adopting certain amendments to Sulliden’s constating documents and approving mergers or sales of Sulliden’s assets. In particular, after the consummation of the Offer, Century intends to exercise its statutory right, if available, to acquire all of the Sulliden Shares not deposited under the Offer, or if such statutory right of acquisition is not available, Century intends to integrate Sulliden and Century, by merger or other transaction whereby the operations of Sulliden and Century are combined. Century’s interests with respect to Sulliden may differ from, and conflict with, those of any remaining minority Shareholders.

Following the completion of the Offer and prior to the completion of any Compulsory Acquisition or Subsequent Acquisition Transaction, the trading liquidity for Sulliden Shares not deposited under the Offer will be reduced, which may affect the price of the Sulliden Shares and the ability of a Shareholder to dispose of their Sulliden Shares.

If the Offer is successful, the liquidity and market value of the remaining Sulliden Shares held by the public could be adversely affected by the fact that they will be held by a smaller number of holders. Depending upon the number of Sulliden Shares acquired pursuant to the Offer, following the completion of the Offer the Sulliden Shares may no longer meet the TSX requirements for continued listing.

If the TSX were to delist the Sulliden Shares, the market for the Sulliden Shares could be adversely affected. Although it is possible that the Sulliden Shares could be traded on other securities exchanges or in the over-the-counter market, and the price quotations would be reported by such exchanges or by other sources, there can be no assurance that any such trading or quotations will occur. In addition, the extent of the public market for the Sulliden Shares and the availability of such quotations would depend upon the number of holders and/or the aggregate market value of the Sulliden Shares remaining at such time and the interest in maintaining a market in the Sulliden Shares on the part of securities firms. If Sulliden Shares are delisted and Sulliden ceases to be a “public corporation” for the purposes of the Tax Act, Sulliden Shares would cease to be qualified investments for trusts governed by registered retirement savings plans, registered education savings plans, registered retirement income funds and deferred profit sharing plans. Delisting can also have adverse tax consequences to non-resident holders of Sulliden Shares, as described in Section 19 of this Circular, “Certain Canadian Federal Income Tax Considerations”.

Century is not able to fully verify the reliability of the information regarding Sulliden included in, or which may have been omitted from, this Offer and Circular.

Century has relied exclusively upon publicly available information about Sulliden in connection with the information regarding Sulliden provided herein. Any inaccuracy in Sulliden’s publicly available information, or in the information about Sulliden contained in this Offer and Circular, could result in unanticipated liabilities or expenses, increase the cost of integrating the two companies or adversely affect the operational plans of the combined company and its results of operations and financial condition.

Shareholders of Sulliden will realize dilution of their voting rights.

Century expects to issue (on a fully diluted basis) up to a maximum of 59,708,444 Century Shares under the Offer, which would result, based on the number of Century Shares outstanding as at the date of the Offer, in Century having a total of 212,596,567 Century Shares outstanding. Based on the above, Shareholders will hold approximately 28% of the Century Shares outstanding upon the completion of the Offer and any Compulsory Acquisition or Subsequent Acquisition Transaction. As a result of this issuance, the Shareholders’ ownership and voting interests in the combined company will be significantly diluted, relative to their current proportional ownership and voting interest in Sulliden.

The issuance of a significant number of Century Shares and a resulting “market overhang” could adversely affect the market price of Century Shares after completion of the Offer.

If all of the Sulliden Shares are tendered to the Offer, up to an additional 59,708,444 Century Shares will be available for trading in the public market. This significant increase in the number of Century Shares may lead to sales of such shares or the perception that such sales may occur, either of which may adversely affect the market for, and the market price of, Century Shares.

The enforcement of shareholder rights by Shareholders resident in the United States may be adversely affected by the combination of Sulliden and Century.

The enforcement by Shareholders of civil liabilities under U.S. federal securities laws may be affected adversely by the fact that Sulliden and Century are organized under the laws of Québec and Canada, respectively, and have locations and assets in foreign countries, and that some of the Sulliden and Century officers and directors, some of the experts named in this Offer and Circular and the Canadian Dealer Manager are residents of countries other than the United States.

Failure to retain key employees of Sulliden could adversely affect Century after the Offer.

The performance of Sulliden’s operations after completion of the Offer could be adversely affected if the combined company cannot retain selected key employees to assist in the integration of Sulliden and Century. If the combined company does not retain certain of Sulliden’s key employees, or if key executives exercise their rights to terminate their employment agreements following completion of the Offer, Century may be required to make large severance payments.

Additional Risk Factors Relating to Century

Century’s mining operations are subject to the normal risks of mining, and its profits are subject to numerous factors beyond Century’s control. Shareholders should carefully consider the risk factors discussed in this Circular and the documents incorporated herein by reference, including, but not limited to, the risk factors discussed below:

Century faces risks inherent in the Mining and Metal Business.

Resource exploration and development is a speculative business and involves a high degree of risk, including, among other things, unprofitable efforts resulting not only from the failure to discover mineral deposits but from finding mineral deposits which, though present, are insufficient in size to return a profit from production. Mineral properties are often non-productive for reasons that cannot be anticipated in advance. Even after the commencement of mining operations, such operations may be subject to risks and hazards, including environmental hazards, industrial accidents, unusual or unexpected geological formations, unanticipated metallurgical difficulties, ground control problems and flooding. Equipment and supplies may from time to time be unavailable on a timely basis. The occurrence of any of the foregoing could result in damage to or destruction of mineral properties or production facilities, personal injuries or death, environmental damage, delays or interruption of production, increases in production costs, monetary losses, legal liability and adverse governmental action. The exact effect of these factors cannot be accurately predicted, but the combination of these factors may result in Century not receiving an adequate return on invested capital and/or being subjected to substantial liabilities.

Mining Industry is Intensely Competitive

The mining industry is intensely competitive and even if commercial quantities of mineral resources are developed, a profitable market may not exist for the sale of such minerals. Century’s competitive position is determined by its costs in comparison to those of other producers in the world. If Century’s costs increase due to its locations, grade and nature of ore bodies, foreign exchange rates, or its operating and management skills, its profitability may be affected. Century competes with larger companies that have greater assets and financial and human resources than Century, and which may be able to sustain larger losses than Century, to develop or continue business.

Restructuring of the Operations at the Sigma-Lamaque Complex

As a result of Century discontinuing its mining operations at the open pit of its Sigma Mine on November 5, 2007, Century is now concentrating production efforts at the underground Lamaque Mine and is currently engaged in acquiring the necessary permits from the relevant Quebec regulatory authorities in order to expand production at the Lamaque Mine. The closure of the open pit of the Sigma Mine however will significantly reduce Century’s revenue until the anticipated expansion of production at the Lamaque Mine is realized. There is a risk that the expansion of production at the Lamaque Mine will be delayed or that expected results will not be achieved.

Cost and Production Estimates

Century prepares estimates of future cost and production for its mining operations. No assurance can be given that these estimates will be achieved. Failure to achieve production estimates could have an adverse impact on Century’s future cash flows, earnings, results of operations and financial condition. These production estimates are based on, among other things, the following factors: the accuracy of reserve estimates; the accuracy of assumptions regarding ground conditions and physical characteristics of ores, such as hardness and presence or absence of particular metallurgical characteristics; and the accuracy of estimated rates and costs of mining and processing. Century’s actual production may vary from estimates for a variety of reasons, including: actual ore mined varying from estimates of grade, tonnage, dilution and metallurgical and other characteristics; short-term operating factors relating to the ore reserves, such as the need for sequential development of ore bodies and the processing of new or different ore grades; risks and hazards associated with mining; natural phenomena, such as inclement weather conditions, floods, and earthquakes; and unexpected labour shortages or strikes.

Resource Exploration and Development is Generally a Speculative Business

Resource exploration and development is a speculative business and involves a high degree of risk, including, among other things, unprofitable efforts resulting not only from the failure to discover mineral deposits but from finding mineral deposits which, though present, are insufficient in size to return a profit from production. The marketability of natural resources which may be acquired or discovered by Century will be affected by numerous factors beyond the control of Century. These factors include market fluctuations, the proximity and capacity of natural resource markets, government regulations, including regulations relating to prices, taxes, royalties, land use, importing and exporting of minerals and environmental protection. The exact effect of these factors cannot be accurately predicted, but the combination of these factors may result in Century not receiving an adequate return on invested capital. The majority of exploration projects do not result in the discovery of commercially mineable deposits of ore.

Reserves and Resources Calculations and Gold Recovery

There is a degree of uncertainty attributable to the calculation of reserves and resources and corresponding ore grades presently being mined or dedicated to future production. The estimating of mineral reserves and mineral resources is a subjective process and the accuracy of reserve and resource estimates is a function of quantity and quality of available data and assumptions used and judgments made in interpreting engineering and geological information. There is significant uncertainty in any reserve or resource estimate, and the actual deposits encountered and the economic viability of mining a deposit may differ materially from Century’s estimates. Market price fluctuations for gold, increased production costs or lower gold recovery, or other factors may render proven and probable mineral reserves uneconomical or unprofitable to develop at a particular site or sites. Until the ore is actually mined and processed, ore reserves and ore grades must be considered as estimates only. In addition, the quantity of reserves may vary depending on the price of gold. Any material change in reserves, grades, dilution or stripping ratios will affect the economic viability of the projects. Should any significant reductions in mining reserves or resources occur, material write-downs of Century’s investment in mining properties and increased amortization charges may be required. In addition, there can be no assurance that gold recoveries in small-scale laboratory tests will be duplicated under on-site conditions or during production.

Fluctuation of Gold Price

Even if commercial quantities of mineral deposits are discovered, there is no guarantee that a profitable market will exist for the sale of the gold produced. Factors beyond the control of Century may affect the marketability of any substances discovered. The price of gold has experienced significant movement over short periods of time, and is affected by numerous factors beyond the control of Century, including international economic and political trends, expectations of inflation, currency exchange fluctuations, interest rates and global or regional consumption patterns, speculative activities, sales by governments and increased production due to improved mining and production methods. The supply of and demand for gold is affected by various factors, including political events, economic conditions and production costs in major producing regions. There can be no assurance that the price of any mineral deposit will be such that Century’s properties can be mined at a profit.

Gold Price and Foreign Exchange Management

To mitigate risk, Century may enter into commodity contracts, prepaid forward sales agreements and foreign exchange contracts to manage price volatility of the commodities produced at its operating mines and the foreign currency exposure for its Canadian operations. Century uses put options to protect its revenues in a declining gold market and call options in a rising gold market. There can be no assurance that these management strategies will successfully mitigate these risks, and may, under certain circumstances, result in significant liability for Century.

Permits and Licenses

The operations of Century require licenses and permits from various governmental authorities. There can be no assurance that Century will be able to obtain all necessary licenses and permits that may be required to carry out exploration, development and mining operations at its projects or to renew any permits or licenses on terms and conditions previously in effect.

No Assurance of Profitability

Century has only a recent history of earnings and due to the nature of its business there can be no assurance that Century will continue to be profitable. Century has not paid dividends on its shares since incorporation and does not anticipate doing so in the foreseeable future. The principal source of funds available to Century has been through the sale of its equity shares, convertible debentures, short-term high-cost borrowing or the sale or optioning of a portion of its interest in its mineral properties. Even if the results of exploration are encouraging, Century may not have sufficient funds to conduct the further exploration that may be necessary to determine whether or not a commercially mineable deposit exists. While Century may generate additional working capital through operations or further equity and debt offerings, short-term borrowing or through the sale or possible syndication of its properties, there is no assurance that any such funds will be available on favourable terms, or at all. The procurement of additional debt or equity is dependant on many factors, both external and internal to Century. At present, it is impossible to determine what amounts of additional funds, if any, may be required. Failure to raise such additional capital could result in delays in pursuing opportunities, the loss of opportunities to develop the company, or ultimately, the continued viability of Century.

Uninsured or Uninsurable Risks

Century may become subject to liability for pollution or hazards against which it cannot insure or against which it may elect not to insure where premium costs are disproportionate to Century’s perception of the relevant risks. In addition, Century’s insurance coverage may be inadequate to fully protect it against certain liabilities. The payment of such insurance premiums and of such liabilities would reduce the funds available for exploration and production activities, and could have a material adverse effect on Century. In addition, Century’s insurance coverage may not continue to be available at economically feasible premiums, or at all. Any such event could have a material adverse affect on Century’s business.

Government Regulation

Any exploration, development or mining operations carried on by Century will be subject to government legislation, policies and controls relating to prospecting, development, production, environmental protection, mining taxes and labour standards in the jurisdictions in which Century conducts business. There can be no assurance that Century can comply with all applicable regulatory requirements, and the failure to comply could have a material adverse effect on Century.

Financial Resources

The continuing operations of Century are dependent upon raising additional financing, profitable operations, and positive cash flow from future operations. The procurement of additional financing through debt or equity markets is dependent on a continued robust gold market and investor confidence in gold equities.

Environmental Matters

Existing and possible future environmental legislation, regulations and actions could cause significant expense, capital expenditures, restrictions and delays in the activities of Century, the extent of which cannot be predicted and which may well be beyond the capacity of Century to fund. Century’s right to exploit its mining properties is subject to various reporting requirements and to obtaining certain government approvals and there is no assurance that such approvals, including environment approvals, will be obtained without inordinate delay or at all.

Foreign Countries and Regulatory Requirements

Century’s San Juan Mine, Rosario de Belen Mine and certain other properties are located in Peru and its Juneau Gold Property is located in the United States. Mineral exploration and mining activities may be affected in varying degrees by changes in government regulations such as tax laws, business laws, environmental laws and mining laws, affecting Century’s business in those countries. Any changes in regulations or shifts in political conditions are beyond the control of Century and may adversely affect its business, or if significant enough, may make it impossible to continue to operate in the country. Operations may be affected in varying degrees by government regulations with respect to restrictions on production, price controls, foreign exchange restrictions, export controls, income taxes, expropriation of property, environmental legislation and mine safety.

Title Risk

Although Century has undertaken reasonable steps to clarify title on properties in which it has or intends to earn an interest, there can be no guarantee that such title will not be challenged in the future. There is no assurance that a future claim will not be brought against a property in which Century has or intends to earn an interest. There is no guarantee that any or all of the properties in which Century has or intends to earn an interest will not be subject to claims by aboriginal peoples in the future. The risk of unforeseen claims could adversely affect development projects and future acquisitions. In addition, the failure to pay annual claim maintenance fees or file an affidavit of assessment work in certain jurisdictions could result in the loss of certain claims.

Dependence Upon Others and Key Personnel

The success of Century’s operations will depend upon numerous factors, many of which are beyond Century’s control, including (i) the ability of Century to enter into strategic alliances through a combination of one or more joint ventures, mergers or acquisition transactions; (ii) the ability to produce minerals; (iii) the ability to attract and retain additional key personnel in production, technical support and finance; (iv) the ability and the operating resources to develop and maintain the properties held by Century. These and other factors will require the use of outside suppliers as well as the talents and efforts of Century. There can be no assurance of success with any or all of these factors on which Century’s operations will depend.

Currency Fluctuations

Century or its subsidiaries maintain bank accounts in Canadian and U.S. dollars and in Peruvian soles. Century’s proposed activities in Alaska and its payment commitments and exploration expenditures under the various agreements governing its rights to the Juneau Gold Property are denominated in U.S. dollars, making it subject to foreign currency fluctuations. In Peru, Century conducts business in U.S. dollars and soles. Such fluctuations may materially affect Century’s financial position and results. The recent strength of the Canadian dollar against the U.S. dollar has the effect of reducing the profitability of Century’s Canadian mining operations.

Share Price Volatility

In recent years, the securities markets in the United States and Canada have experienced a high level of price and volume volatility, and the market price of securities of many companies, particularly those considered development stage companies, have experienced wide fluctuations in price which have not necessarily been related to the operating performance, underlying asset values or prospects of such companies. There can be no assurance that continual fluctuations in Century’s share price will not occur.

Agreement Requirements

A number of properties in which Century has, or intends to earn an interest are subject to certain conditions, which include but are not limited to the exploration of the properties and large payments to property owners. Should Century not fulfill its obligations under these agreements, it may lose some or all of the interest it can or has earned in the properties.

Conflicts of Interest

Insofar as directors of Century also serve as directors or officers of other companies involved in natural resource exploration and development, or have significant shareholdings in other public resource companies, there exists the possibility for such directors to be in a position of conflict. Any decision made by such directors involving Century will be made in accordance with the duties and obligations of directors to deal fairly and in good faith with Century and such other companies. In addition, such directors declare, and refrain from voting on, any matter in which such directors may have a conflict of interest.

Environment

The principal operations of Century are the production of gold from mining development, extraction and processing of minerals and mining exploration to maintain and increase its ore reserves. These operations are subject to various levels of control and strict government regulations, such as laws and regulations in respect of activities related to natural resources and the protection of the environment. The current legislation is a matter of public record, and Century is unable to predict further legislation and amendments to existing legislation that may have a bearing on its operations. Legislation in matters of environmental protection, to which the Canadian mining industry is subject, imposes, in particular, high standards for the reduction or elimination of the emission, deposit, issuance, or release into the environment of contaminants caused by the extraction or processing of ore. In addition, certificates of authorization must be obtained in advance for the construction and commercial operation of a mine, plant, mill, or refinery, since such types of operation that are specific to the mining industry may result in the emission, deposit, issuance, or release of contaminants into the environment or may change the quality of the environment.

Québec provincial legislation in mining matters contemplates the acquisition and ownership of mining titles, safety standards, royalties and mining taxes. The Mining Act (Québec) ensures the rehabilitation and restoration of lands affected by mining activities. Thus, a company who carries out mining operations in respect of tailings must obtain the approval of the Minister of Natural Resources, Wildlife, and Parks (Québec) (the “MNRWP”) for any plan for the rehabilitation and restoration of land affected by its operations; such company must comply with the plan and provide a financial guarantee to that effect. Where a company commences mining operations, it must submit its rehabilitation and restoration plan within one year following the beginning of its activities. The MNRWP may require or impose additional conditions or obligations before giving its approval to the rehabilitation and restoration plan. Such plan, once approved, must be resubmitted every five years for approval by the MNRQP. The Ministry may review the financial guarantees at any time if it is of the opinion that the guarantee is insufficient and may require additional guarantees. Such amendments also provide that the Minister may enjoin a company who has already ceased its mining operations on a particular site to perform the rehabilitation and restoration work required by the presence of tailings. If the company does not comply with any of the aforementioned amendments and regulations, the MNRWP may have the rehabilitation and restoration work executed by a third party at the cost of such company. Century does not foresee any difficulty in meeting the requirements under the Mining Act (Québec).

Peru’s environmental legislation does not have the long history that Canada’s does. Current legislation in Peru is recent, and regulations are just being developed. It is Century’s intention to comply with all legislation to which it is subject, but there is no assurance that such legislation will not develop in a manner that will cause Century to be unable to continue profitable mining operations in Peru.

The depletion of Century’s mineral reserves may not be offset by future discoveries of mineral reserves.

Century must continually replace mining reserves depleted by production to maintain production levels over the long term. This is done by expanding known mineral reserves or by locating new mineral deposits. There is, however, a risk that depletion of reserves will not be offset by future discoveries of mineral reserves. Exploration for minerals is highly speculative in nature and the projects involve many risks. Many projects are unsuccessful and there are no assurances that current or future exploration programs will be successful. Further, significant costs are incurred to establish mineral reserves and to construct mining and processing facilities. Development projects have no operating history upon which to base estimates of future cash flow and are subject to the successful completion of feasibility studies, obtaining necessary government permits, obtaining title to or other land rights and availability of financing.

7.                                      Dissent Rights

Shareholders will not have dissent or appraisal rights in connection with the Offer. However, holders of Sulliden Shares who do not tender their Sulliden Shares to the Offer may have rights of dissent or similar rights in the event Century elects to acquire such Sulliden Shares by way of a Compulsory Acquisition or Subsequent Acquisition Transaction.

8.                                      Material Differences in Rights of Shareholders

Century is a Canadian company governed by the CBCA and Sulliden is a Québec company governed by the QCA. Upon take-up and payment for Sulliden Shares deposited under the Offer, former shareholders of Sulliden will become shareholders of Century. As shareholders of a CBCA company, the rights of the former shareholders of Sulliden will differ in certain respects from their rights as shareholders of a company governed by the QCA. The following is a summary of certain differences between the CBCA and the QCA which management of Century considers to be material to Shareholders. This summary is not an exhaustive review of the two statutes. Reference should be made to the full text of both statutes and the regulations thereunder for particulars of any differences between them, and Shareholders should consult their legal or other professional advisors with regard to the implications of the Offer.

Nomination of Directors

The CBCA provides that shareholders may nominate candidates for election as directors at an annual meeting of shareholders by means of shareholder approval which is signed by one or more holders of shares representing at least 5% of the shares entitled to vote at the meeting at which the nomination is presented if the nomination is submitted to the company at least ninety (90) days before the anniversary date of the previous annual meeting of shareholders, but this provision does not preclude nominations made at a meeting of shareholders.

The QCA does not currently contain similar provisions. However, an amendment to the QCA, not yet in force, provides for very similar rights whereby shareholders of a Quebec company can make a proposal, which may include nominations for the election of directors if it is signed by one or more shareholders representing not less than 5% of the shares or not less than 5% of a class of shares entitled to vote at the meeting at which the proposal is to be presented.

Business Introduced by Shareholders at Annual Meetings

The CBCA provides that a shareholder entitled to vote at an annual meeting of shareholders may submit to the company a notice of any other matter he proposes to raise at the meeting (a “shareholder proposal”) which the company must set out or attach to the management proxy circular for such a meeting, and a shareholder can discuss any matter at the meeting in respect of which she/he would be entitled to submit a shareholder proposal. The shareholder proposal must be submitted to the company at least ninety (90) days prior to the anniversary date of the previous annual meeting of shareholders, and the shareholder can require the company to include a statement of not more than 500 words by the shareholder in support of the proposal in the management proxy circular. A company does not have to entertain shareholder proposals which are primarily self-serving for the shareholder, which have been included in a management proxy circular within the past two years and were defeated, or where a shareholder has failed to present a proposal included at his request in a management proxy circular or dissident proxy circular at a meeting held within the past two years.

The QCA does not contain similar provisions. An amendment to the QCA, not yet in force, provides for rights almost identical to the ones described above.

Dissent Rights

The CBCA provides that shareholders of a CBCA company are entitled to exercise rights and to be paid the fair value of their shares in connection with certain matters including (a) any amalgamation with another company (other than with certain affiliated companies); (b) an amendment to a company’s articles to add, change or remove any provisions restricting or constraining the issue, transfer or ownership of shares of the class held by holders of the class so affected; (c) an amendment to a company’s articles to add, change or remove any restriction upon the business or businesses that the company may carry on; (d) a continuance under the laws of another jurisdiction; (e) a sale, lease or exchange of all or substantially all the property of the company other than in the ordinary course of business; (f) a court order permitting a shareholder to dissent in connection with an application to the court for an order approving a reorganization or by a court order made in connection with an action for an oppression remedy. The CBCA provides that where a company fails to make an offer to pay fair value for shares of a dissenting shareholder, the dissenting shareholder may apply to a court to fix fair value for the shares. Under the CBCA, a shareholder may, in addition to exercising dissent rights, seek an oppression remedy for any act or omission of a company which is oppressive, unfairly prejudicial to or that unfairly disregards a shareholder’s interest (see “Oppression Remedy” below).

Presently, the QCA does not contain similar provisions.

Derivative Action

Under the CBCA, a complainant may apply to the court for leave to bring an action in the name of and on behalf of a company or any subsidiary, or to intervene in an existing action to which the company is a party, for the purpose of prosecuting, defending or discontinuing the action on behalf of the company. A complainant includes: (a) present or former registered holders or beneficial owners of securities of a company or any of its affiliates; (b) present or former officers or directors of the company or of any of its affiliates; (c) the director under the CBCA; or (d) any other persons who in the discretion of a court is a proper person to make such application. Under the CBCA, no action may be brought and no intervention in an action may be made unless the court is satisfied that: (a) the complainant has given reasonable notice to the directors of the company or its subsidiary of his/her intention to apply to the court if the directors of the company or its subsidiary do not bring, diligently prosecute or defend or discontinue the action; (b) the complainant is acting in good faith; and (c) it appears to be in the interests of the company or its subsidiary that the action be brought, prosecuted, defended or discontinued.

Under the CBCA, the court in a derivative action may make any order it thinks fit including, without limitation: (i) an order authorizing the complainant or any other person to control the conduct of the action; (ii) an order giving directions for the conduct of the action; (iii) an order directing that any amount adjudged payable by a defendant in the action shall be paid, in whole or in part, directly to former and present security holders of the company or its subsidiary instead of to the company or its subsidiary; and (iv) an order requiring the company or its subsidiary to pay reasonable legal fees incurred by the complainant in connection with the action. Additionally, under the CBCA, a court may order a company or its subsidiary to pay the complainant’s interim costs, including legal fees and disbursements. Although the complainant may be held accountable for the interim costs on final disposition of the complaint, it is not required to give security for costs in a derivative action.

No similar derivative action exists under the QCA, except that recourse under the Civil Code of Quebec and the Quebec Code of Civil Procedures may be available. Furthermore the derivative action must be taken by the shareholders in their own name and they must implead the company in the motion to institute proceedings.

Oppression Remedy

The CBCA contains an oppression remedy that enables the court, if satisfied upon application by a complainant (as defined above under “Derivative Action”) that (i) any act or omission of the company or its affiliates effects a result, (ii) the business or affairs of the company or its affiliates are or have been carried on or conducted in a manner, or (iii) the powers of the directors of the company or its affiliates are or have been exercised in a manner, that is oppressive or unfairly prejudicial to or that unfairly disregards the interests of any security holder, creditor, director or officer, to make any order, both interim and final, to rectify the matters complained of. Because of the breadth of the conduct which can be complained of and the scope of the court’s remedial powers, the oppression remedy is very flexible and is frequently relied upon to safeguard the interests of shareholders and other complainants with substantial interest in the company. Under the CBCA, a complainant does not have to prove that the directors of a company acted in bad faith in order to seek an oppression remedy. Furthermore, the court may order a company or its subsidiary to pay interim expenses of a complainant seeking an oppression remedy but the complainant may be held accountable for such interim costs on final disposition of the complaint (as is the case in derivative actions).

No similar oppression remedy exists under the QCA, except that a recourse under the Civil Code of Quebec and the Quebec Code of Civil Procedure may be available.

Director Qualification and Number

At least 25% of the directors of a CBCA corporation must be resident Canadians.

Under the QCA, directors of a company need not be either Canadian citizens or residents.

Amendment to Internal Affairs

Under the CBCA and the QCA, any amendment to the articles generally requires approval by special resolution, which is a resolution passed by a majority of not less than two-thirds of the votes cast by the shareholders who vote on the resolution. The CBCA provides that those shareholders entitled to vote at shareholder meetings may confirm, reject or amend any by-law or amendment or repeal of a by-law submitted by directors by “ordinary resolution” (as defined in the CBCA), which must be passed by a majority of the votes cast by shareholders who voted thereon. Under the QCA, shareholders entitled to vote at shareholder meetings may only confirm or reject, but may not amend, any by-law or amendment or repeal of a by-law submitted by directors by “ordinary resolution” (as defined in the Quebec Act), which must similarly be passed by a majority of the votes cast by shareholders who voted thereon. Under the CBCA, but not the QCA, shareholders may also make a proposal to make, amend or repeal a by-law subject to complying with the CBCA requirements in respect of shareholder proposals (see “Business Introduced by Shareholders at Annual Meetings”).

Vote Required for Extraordinary Corporate Transactions

Under the CBCA, certain extraordinary corporate actions, such as certain amalgamations, continuances, sales, leases or exchanges of all or substantially all the assets of a company other than in the ordinary course of business, and other extraordinary corporate actions such as liquidations, dissolutions or (if ordered by a court)

arrangements, are required to be approved by special resolution of the holders of all shares, whether or not the shares are designated as voting shares in the company’s articles, and, in certain cases, such special resolution is also required to be approved by shareholders separately as a class or series.

Under the QCA, directors have the power to authorize the sale of any corporate asset without reference to the shareholders.

9.                                      Acquisition of Sulliden Shares Not Deposited

It is Century’s current intention that if it takes up and pays for Sulliden Shares deposited under the Offer, it will enter into one or more transactions to enable Century, or an affiliate of Century, to acquire all Sulliden Shares not acquired pursuant to the Offer. There is no assurance that any such transaction will be completed and Century reserves the right, in its sole discretion, not to complete any such transaction.

Compulsory Acquisition

If the number of Sulliden Shares deposited under the Offer and not withdrawn represents not less than 90% of the outstanding Sulliden Shares (calculated on a fully diluted basis and other than any Sulliden Shares held on the date hereof by Century, its affiliates or associates), and Century acquires such deposited Sulliden Shares pursuant to the Offer, Century may elect to acquire, pursuant to Section 51 of the QCA, the remainder of the Sulliden Shares held by each Shareholder who did not accept the Offer (a “Dissenting Shareholder”) (including any person who subsequently acquires any such shares), on the same terms, including price, as the Sulliden Shares that were acquired under the Offer (a “Compulsory Acquisition”). To exercise this statutory right, Century must give notice (the “Century Notice”), in the manner prescribed by a judge of the Superior Court of the Province of Quebec, to the Dissenting Shareholders of such proposed Compulsory Acquisition within six months after the date of the Offer. Each Dissenting Shareholder may accept the consideration offered by Century or file a petition with the Superior Court of the Province of Quebec in the district in which Sulliden has its head office. If no such petition is filed within one month of the Century Notice, Sulliden shall be required to register Century in its books as the holder of the Sulliden Shares that were held by the Dissenting Shareholders, upon confirmation that the consideration payable by Century for the Sulliden Shares of the Dissenting Shareholders has been paid by Century in trust for such Dissenting Shareholders.

The foregoing is only a summary of the statutory right of Compulsory Acquisition that may become available to Century. The summary is not intended to be complete and is qualified in its entirety by the provisions of Section 51 of the QCA. Shareholders should refer to Section 51 of the QCA for the full text of the relevant statutory provisions, and those who wish to be better informed about those provisions should consult their own legal advisors. The provisions of section 51 of the QCA are complex and may require strict adherence to notice and timing provisions, failing which the rights available thereunder may be lost or altered.

Subsequent Acquisition Transaction

If Century takes up and pays for Sulliden Shares validly deposited under the Offer, and the foregoing statutory right of Compulsory Acquisition is not available for any reason, Century currently intends to take such action as is necessary, including causing a special meeting of Shareholders to be called to consider an amalgamation, statutory arrangement, consolidation, capital reorganization or other transaction involving Sulliden and Century or an affiliate of Century (a “Subsequent Acquisition Transaction”), to enable Century to acquire all Sulliden Shares not acquired by Century pursuant to the Offer. Under such Subsequent Acquisition Transaction, Sulliden may continue as a separate subsidiary of Century following completion of any such transaction. The timing and details of any such transaction will depend on a number of factors, including the number of Sulliden Shares acquired pursuant to the Offer. If Century takes up and pays for at least 66 2/3% of the Sulliden Shares outstanding, on a fully-diluted basis, under the Offer, Century will own sufficient Sulliden Shares to effect a Subsequent Acquisition Transaction. Century reserves the right, in its sole discretion, not to complete a Subsequent Acquisition Transaction.

Each type of Subsequent Acquisition Transaction described above is governed by certain applicable Canadian corporate and securities laws (collectively, the “Regulations”), including Rule 61-501 and Regulation Q-27, and would be a “business combination” within the meaning of Rule 61-501 and a “going private transaction” within the meaning of Regulation Q-27 (collectively, hereinafter referred to as “business combinations”). In certain circumstances, the provisions of Rule 61-501 and Regulation Q-27 may also deem certain types of Subsequent Acquisition Transactions to be “related party transactions”. However, if the Subsequent Acquisition Transaction is a “business combination” carried out in accordance with Rule 61-501 or an exemption therefrom and Regulation Q-27 or an exemption therefrom, the “related party transaction” provisions of Rule 61-501 and Regulation Q-27 would not apply to such transaction. Century intends to carry out any such business combination in accordance with Rule 61-501 and Regulation Q-27 or exemptions therefrom such that the related party transaction provisions of Rule 61-501 and Regulation Q-27 will not apply to the business combination.

The Regulations provide that, unless exempted, a corporation proposing to carry out a business combination is required to prepare a valuation of the affected securities (in this case, the Sulliden Shares), and subject to certain exceptions, any non-cash consideration being offered therefor (in this case, the Century Shares) and provide to the holders of the affected securities a summary of such valuation or the entire valuation. In connection therewith, Century intends to rely on any exemption then available or to seek waivers pursuant to Rule 61-501 and Regulation Q-27 from the OSC and AMF, respectively, exempting Century or Sulliden or their affiliates, as appropriate, from the requirement to prepare a valuation in connection with any Subsequent Acquisition Transaction. An exemption is available under Rule 61-501 and Regulation Q-27 for certain business combinations completed within 120 days after the expiry of a formal take-over bid where the consideration under such transaction is at least equal in value and is in the same form as that paid in the take-over bid, provided certain disclosure is given in the take-over bid disclosure documents. Century has provided such disclosure and expects that these exemptions will be available.

Depending on the nature of the Subsequent Acquisition Transaction, provisions of the QCA may require the approval of at least 66 2/3% of the votes cast by holders of the outstanding Sulliden Shares at a meeting duly called and held for the purpose of approving a Subsequent Acquisition Transaction. Rule 61-501 and Regulation Q-27 would in effect also require that, in addition to any other required securityholder approval, in order to complete a business combination, the approval of a majority of the votes cast by “minority” holders of the affected securities must be obtained unless an exemption is available or discretionary relief is granted by the OSC and the AMF. In relation to any Subsequent Acquisition Transaction, the “minority” holders will be, subject to any available exemption or discretionary relief granted by the OSC and the AMF as required, all Shareholders other than Century, any “interested party” (for the purpose of Rule 61-501 and Regulation Q-27), any “related party” of Century or of any “interested party” (for the purpose of Rule 61-501), including the directors and senior officers of Century, an associate, affiliate or an insider of Century or any of their directors or senior officers, and any person or company acting jointly or in concert with any of the foregoing persons.

However, Rule 61-501 and Regulation Q-27 also provide that Century may treat Sulliden Shares acquired pursuant to the Offer as “minority” shares and vote them, or to consider them voted, in favour of a Subsequent Acquisition Transaction that is a business combination if, among other things, the consideration for each security in the Subsequent Acquisition Transaction is at least equal in value to and in the same form as the consideration paid pursuant to the Offer. Century currently intends that the consideration offered under any Subsequent Acquisition Transaction proposed by it would be the same consideration paid to Shareholders under the Offer, and accordingly Century intends to cause Sulliden Shares acquired pursuant to the Offer to be voted in favour of such transaction and to be counted as part of any minority approval required in connection with any such transaction.

In addition, under Rule 61-501 and Regulation Q-27, if, following the Offer, Century and its affiliates are the registered holders of 90% or more of the Sulliden Shares at the time the Subsequent Acquisition Transaction is initiated, the requirement for minority approval would not apply to the transaction if a statutory right to dissent and seek fair value or a substantially equivalent enforceable right is made available to the minority shareholders. If Century proposes a Subsequent Acquisition Transaction but cannot promptly obtain any required approval or exemption, Century will evaluate its other alternatives. Such alternatives could include, to the extent permitted by applicable Laws, purchasing additional Sulliden Shares in the open market, in privately negotiated transactions, in another take-over bid or exchange offer or otherwise, or from Sulliden, or taking no further action to acquire additional Sulliden Shares. Any additional purchases of Sulliden Shares could be at a price greater than, equal to or less than the price to be paid for Sulliden Shares under the Offer and could be for cash and/or securities or other consideration. Alternatively, Century may sell or otherwise dispose of any or all Sulliden Shares acquired pursuant to the Offer or otherwise. Such transactions may be effected on terms and at prices then determined by Century, which may vary from the terms and the price paid for Sulliden Shares under the Offer. Shareholders should consult their legal advisors for a determination of their legal rights with respect to a Subsequent Acquisition Transaction if and when proposed.

The tax consequences to a Shareholder resulting from the disposition of Sulliden Shares pursuant to a Subsequent Acquisition Transaction may be materially different from those resulting from the disposition of Sulliden Shares pursuant to the acceptance of the Offer or the Compulsory Acquisition. See Section 19 of the Circular, “Certain Canadian Federal Income Tax Considerations”.

10.                               Judicial Developments

Certain judicial decisions may be considered relevant to any Subsequent Acquisition Transaction which may be proposed or effected subsequent to the expiry of the Offer. Prior to the adoption of Rule 61-501 (or its predecessor, OSC Policy 9.1) and Regulation Q-27, Canadian courts had in a few instances granted preliminary injunctions to prohibit transactions involving business combinations. The trend in both legislation and in Canadian jurisprudence has been towards permitting business combinations to proceed subject to compliance with procedures designed to ensure substantive fairness to the minority shareholders.

Shareholders should consult their legal advisors for a determination of their legal rights with respect to a Subsequent Acquisition Transaction if and when proposed.

11.                               Beneficial Ownership of and Trading in Securities of Sulliden

Other than 2,755,000 Sulliden Shares beneficially owned by the Offeror as of the date hereof, no securities of Sulliden, including Sulliden Shares, are owned beneficially, directly or indirectly, nor is control or direction exercised over any securities of Sulliden, by Century or its directors or senior officers or, to the knowledge of such directors and senior officers after reasonable inquiry, by (a) any associate of a director or senior officer of Century, (b) any Person holding more than 10% of any class of Century’s equity securities or (c) any Person acting jointly or in concert with Century.

During the twelve month period preceding the date of the Offer, no securities of Sulliden have been traded by Century or its directors or senior officers or, to the knowledge of such directors and senior officers after reasonable inquiry, by (a) any associate of a director or senior officer of Century, (b) any Person holding more than 10% of any class of Century’s equity securities or (c) any Person acting jointly or in concert with Century, except for those Sulliden Shares traded by Century as set out below:

Process Date	Settle Date	Quantity	Buy/Sell	Amount
10/1/2007	10/4/2007	15,000	Sell	$4,234.80
10/1/2007	10/4/2007	5,000	Sell	$1,525.00
10/1/2007	10/4/2007	15,000	Sell	$4,475.00
9/28/2007	10/3/2007	15,000	Sell	$3,844.00
9/28/2007	10/3/2007	20,000	Sell	$5,710.00
9/28/2007	10/3/2007	20,000	Sell	$5,600.00
9/28/2007	10/3/2007	19,000	Sell	$5,890.00
9/28/2007	10/3/2007	40,000	Sell	$11,025.00
9/27/2007	10/2/2007	274,000	Buy	$66,437.00
9/21/2007	9/25/2007	15,000	Sell	$4,050.00
9/19/2007	9/19/2007	10,000	Sell	$2,847.50
9/14/2007	9/19/2007	1,500	Sell	$437.50
9/14/2007	9/19/2007	10,000	Sell	$3,013.50
9/13/2007	9/18/2007	5,000	Sell	$1,500.00
9/6/2007	9/11/2007	10,000	Sell	$3,547.50
9/6/2007	9/11/2007	4,500	Sell	$1,665.00

9/6/2007	9/11/2007	3,500	Sell	$1,260.00
8/16/2007	8/21/2007	25,000	Sell	$9,064.00
8/16/2007	8/21/2007	15,000	Sell	$5,410.00
8/16/2007	8/21/2007	10,000	Sell	$3,565.00
8/16/20007	8/21/2007	10,000	Sell	$3,700.00
8/15/2007	8/20/2007	75,000	Buy	$30,320.00
8/13/2007	8/16/2007	96,500	Buy	$48,265.18
8/10/2007	8/15/2007	391,500	Buy	$193,773.35
8/9/2007	8/14/2007	150,000	Buy	$74,255.00
8/8/2007	8/13/2007	91,000	Buy	$45,515.45
8/7/2007	8/10/2007	10,000	Buy	$5,019.50
8/3/2007	8/9.2007	1,000	Buy	$595.00
8/2/2007	8/8/2007	68,000	Buy	$33,866.10
8/3/2007	8/3/2007	11,000	Buy	$5,519.45
7/27/2007	8/1/2007	19,000	Buy	$9,519.05
7/19/2007	7/23/2007	31,500	Buy	$15,609.35
7/19/2007	7/24/2007	2,000	Buy	1,089.80
7/17/2007	7/20/2007	500	Buy	$265.00
7/12/2007	7/17/2007	25,000	Buy	$12,392.50
6/28/2007	7/4/2007	10,000	Sell	$5,200.00
6/27/2007	7/3/2007	115,000	Sell	$62,745.00
6/20/2007	6/25/2007	27,500	Buy	$13,907.50
6/19/2007	6/22/2007	222,500	Buy	$132,382.50
6/15/20007	6/20/2007	12,500	Buy	$6,100.00
6/14/2007	6/18/2007	2,000	Buy	$1,000.00
6/14/2007	6/19/2007	392,500	Buy	$194,268.25
6/12/2007	6/15/2007	24,500	Buy	$12,145.05
6/11/2007	6/14/2007	58,500	Buy	$28,971.65
6/8/2007	6/13/2007	20,000	Buy	$9,918.00
6/7/2007	6/12/2007	53,000	Buy	$26,249.70
6/6/2007	6/11/2007	70,500	Buy	$34,565.00
6/5/2007	6/7/2007	35,000	Buy	$17,341.50
6/5/2007	6/8/2007	39,500	Buy	$19,568.55
6/1/2007	6/6/2007	2,500	Buy	$1,325.00
5/29/2007	6/1/2007	76,500	Buy	$37,081.95
5/28/2007	5/30/2007	299,500	Buy	$148,141.55
5/28/2007	5/31/2007	26,000	Buy	$12,624.80
5/25/2007	5/30/2007	500,000	Buy	$45,298.50
5/24/2007	5/29/2007	40,000	Buy	$19,412.00

No Person named under this Section 11 of the Circular will receive any direct or indirect benefit from the consummation of the Offer or from accepting or refusing to accept the Offer, other than the consideration available to any Shareholder who participates in the Offer.

12.                               Prior Distributions of Sulliden Shares and Sulliden Dividend Policy

Prior Distributions

Century is not aware, based on publicly available information, of any distributions of Sulliden Shares since September 14, 2007, other than distributions of Sulliden Shares pursuant to the exercise of Sulliden Options. Pursuant to an agreement to establish a joint venture regarding the Torrine Project, Sulliden was to have issued 1,800,000 shares to Livia SAC in October 2007 (the third anniversary of closing).

Based on publicly available information, in the past five completed fiscal years prior to the date hereof, Sulliden has issued Sulliden Shares from time to time pursuant to the exercise of Sulliden Options and Sulliden Warrants, in private placements and to pay debts.

Dividend Policy

Sulliden has paid no dividends on its shares to date.

13.                               Commitments to Acquire Securities of Sulliden

Except pursuant to the Offer, neither the Offeror nor any director or senior officer of the Offeror, nor to the knowledge of the directors and senior officers of the Offeror after reasonable inquiry, (a) any associate of a director or senior officer of the Offeror, (b) any Person holding more than 10% of any class of the Offeror’s equity securities nor (c) any Person acting jointly or in concert with the Offeror, has entered into any arrangement, agreement, commitment or understanding to acquire any equity securities of Sulliden.

14.                               Arrangements, Agreements, Commitments or Understandings

There are no arrangements, agreements, commitments or understandings made or proposed to be made between Century and any of the directors or senior officers of Sulliden and no payments or other benefits are proposed to be made or given by Century to such directors or senior officers as compensation for loss of office or as compensation for remaining in or retiring from office if the Offer is successful. There are no contracts, arrangements or understandings, formal or informal, between Century and any securityholder of Sulliden with respect to the Offer or between Century and any person or company with respect to any securities of Sulliden in relation to the Offer.

15.                               Acceptance of the Offer

Century has not entered into any agreement, arrangement or understanding with any Shareholders with respect to the Offer, or with any Person with respect to any securities of Sulliden with respect to the Offer.

16.                               Material Changes and Other Information

The Offeror is not aware of any information which indicates that any material change has occurred in the affairs of Sulliden since July 31, 2007, the date of the last published interim financial statements of Sulliden, other than as disclosed herein or otherwise publicly disclosed by Sulliden, and the Offeror does not have any knowledge of any other matter that has not previously been generally disclosed and which would reasonably be expected to affect the decision of Shareholders to accept or reject the Offer.

17.                               Effect of the Offer on the Market for and Listing of Sulliden Shares

The purchase of Sulliden Shares by Century pursuant to the Offer will reduce the number of Sulliden Shares that might otherwise trade publicly and will reduce the number of holders of Sulliden Shares and, depending on the number of Sulliden Shares acquired by Century, could adversely affect the liquidity and market value of the remaining Sulliden Shares held by the public.

The rules and regulations of the TSX establish certain criteria which, if not met, could, upon successful completion of the Offer, lead to the delisting of the Sulliden Shares from the TSX. Among such criteria is the number of Shareholders, the number of Sulliden Shares publicly held and the aggregate market value of the Sulliden Shares publicly held. Depending on the number of Sulliden Shares purchased under the Offer, it is possible that the Sulliden Shares would fail to meet the criteria for continued listing on the TSX. If this were to happen, the Sulliden Shares could be delisted and this could, in turn, adversely affect the market or result in a lack of an established market for such Sulliden Shares. If permitted by applicable Law, subsequent to completion of the Offer and any Compulsory Acquisition or Subsequent Acquisition Transaction, if necessary, Century intends to apply to delist the Sulliden Shares from the TSX. If the Sulliden Shares are delisted from the TSX, the extent of the public market for the Sulliden Shares and the availability of price or other quotations would depend upon the number of Shareholders, the number of Sulliden

Shares publicly held and the aggregate market value of the Sulliden Shares remaining at such time, the interest in maintaining a market in Sulliden Shares on the part of securities firms, whether Sulliden remains subject to public reporting requirements in Canada and other factors.

After the purchase of the Sulliden Shares under the Offer, Sulliden may cease to be subject to the public reporting and proxy solicitation requirements of the Companies Act (Quebec) and the securities laws of Canada, the United States and Peru or may request to cease to be a reporting issuer or its equivalent under the securities laws of such jurisdictions.

18.                               Regulatory Matters

Competition Act (Canada)

The Competition Act (Canada), as amended (the “Competition Act”), requires parties to certain proposed merger transactions which exceed specified financial thresholds to provide the Commissioner of Competition appointed under the Competition Act (the “Commissioner”) with prior notice of and information relating to the transaction and the parties thereto, and to await the expiration of the prescribed “waiting period” prior to completing the transaction. Alternatively, a party to a proposed merger transaction may apply to the Commissioner for and secure an advance ruling certificate, in effect, acknowledging that the proposed merger is not, in the Commissioner’s opinion, anticompetitive. Century has determined that the transaction contemplated by the Offer is not subject to pre-merger notification under Part IX of the Competition Act.

The merger provisions of the Competition Act permit the Commissioner to apply to the Competition Tribunal (the “Tribunal”) to seek relief in respect of a merger transaction which prevents or lessens, or is likely to prevent or lessen, competition substantially. The relief that may be ordered by the Tribunal includes, in the case of a completed merger, ordering a dissolution of the merger or disposition of assets or shares, and in the case of a proposed merger, prohibiting completion of the transaction. Century does not believe that the proposed acquisition of Sulliden Shares will give rise to substantive competition law concerns in Canada.

Hart-Scott-Rodino Antitrust Improvements Act of 1976 (United States)

The Offeror has determined that it does not have to make any filings or notifications under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (United States).

Canadian Securities Laws

The distribution of the Century Shares under the Offer is being made pursuant to statutory exemptions from the prospectus and dealer registration requirements under applicable Canadian securities laws. While the resale of Century Shares issued under the Offer is subject to restrictions under the securities laws of certain Canadian provinces and territories, Shareholders in such provinces and territories generally will be able to rely on statutory exemptions from such restrictions.

U.S. Securities Laws

The offer and sale of the Century Shares under the Offer is being made pursuant to the exemption from registration provided for cross-border exchange offers by Rule 802 under the U.S. Securities Act.

The Offeror’s bid to acquire the Sulliden Shares under the Offer is a tender offer for the securities of a foreign private issuer (as defined in Rule 3b-4 under the U.S. Exchange Act) and is exempt from the requirements of Sections 14(d)(1) through 14(d)(7) of the U.S. Exchange Act, Regulation 14D (Rule 14d-1 through Rule 14d-10) and Schedules TO and 14D-9 thereunder, and Rule 14e-1 and Rule 14e-2 of Regulation 14E under the U.S. Exchange Act by virtue of compliance with Rule 14d-1(c) of Regulation 14D. To qualify for this exemption, the Offeror must permit U.S. resident Shareholders to participate in the Offer on terms at least as favorable as those offered any other Sulliden Shareholder; however, the Offeror need not extend the Offer to U.S. resident

Shareholders in those states or jurisdictions that require registration or qualification, other than to offer them any cash alternative that is offered to Shareholders in any other state or jurisdiction.

Although the Offeror does not currently intend to do so, the Offeror reserves the right for it or its affiliates to buy Sulliden Shares outside of the Offering through open market purchases made in compliance with all applicable laws, including any applicable rules and regulations of the TSX, any applicable rules under Canadian law, and Rule 14e-5 of Regulation E under the U.S. Exchange Act. Any such purchases will not be made in the United States and will not be made at a price greater than the consideration offered under the Offer. The Offeror will disclose in the United States information regarding any such purchases of Sulliden Shares to the extent that such information is made public in Canada pursuant to applicable Canadian laws. Under Canadian Law, the Offeror is allowed to acquire as of the date of the offer, directly or indirectly, through the facilities of the TSX, an aggregate number of Sulliden Shares whereby its total ownership does not exceed 5% of the outstanding Sulliden Shares as of the date of the Offer. The Offeror is required to issue and file a news release forthwith after the close of business of the TSX on each day on which Sulliden Shares are purchased disclosing, among other things, the purchaser, the number of Sulliden Shares purchased by the purchaser on that day, the highest price paid by the purchaser for Sulliden Shares on that day, the average price paid for the Sulliden Shares purchased by the purchaser through the facilities of the TSX during the currency of the Offer, and the total number of Sulliden Shares owned by the purchaser as of the close of business of the TSX on that day. The Offeror will also file that news release with the SEC. Any Sulliden Shares purchased by the Offeror during the Offer other than pursuant to the Offer would be counted in the determination as to whether the Minimum Tender Condition has been fulfilled.

19.                               Certain Canadian Federal Income Tax Considerations

General

In the opinion of Lang Michener LLP, Canadian counsel to Century, the following is a general summary, as of the date hereof, of the principal Canadian federal income tax considerations generally applicable to a Shareholder who disposes of Sulliden Shares pursuant to the Offer (or pursuant to a Subsequent Acquisition Transaction) and who, for purposes of the Tax Act and at all relevant times (i) holds the Sulliden Shares, and will hold any Century Shares received pursuant to the Offer, as capital property, (ii) deals at arm’s length with and is not affiliated with Century or Sulliden, (iii) is not a foreign affiliate of a person resident in Canada, and (iv) will not, either alone or together with other persons with whom they do not deal at arm’s length, either control Century immediately after the Take-Up Date or beneficially own shares of Century which have a fair market value in excess of 50% of the fair market value of all outstanding shares of the capital stock of Century immediately following the Take-Up Date. Shareholders meeting such requirements are referred to as a “Holder” or “Holders” herein, and this summary only addresses such Holders. Sulliden Shares will generally constitute capital property to a Holder unless the Holder holds such shares in the course of carrying on a business or has acquired such shares in a transaction or transactions considered to be an adventure in the nature of trade. This summary is not applicable to persons holding options or other rights to acquire Sulliden Shares or persons who acquired Sulliden Shares on the exercise of employee stock options, and all such persons should consult their own tax advisors in this regard. In addition, this summary is not applicable to a Shareholder that is a “financial institution” (as defined in the Tax Act for purposes of the mark-to-market rules), a “specified financial institution” as defined in the Tax Act or a Shareholder an interest in which is a “tax shelter investment” for purposes of the Tax Act.

This summary is based on the provisions of the Tax Act in force as at the date hereof, all proposed amendments to the Tax Act publicly announced by the Minister of Finance (Canada) before the date hereof (“Proposed Amendments”) and counsel’s understanding of the current administrative and assessing practices of the Canada Revenue Agency (“CRA”) based on publicly available materials published in writing prior to the date hereof and assumes that the Proposed Amendments will be enacted in the form proposed. No assurances can be given that the Proposed Amendments will be enacted in the form proposed, or at all. This summary does not otherwise take into account or anticipate changes in law, whether by judicial, governmental or legislative decision or action, or changes in the administrative practices of the CRA, nor does it take into account provincial, territorial or foreign tax legislation or considerations, which may differ significantly from the Canadian federal income tax considerations discussed herein.

This summary is of a general nature only and is not exhaustive of all possible Canadian federal income tax considerations applicable to Holders in all circumstances. This summary is not intended to be, nor should it be construed to be, legal or tax advice to any particular Holder. Accordingly, all Holders should consult their own independent tax advisors for advice with respect to the income tax consequences applicable to them having regard to their own particular circumstances including the application and effect of the income and other tax laws of any country, province, state or local tax authority. The discussion below is qualified accordingly.

Holders Resident in Canada

This part of the summary is applicable to Holders who, for purposes of the Tax Act and any applicable tax treaty are, or are deemed to be, resident in Canada (a ”Resident Holder” or “Resident Holders”). Certain Resident Holders whose Sulliden Shares might not otherwise qualify as capital property may, in certain circumstances, make an irrevocable election in accordance with subsection 39(4) of the Tax Act to have their Sulliden Shares and every “Canadian security” (as defined in the Tax Act) owned by such Resident Holders in the taxation year of the election and in all subsequent taxation years deemed to be capital property.

Resident Holders Who Accept the Offer

A Resident Holder who disposes of Sulliden Shares to Century under the Offer in exchange for Century Shares will be deemed to have disposed of the Sulliden Shares for proceeds of disposition equal to the aggregate adjusted cost base thereof immediately before the exchange and to have acquired the Century Shares received in exchange therefore at an aggregate cost equal to such aggregate adjusted cost base, unless the Resident Holder chooses to report, in the Resident Holder’s income tax return, any portion of the capital gain or capital loss arising on such disposition in computing its income for the year of disposition. The cost of Century Shares acquired by the Resident Holder will be averaged with the adjusted cost base of all other Century Shares held by the Resident Holder immediately prior to the exchange for the purpose of determining thereafter the adjusted cost base of each Century Share held by such Resident Holder.

Taxation of Capital Gains and Capital Losses

Generally, a Resident Holder, who chooses to report a capital gain or capital loss in the year of disposition, will be required to include in income one half of the amount of any capital gain (a ”taxable capital gain”) and will be entitled to deduct one half of the amount of any capital loss (an ”allowable capital loss”) against taxable capital gains realized in the year by such Resident Holder. Allowable capital losses in excess of taxable capital gains may be carried back and deducted in any of the three preceding years or carried forward and deducted in any following year against taxable capital gains realized in such year to the extent and under the circumstances described in the Tax Act.

In general, a capital loss otherwise arising on the disposition of a share by a Resident Holder that is a corporation may be reduced by dividends previously received or deemed to have been received thereon. Similar rules may apply where a corporation is, directly or through a trust or a partnership, a member of a partnership or a beneficiary of a trust that owns shares. Resident Holders to whom these rules may be relevant should consult their own tax advisors.

A Resident Holder that is throughout the year a “Canadian-controlled private corporation” (as defined in the Tax Act) may be liable to pay, in addition to tax otherwise payable under the Tax Act, a refundable tax of 6 2/3% on certain investment income including taxable capital gains.

Capital gains realized by individuals and certain trusts may give rise to alternative minimum tax.

Shares Not Deposited by Resident Holders

(a)                                  Compulsory Acquisition of Sulliden Shares

As described under the heading “Acquisition of Sulliden Shares Not Deposited – Compulsory Acquisition” in Section 9 of the Circular, Century may, in certain circumstances, acquire Sulliden Shares pursuant to Section 51 of the QCA. The tax consequences to a Resident Holder in such circumstances generally will be as described above under “Holders Resident in Canada – Resident Holders Who Accept the Offer”.

(b)                                 Subsequent Acquisition Transaction

As described in Section 9 of this Circular, “Acquisition of Sulliden Shares Not Deposited”, if Century does not acquire all of the Sulliden Shares pursuant to the Offer or by means of a Compulsory Acquisition, Century may propose other means of acquiring the remaining issued and outstanding Sulliden Shares. As described in Section 9 of this Circular, “Acquisition of Sulliden Shares Not Deposited” it is Century’s current intention that the consideration offered under any Subsequent Acquisition Transaction would be the same as the consideration offered under the Offer. The tax treatment of a Subsequent Acquisition Transaction to a Resident Holder will depend upon the exact manner in which the Subsequent Acquisition Transaction is carried out and the consideration offered, and accordingly it is not possible to comment except in very general terms. Century may propose to carry out a Subsequent Acquisition Transaction by means of an amalgamation, statutory arrangement, consolidation, capital reorganization or other transaction, the tax consequences of which to a Resident Holder would depend upon the nature of the particular transaction undertaken and may be substantially the same as, or materially different from, those described above. Depending upon the exact manner in which the transaction is carried out, such tax consequences may also include a capital gain or capital loss, a deemed dividend or both a deemed dividend and a capital gain or capital loss. Any such capital loss may, in certain circumstances, be reduced by the amount of certain dividends previously received or deemed to have been received on the Sulliden Shares (or on shares of an amalgamated corporation for which the Sulliden Shares are exchanged) to the extent and under the circumstances described in the Tax Act. Resident Holders should consult their own tax advisors for advice with respect to the income tax consequences of having their Sulliden Shares acquired pursuant to a Subsequent Acquisition Transaction.

A Resident Holder that is a corporation should consult its tax advisors for specific advice with respect to the potential application of subsection 55(2) of the Tax Act with respect to any dividends received, or deemed to be received, by such corporation in connection with a Subsequent Acquisition Transaction. Subsection 55(2) provides in part that, where a Resident Holder that is a corporation receives or is deemed to receive a dividend, in certain circumstances the dividend or deemed dividend may be treated as proceeds of disposition of the Sulliden Shares for the purpose of computing the Resident Holder’s capital gain. Subject to the potential application of this provision, dividends received or deemed to be received by a corporation in connection with a Subsequent Acquisition Transaction will be included in computing income, and normally will also be deductible in computing its taxable income, but affected Resident Holders are advised to consult their own tax advisors in this regard.

A Resident Holder that is a “private corporation” or a “subject corporation” (as such terms are defined in the Tax Act) may be liable under Part IV of the Tax Act to pay a refundable tax of 33 1/3% on dividends received, or deemed to be received, in connection with a Subsequent Acquisition Transaction to the extent that such dividends are deductible in computing such corporation’s taxable income.

In the case of a Resident Holder who is an individual (including a trust), dividends received or deemed to be received in connection with a Subsequent Acquisition Transaction will be included in computing the Resident Holder’s income, and will be subject to the gross-up and dividend tax credit rules normally applicable to taxable dividends paid by a taxable Canadian corporation. A dividend will be eligible for the enhanced gross-up and dividend tax credit if the recipient is notified in writing by the payor corporation that the dividend has been designated as an “eligible dividend”. There may be limitations on the ability of a corporation to designate dividends as “eligible dividends”.

If the Subsequent Acquisition Transaction is carried out by means of an amalgamation, under the current administrative practice of the CRA, Resident Holders who exercise a right of dissent in respect of such an amalgamation should be considered to have disposed of their Sulliden Shares for proceeds of disposition equal to the amount paid by the amalgamated corporation to the dissenting Resident Holder for such Sulliden Shares, other than interest awarded by the court. Because of uncertainties under the relevant legislation as to whether such amounts paid to a dissenting Resident Holder would be treated entirely as proceeds of disposition, or in part as the payment of a deemed dividend, dissenting Resident Holders should consult with their tax advisors in this regard. Interest awarded by a court will be included in computing the Resident Holder’s income.

Resident Holders should consult their own tax advisors for advice with respect to all income tax consequences to them of having their Sulliden Shares acquired pursuant to a Subsequent Acquisition Transaction.

(c)                                  Potential Delisting

As described under Section 17 of this Circular, “Effect of the Offer on the Market for and Listing of Sulliden Shares”, Sulliden Shares may be delisted from the TSX. In certain circumstances, a delisting could adversely affect a holder of Sulliden Shares that is a trust governed by a registered retirement savings plan (or other deferred income plan) by subjecting such holder to certain taxes and penalizing provisions under the Tax Act, and Resident Holders who may be so affected should consult with their own tax advisors in this regard.

Holding and Disposing of Century Shares

In the case of a Resident Holder who is an individual, dividends received or deemed to be received on Century Shares will be included in computing the Resident Holder’s income, and will be subject to the normal gross-up and dividend tax credit rules applicable to dividends paid by taxable Canadian corporations under the Tax Act. A dividend received or deemed to be received on Century Shares will be eligible for the enhanced gross-up and dividend tax credit if the Resident Holder is notified in writing by Century that the dividend has been designated as an “eligible dividend”. There may be limitations on the ability of Century to designate dividends as “eligible dividends”. A Resident Holder that is a “private corporation” or a “subject corporation” (as defined in the Tax Act) may be liable under Part IV of the Tax Act to pay a refundable tax of 33 1/3% on dividends received or deemed to be received on Century Shares to the extent such dividends are deductible in computing such corporation’s taxable income.

A disposition or deemed disposition of Century Shares by a Resident Holder will be subject to the normal rules under the Tax Act. (See ”Taxation of Capital Gains and Capital Losses” above.)

Provided that they are listed on a prescribed stock exchange, which includes the TSX-V, or that Century continues to qualify as a “public corporation” for the purposes of the Tax Act, Century Shares will be qualified investments under the Tax Act for trusts governed by registered retirement savings plans, registered retirement income funds, deferred profit sharing plans and registered education savings plans.

Holders Not Resident in Canada

In addition to the comments set out under the heading “General” above, this portion of the summary is applicable to Holders who, at all relevant times for purposes of the Tax Act, have not been and are not resident in Canada or deemed to be resident in Canada and do not use or hold, and are not deemed to use or hold their Sulliden Shares in carrying on a business in Canada. Holders meeting all such requirements are hereinafter referred to as a “Non-Resident Holder” or “Non-Resident Holders”, and this part of the summary only addresses such Non-Resident Holders. Special rules, which are not discussed in this summary, may apply to a non-Canadian holder that is an insurer that carries on an insurance business in Canada and elsewhere.

Non-Resident Holders Who Accept the Offer

A Non-Resident Holder will not be subject to tax under the Tax Act in respect of any capital gain realized on a disposition of Sulliden Shares pursuant to the Offer unless such shares are or are deemed to be “taxable Canadian property” as defined in the Tax Act and the Non-Resident Holder is not entitled to relief under an applicable tax treaty.

Generally, Sulliden Shares will not be taxable Canadian property to a Non-Resident Holder at a particular time provided that such shares are listed on a prescribed stock exchange (which includes the TSX) at that time, unless:

(i)            at any time during the 60 month period ending at the time of disposition of the Sulliden Shares by such Non-Resident Holder, the Non-Resident Holder, Persons not dealing at arm’s length with such Non-Resident Holder, or any combination thereof owned 25% or more of the issued shares of any class or series of the capital stock of Sulliden; or

(ii)           the Non-Resident Holder’s Sulliden Shares were acquired in certain types of tax deferred exchanges in consideration for property that was itself taxable Canadian property.

The tax consequences to a Non-Resident Holder of disposing of Sulliden Shares which are taxable Canadian property pursuant to the Offer will generally be as described above under “Holders Resident in Canada – Resident Holders who Accept the Offer”. Century Shares received by such Non-Resident Holder in exchange for Sulliden Shares will be deemed to be taxable Canadian property to such Non-Resident Holder.

Shares Not Deposited by Non-Resident Holders

(a)                                  Compulsory Acquisition of Sulliden Shares

As described under the heading “Acquisition of Sulliden Shares Not Deposited – Compulsory Acquisition” in Section 9 of the Circular, Century may, in certain circumstances, acquire Sulliden Shares pursuant to Section 51 of the QCA. The tax consequences to a Non-Resident Holder in such circumstances generally will be as described above under the heading “Non-Resident Holders Who Accept the Offer”.

(b)                                 Subsequent Acquisition Transactions

As described in Section 9 of this Circular, “Acquisition of Sulliden Shares Not Deposited”, if Century does not acquire all of the Sulliden Shares under the Offer or by means of a Compulsory Acquisition, Century may propose other means of acquiring the remaining issued and outstanding Sulliden Shares. It is Century’s current intention that the consideration offered under any Subsequent Acquisition Transaction would be the same as the consideration offered under the Offer. The tax consequences of a Subsequent Acquisition Transaction to a Non-Resident Holder will depend upon the exact manner in which the Subsequent Acquisition Transaction is carried out and may be substantially the same as, or materially different from, those referred to above. Century may propose to carry out a Subsequent Acquisition Transaction by means of an amalgamation, statutory arrangement, consolidation, capital reorganization or other transaction. Depending on the exact manner in which the transaction is carried out, a Non-Resident Holder may realize a capital gain or a capital loss and/or be deemed to receive a dividend (see also discussion above). In general, the Non-Resident Holder would not be subject to taxation under the Tax Act in respect of any capital gain that is realized unless the Non-Resident Holder’s Sulliden Shares are taxable Canadian property, as described above (and subject to the discussion below under “Potential Delisting”), and the Non-Resident Holder is not entitled to any relief under an applicable tax treaty. If the Subsequent Acquisition Transaction is carried out by means of an amalgamation, under the current administrative practice of the CRA, a Non-Resident Holder who exercises a right of dissent in respect of such an amalgamation should be considered to have disposed of Sulliden Shares for proceeds of disposition equal to the amount paid by the amalgamated corporation to the dissenting Non-Resident Holder for such Sulliden Shares, other than interest awarded by the court. It is uncertain under the relevant legislation as to whether such amounts paid to a dissenting Non-Resident Holder will be treated entirely as proceeds of disposition, or in part as the payment of a deemed dividend. Dividends paid or deemed to be paid to a Non-Resident Holder would be subject to Canadian withholding tax at a rate of 25%, as would any interest awarded to a Non-Resident Holder by a court in the event a right of dissent is available and is exercised. The rate of withholding tax may be reduced under the provisions of an applicable income tax treaty. Where the Non-Resident Holder is a U.S. resident entitled to benefits under the Tax Treaty and is the beneficial owner of the dividends or the interest, the rate of Canadian withholding tax is generally reduced to 15% for dividends and 10% for interest. Non-Resident Holders should consult their own tax advisors for advice with respect to the potential income tax consequences to them of having their Sulliden Shares acquired pursuant to a Subsequent Acquisition Transaction, including the special considerations applicable if the Sulliden Shares are not then listed on a prescribed exchange.

(c)                                  Potential Delisting

As described under Section 17 of this Circular, “Effect of the Offer on the Market for and Listing of Sulliden Shares”, Sulliden Shares may be delisted from the TSX. If the Sulliden Shares are not listed on a prescribed stock exchange at the time of disposition by a Non-Resident Holder, Sulliden Shares will be taxable Canadian property to the Non-Resident Holder and the Non-Resident Holder may be subject to tax under the Tax Act in respect of any capital gain realized on such disposition, subject to relief under an applicable tax treaty. If Sulliden Shares are taxable Canadian property the notification and withholding provisions of section 116 of the Tax Act will apply to a Non-Resident Holder in which case Century may be required to withhold an amount from any payment to the Non-Resident Holder pursuant to the Tax Act. Non-Resident Holders should consult with their own tax advisors with respect to the potential income tax consequences to them of not disposing of their Sulliden Shares pursuant to the Offer.

Holding and Disposing of Century Shares

Dividends paid or deemed to be paid to a Non-Resident Holder on Century Shares will be subject to non-resident withholding tax at the rate of 25% unless the rate is reduced under the provisions of an applicable tax treaty. Where the Non-Resident Holder is a U.S. resident entitled to benefits under the Tax Treaty and is the beneficial owner of the dividends, the rate of Canadian withholding tax applicable to dividends is generally reduced to 15%.

A Non-Resident Holder will generally not be liable to Canadian income tax on a disposition or deemed disposition of Century Shares unless the Non-Resident Holder’s Century Shares are, or are deemed to be, taxable Canadian property and the Non-Resident Holder is not entitled to relief under an applicable tax treaty.

20.                               Certain United States Federal Income Tax Considerations

The following is a general summary of certain material U.S. federal income tax consequences to a U.S. Holder, as defined below, of the exchange of Sulliden Shares for Century Shares pursuant to the Offer or any Compulsory Acquisition or Subsequent Acquisition Transaction (collectively, the “Acquisition”) and the ownership and disposition of any Century Shares received pursuant to the Acquisition. This discussion is based on the U.S. Internal Revenue Code of 1986, as amended (the “Code”), final and temporary Treasury Regulations promulgated thereunder, administrative pronouncements or practices, judicial decisions, the Income Tax Convention between the United States and Canada (the “Tax Convention”), as well as certain representations made by Century, all as of the date hereof. Future legislative, judicial, or administrative modifications, revocations, or interpretations, which may or may not be retroactive, or the failure of any factual representation to be true, correct, and complete in all material respects, may result in U.S. federal income tax consequences significantly different from those discussed herein. This discussion is not binding on the U.S. Internal Revenue Service (the “IRS”). No ruling has been or will be sought or obtained from the IRS with respect to any of the U.S. federal tax consequences discussed herein. There can be no assurance that the IRS will not challenge any of the conclusions described herein or that a U.S. court will not sustain such a challenge.

As used herein, a “U.S. Holder” means a holder of Sulliden Shares (or, following the completion of the Acquisition, a holder of Century Shares) that is for U.S. federal income tax purposes (i) a citizen or an individual resident of the United States, (ii) a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) organized under the laws of the United States or any political subdivision thereof, including the States and the District of Columbia, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source, or (iv) a trust which (a) is subject to the primary jurisdiction of a court within the United States and for which one or more U.S. persons have authority to control all substantial decisions, or (b) has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person. If a pass-through entity, including a partnership or other entity taxable as a partnership for U.S. federal income tax purposes, holds Sulliden Shares or Century Shares, the U.S. federal income tax treatment of an owner or partner generally will depend on the status of such owner or partner and on the activities of the pass-through entity. A U.S. person that is an owner or partner of a pass-through entity holding Sulliden Shares or Century Shares is urged to consult its own tax advisor.

This discussion does not address any U.S. federal alternative minimum tax, U.S. federal estate, gift, or other non-income tax; or any state, local, or non-U.S. tax consequences of the Acquisition and the ownership and disposition of Century Shares. In addition, this discussion does not address the U.S. federal income tax consequences to certain categories of U.S. Holders subject to special rules, including U.S. Holders that are (i) banks, financial institutions, or insurance companies, (ii) regulated investment companies or real estate investment trusts, (iii) brokers or dealers in securities or currencies or traders in securities or currencies that elect to apply a mark-to-market accounting method, (iv) tax-exempt organizations, (v) holders that own Sulliden Shares (or, following the completion of the Acquisition, holders that will own Century Shares) as part of a straddle, hedge, constructive sale, conversion transaction, or other integrated investment, (vi) holders that acquired Sulliden Shares (or, following the completion of the Acquisition, holders that acquire Century Shares) in connection with the exercise of employee stock options or otherwise as compensation for services, (vii) holders that have “functional currency” other than the U.S. dollar, (viii) holders that own or have owned directly, indirectly, or constructively 10 percent or more of Sulliden’s voting stock (or, following the completion of the Acquisition, holders that will own directly, indirectly, or constructively 10 percent or more of Century’s voting stock), or (ix) U.S. expatriates.

This discussion assumes that each of the Sulliden Shares is held as a capital asset, within the meaning of Section 1221 of the Code, in the hands of a U.S. Shareholder at all relevant times and that the each of the Century Shares to be received by such U.S. Holder as a result of the Acquisition will be held as a capital asset. This discussion further assumes that neither Century nor Sulliden is a “passive foreign investment company” (“PFIC”) for U.S. federal income tax purposes and that Sulliden has not been a PFIC at any point in the past.

U.S. Holders and holders of Sulliden Shares that are not U.S. Holders should consult their own tax advisors regarding the application of the U.S. federal income tax laws to their particular circumstances, as well as any tax consequences that may arise under the laws of any other relevant non-U.S. state, local, or other taxing jurisdiction.

U.S. Treasury Circular 230 Notice: To ensure compliance with requirements imposed by the IRS, you are hereby notified that: (a) any discussion of U.S. federal tax issues in this document is not intended or written by us to be relied upon, and cannot be relied upon by you, for the purpose of avoiding penalties that may be imposed on you under the U.S. Internal Revenue Code; (b) such discussion is written in connection with the promotion or marketing of the transactions or matters addressed herein; and (c) you should seek advice based on your particular circumstances from an independent tax advisor.

The Acquisition

A U.S. HOLDER WHO RECEIVES CENTURY SHARES IN EXCHANGE FOR ITS SULLIDEN SHARES, WILL RECOGNIZE GAIN OR LOSS EQUAL TO THE DIFFERENCE BETWEEN (I) THE AMOUNT REALIZED AND (II) SUCH HOLDER’S ADJUSTED TAX BASIS IN ITS SULLIDEN SHARES. The amount realized is the fair market value of the Century Shares received. If Sulliden is not classified as a PFIC for any taxable year during which a U.S. Holder held Sulliden Shares, any gain or loss recognized by such U.S. Holder in the exchange of Sulliden Shares for Century Shares will generally be capital gain or loss, and will be long-term capital gain or loss if such U.S. Holder’s holding period in its Sulliden Shares exceeds one year as of the date of the Acquisition. Gain or loss, if any, realized by a U.S. Holder in connection with the Acquisition generally will be treated as having a U.S. source. For U.S. federal income tax purposes, a U.S. Holder’s basis in the Century Shares received pursuant to the Acquisition will be equal to the fair market value of such shares on the date of the Acquisition and a U.S. Holder’s holding period with respect to such Century Shares will begin on the next day.

PFIC Status of Sulliden

No assurances can be provided that Sulliden will not be considered a PFIC for the current, or any past or future, taxable year. If Sulliden was classified as a PFIC for any year during which a U.S. Holder held Sulliden Shares, special rules may subject that U.S. Holder to increased tax liability upon the disposition of Sulliden Shares in the Acquisition. Under these rules, unless a holder had made certain elections, (i) the gain, if any, realized on such disposition would be allocated ratably over the U.S. Holder’s holding period; (ii) the amount allocated to the current taxable year and any year prior to the first year in which Sulliden was a PFIC would be taxed as ordinary income in the current year; (iii) the amount allocated to each of the other taxable years would be subject to tax at the highest rate of tax in effect for the applicable class of taxpayer for that year; and (iv) an interest charge for the deemed deferral benefit would be imposed with respect to the resulting tax attributable to each of the other taxable years. U.S. Holders are urged to consult their own U.S. tax advisors regarding the adverse U.S. federal income tax consequences of disposing of stock of a PFIC.

Ownership and Disposition of Century Shares

Dividends

Subject to the discussion below under “PFIC Status of Century,” the gross amount of any distribution of cash or property (other than in liquidation) made to a U.S. Holder with respect to Century Shares (inclusive of any Canadian withholding tax with respect thereto) generally will be includible in income by a U.S. Holder as dividend income to the extent such distributions are paid out of the current or accumulated earnings and profits of Century as determined under U.S. federal income tax principles. Dividends will not be eligible for the dividends received deduction generally allowed to a U.S. corporation on dividends received from a domestic corporation. A distribution in excess of Century’s current and accumulated earnings and profits will first be treated as a tax-free return of capital to the extent of a U.S. Holder’s adjusted tax basis in its Century Shares and will be applied against and reduce such basis on a dollar-for-dollar basis (thereby increasing the amount of gain and decreasing the amount of loss recognized on a subsequent disposition of Century Shares). To the extent that such distribution exceeds the U.S. Holder’s adjusted tax basis, the distribution will be treated as capital gain, which will be treated as long-term capital gain if such U.S. Holder’s holding period in its Century Shares exceeds one year as of the date of the distribution and otherwise will be short-term capital gain.

If Century Shares are readily tradeable on an established U.S. securities market, within the meaning of the Code, or if Century is eligible for benefits under the Tax Convention, then dividends received by non-corporate U.S. Holders before January 1, 2011 may be “qualified dividend income” to such U.S. Holder. If certain holding period and other requirements (including a requirement that Century is not a PFIC in the year of the dividend or the preceding year) are met, qualified dividend income is subject to a maximum rate of U.S. federal income tax of 15 percent to a U.S. Holder that is not a corporation, including individuals.

Foreign Tax Credits

Any tax withheld by Canadian taxing authorities with respect to distributions on Century Shares may, subject to a number of complex limitations, be claimed as a foreign tax credit against a U.S. Holder’s U.S. federal income tax liability or may be claimed as a deduction for U.S. federal income tax purposes. The limitation on foreign taxes eligible for credit is calculated separately with respect to specific classes of income. For this purpose, dividends distributed with respect to Century Shares will be foreign-source income and “passive income” or, in the case of certain U.S. Holders, “financial services income” for taxable years beginning before January 1, 2007. For taxable years beginning after December 31, 2006, dividends generally will be “passive category income” or “general category income” for purposes of computing the foreign tax credit allowable to a U.S. Holder. Because of the complexity of those limitations, each U.S. Holder should consult its own tax advisor with respect to the amount of foreign taxes that may be claimed as a credit.

Sale, Exchange or Other Taxable Disposition of Century Shares

Subject to the discussion below under “PFIC Status of Century,” for U.S. federal income tax purposes, a U.S. Holder will generally recognize gain or loss on the sale, exchange, or other taxable disposition of any of its Century Shares in an amount equal to the difference between (a) the U.S. dollar value of the amount realized for the Century Shares and (b) the U.S. Holder’s adjusted tax basis (determined in U.S. dollars) in the Century Shares. Such gain or loss will be a capital gain or loss. Capital gains of non-corporate taxpayers, including individuals, derived with respect to a sale, exchange, or other disposition prior to January 1, 2011 of Century Shares held for more than one year are subject to a maximum federal income tax rate of 15 percent. The deductibility of capital losses is subject to limitations. Any gain or loss recognized by a U.S. Holder will generally be treated as U.S. source gain or loss for foreign tax credit limitation purposes.

PFIC Status of Century

U.S. Holders would be subject to a special, adverse tax regime if Century were or were to become a PFIC for U.S. federal income tax purposes. Century believes that it was not a PFIC in 2006 and does not expect to be a PFIC in 2007 or later years. Nevertheless, PFIC status is fundamentally factual in nature, generally cannot be determined until the close of the taxable year in question, and is determined annually. Consequently, no assurance can be provided that Century will not be a PFIC in 2007 or any subsequent taxable year. U.S. Holders are urged to consult their own U.S. tax advisors regarding the adverse U.S. federal income tax consequences of owning stock of a PFIC and of making certain elections designed to lessen those adverse consequences.

Other Considerations

The Receipt of Canadian Currency

In the case of a U.S. Holder that receives Canadian currency in exchange for Sulliden Shares on the sale, exchange or other taxable disposition of Century Shares (collectively, the “Disposition”), the amount realized will be based on the U.S. dollar value of the Canadian currency received on the settlement date of the Disposition. An accrual-basis U.S. Holder may elect the same treatment required of a cash-basis taxpayer, provided that such election is applied consistently from year to year. This election may not be changed without the consent of the IRS. If an accrual basis U.S. Holder does not elect to be treated as a cash-basis taxpayer for this purpose, such U.S. Holder may have a foreign currency gain or loss for U.S. federal income tax purposes because of any difference between the U.S. dollar value of the currency received prevailing on the date of the Disposition and the date of payment. Such foreign currency gain or loss would be treated as U.S.-source ordinary income or loss and would be in addition to any gain or loss recognized by that U.S. Holder on the Disposition. If the Canadian dollars received are not converted into U.S. dollars on the date of receipt, a U.S. Holder will have a basis in the Canadian dollars equal to its U.S. dollar value on the date of receipt. Any U.S. Holder who receives payment in Canadian dollars and engages in a subsequent conversion or other disposition of the Canadian dollars may have a foreign currency exchange gain or loss that would be treated as ordinary income or loss, and generally will be U.S. source income or loss for foreign tax credit purposes. If such Canadian currency is converted into U.S. dollars on the date received by the U.S. Holder, a cash-basis or electing accrual U.S. Holder should not recognize any gain or loss on such conversion. U.S. Holders are urged to consult their own tax advisors concerning the U.S. tax consequences of acquiring, holding and disposing of Canadian dollars.

Taxable dividends with respect to Century Shares that are paid in Canadian dollars will be included in the gross income of a U.S. Holder as translated into U.S. dollars calculated by reference to the exchange rate prevailing on the date of actual or constructive receipt of the dividend, regardless of whether the Canadian dollars are converted into U.S. dollars at that time. If the Canadian dollars received are not converted into U.S. dollars on the date of receipt, a U.S. Holder will have a basis in the Canadian dollars equal to its U.S. dollar value on the date of receipt. Any U.S. Holder who receives payment in Canadian dollars and engages in a subsequent conversion or other disposition of the Canadian dollars may have a foreign currency exchange gain or loss that would be treated as ordinary income or loss, and generally will be U.S. source income or loss for foreign tax credit purposes. U.S. Holders are urged to consult their own tax advisors concerning the U.S. tax consequences of acquiring, holding and disposing of Canadian dollars.

Information Reporting and Backup Withholding

Under some circumstances, a U.S. Holder may be subject to U.S. information reporting and backup withholding tax on distributions paid on Century Shares or proceeds from the disposition of Sulliden Shares or Century Shares. Information reporting and backup withholding will not apply, however, to a U.S. Holder that is a corporation or is otherwise exempt from information reporting and backup withholding and, when required, demonstrates this fact. Backup withholding also will not apply to a U.S. Holder that furnishes a correct taxpayer identification number and certifies on a Form W-9 or successor form, under penalty of perjury, that it is not subject to backup withholding, and otherwise complies with applicable requirements of the backup withholding rules. A U.S. Holder that fails to provide the correct taxpayer identification number on Form W-9 or successor form may be subject to penalties imposed by the IRS. Backup withholding, currently at a 28 percent rate, is not an additional tax, and any amount withheld under these rules will be allowed as a refund or credit against a U.S. Holder’s U.S. federal income tax liability if the required information is timely furnished to the IRS.

21.                               Depositary

Century has engaged Computershare to act as Depositary for the receipt of Sulliden Shares and related Letters of Transmittal deposited to the Offer and for the payment for Sulliden Shares purchased by Century pursuant to the Offer. The Depositary will also receive Notices of Guaranteed Delivery at its offices in Toronto, Ontario specified in the Notice of Guaranteed Delivery. The Depositary will also be responsible for giving notices, if required, and for making payment for all Sulliden Shares purchased by the Offeror under the Offer. The Depositary will also facilitate book-entry transfers of Sulliden Shares. The Depositary will receive reasonable and customary compensation from Century for its services relating to the Offer and will be reimbursed for certain out-of-pocket expenses. Century has also agreed to indemnify the Depositary against certain liabilities and expenses in connection with the Offer, including certain liabilities under the securities laws of Canada.

22.                               Dealer Manager, Soliciting Dealer Group and Information Agent

Century has engaged the services of M Partners as the Dealer Manager to solicit acceptances of the Offer. The Dealer Manager, with Century’s consent, may form a soliciting dealer group (the ”Soliciting Dealer Group”) comprised of members of the Investment Dealers Association of Canada and members of the TSX, the TSX-V and the National Association of Securities Dealers to solicit acceptances of the Offer.

Century has retained Georgeson to act as Information Agent in connection with the Offer to provide a resource for information for Shareholders. The Information Agent will receive reasonable and customary compensation from Century for services in connection with the Offer and will be reimbursed for certain out-of-pocket expenses.

Shareholders will not be required to pay any fee or commission if they accept the Offer by depositing their Sulliden Shares directly with the Depositary or, if they use the services of the Dealer Manager or a member of the Soliciting Dealer Group (should one be formed) to accept the Offer. Shareholders who own their Sulliden Shares through a broker or other nominee who is not a member of the Soliciting Dealer Group (should one be formed), and such broker or nominee tenders the Sulliden Shares on such Shareholders’ behalf, may be charged a fee for doing so. Shareholders should contact the Information Agent, the Dealer Manager, the Depositary or a broker or dealer for assistance in accepting the Offer and in depositing their Sulliden Shares with the Depositary. In the event a Soliciting Dealer Group is formed, Century may pay a fee to members of the Soliciting Dealer Group in respect of Sulliden Shares deposited.

23.                               Offerees’ Statutory Rights

Securities legislation in certain of the provinces and territories of Canada provides securityholders of Sulliden with, in addition to any other rights they may have at law, rights of rescission or to damages, or both, if there is a misrepresentation in a circular or a notice that is required to be delivered to such securityholders. However, such rights must be exercised within prescribed time limits. Holders of Sulliden Shares should refer to the applicable provisions of securities legislation of their province or territory for particulars of those rights of consult with a lawyer.

24.                               Directors’ Approval

The contents of the Offer and Circular have been approved and the sending thereof to the Shareholders has been authorized by the board of directors of Century.

25.                               Expenses of the Offer

Century will fund the costs and expenses it incurs as a result of the Offer, and Century has sufficient funds available to pay all such costs and expenses. Century estimates that the fees and expenses of the Offer will be as follows:

Accounting and Taxation	$80,000
Legal & Expert Opinion	$350,000
Solicitation	$60,000
Financial & Advisory	$300,000
Printing and Mailing	$25,000
Filings	$11,000
Depositary	$10,000
Advertising and Investor Relations	$150,000
Translations	$70,000
Total Estimated Costs and Expenses	$1,056,000

In addition, Century estimates that in the event the Offer is successful, it would incur additional expenses of approximately $1.625 million consisting of financial advisory, accounting, legal, depository, and solicitation fees.

26.                               Available Information

Century files reports and other information with Canadian securities regulatory authorities. These reports and information are available to the public free of charge on the System for Electronic Document Analysis and Retrieval (SEDAR) at www.sedar.com.

Century is subject to the reporting requirements of the U.S. Exchange Act and in accordance therewith files reports and submits other information with the SEC via the Electronic Data Gathering, Analysis and Retrieval (“EDGAR”) system. These reports and information are available to the public free of charge on the SEC’s website at www.sec.gov.

27.                               Experts

The audited consolidated financial statements of Century as at December 31, 2006 and 2005 incorporated by reference in this Offer and Circular, have been so incorporated in reliance upon the report of Deloitte & Touche LLP, independent chartered accountants, and upon the authority of such said firm as experts in accounting and auditing. Deloitte & Touche LLP has advised that it is independent of Century within the meaning of the Rules of Professional Conduct of the Institute of Chartered Accountants of British Columbia and is registered with the Public Company Accounting Oversight Board (United States).

The audited consolidated financial statements of Sulliden as at April 30, 2007 and 2006 and for each of the years in the two-year period ended April 30, 2007 incorporated by reference in this Offer and Circular contain the report of Sulliden’s independent auditors. Century has not obtained the consent necessary for Century to incorporate the audit report by reference into this Circular. Because Century has not obtained Sulliden’s auditor’s consent, Shareholders may not be able to recover against Sulliden’s auditors under Section 11 of the U.S. Securities Act for untrue statements of a material fact contained in the financial statements audited by Sulliden’s auditors or any omissions to state a material fact required to be stated therein.

The statements as to Century’s mineral reserves and resources which appear in Century’s Annual Information Form dated May 7, 2007 for the year ended December 31, 2006 have been incorporated by reference herein upon the authority of the following experts: Tracy J. Armstrong, P. Geologist, George A. Armbrust, PhD., CPG, Robert L. Sandefur, P.E., Kenneth L. Meyer and Fred Barnard, Ph.D., each of whom has acted as a Qualified Person in connection with the estimates of reserves and resources incorporated by reference herein. As of the date hereof, each of these individuals beneficially hold, directly or indirectly, less than 1% of the Century Shares.

The Expert Opinion attached hereto in Exhibit 1 was prepared by the law firm Payet, Rey Cauvi of Lima, Peru..

28.                               Legal Matters

Certain legal matters relating to the Offer and the Century Shares to be distributed pursuant to the Offer will be reviewed by Lang Michener LLP, Toronto, Ontario, certain U.S. legal matters relating to the Offer will be reviewed by Theodora Oringher Miller & Richman PC, Los Angeles, California, and certain Peru legal matters relating the background to the Offer were reviewed by Valdez Munoz, Lima Peru. William J.V. Sheridan, a director and secretary of Century, is a partner with Lang Michener LLP. As of the date hereof, the partners and associates of Lang Michener LLP as a group, beneficially own, directly or indirectly, less than 1% of the issued and outstanding Century Shares.

CONSENTS

We have read the Circular of Century Mining Corporation (“Century”) dated November 28, 2007 relating to the Offer by Century to purchase all of the outstanding common shares of Sulliden Resources Inc. (“Sulliden”). We have complied with Canadian generally accepted standards for an auditor’s involvement with offering documents.

We consent to the incorporation by reference in the Circular of our report to the shareholders of Century on the consolidated balance sheets of Century as at December 31, 2006 and 2005 and the consolidated statements of operations and deficit and cash flows for the years then ended. Our report is dated March 26, 2007.

Vancouver, Canada	(Signed) Deloitte & Touche LLP
November 28, 2007	Chartered Accountants

We hereby consent to the references to our name contained under the heading “Legal Matters” and to our opinion contained under “Certain Canadian Federal Income Tax Considerations” in the Circular accompanying the Offer dated November 28, 2007 made by Century Mining Corporation to the holders of common shares of Sulliden Resources Inc.

Toronto, Canada	(Signed) LANG MICHENER LLP
November 28, 2007

We hereby consent to the references to our name contained on the face page, in the Summary under the heading “Benefits of the Offer”, under “Strategic Rationale for the Proposed Combination – Benefits of the Offer” and “– Litigation” and “Experts” contained in the Circular accompanying the Offer and to the use of our opinion attached as Exhibit 1 to the Offer and Circular.

Lima, Peru	(Signed) PAYET, REY, CAUVI ABOGADOS
November 28, 2007

APPROVAL AND CERTIFICATE OF CENTURY MINING CORPORATION

The contents of the Offer and Circular, together with the Annexes included therein, have been approved by, and the sending thereof to the Shareholders has been authorized by, the board of directors of Century Mining Corporation. The foregoing contains no untrue statement of a material fact and does not omit to state a material fact that is required to be stated or that is necessary to make a statement not misleading in the light of the circumstances in which it was made. In addition, the foregoing does not contain any misrepresentation likely to affect the value or the market price of the securities which are the subject of the Offer or the securities to be distributed hereunder.

Dated: November 28, 2007.

(Signed) Margaret M. Kent	(Signed) Richard B. Meschke
President and Chief Executive Officer	Chief Financial Officer

On behalf of the board of directors

(Signed) Ross F. Burns	(Signed) Dale G. Parker
Director	Director

ANNEX A

PRO FORMA FINANCIALS

Unaudited pro forma condensed consolidated financial statements of

Century Mining Corporation

Century Mining Corporation

Pro forma condensed consolidated balance sheet

(Unaudited)

(Expressed in Canadian dollars)

	As at	As at
	June 30,	July 31,
	2007	2007
	Century	Sulliden
	Mining	Exploration	Note	Pro forma	Pro forma
	Corporation	Inc.	4	adjustments	consolidated
	$	$		$	$
Assets
Current assets
Cash	8,273,362	253,164		—	8,526,526
Short-term investments	1,257,100	3,837,235		(1,027,350)	4,066,985
Cash in Lima court	—	—	(b)	4,130,000	4,130,000
Accounts receivable and other	3,185,346	175,475		—	3,360,821
Inventories	4,583,522	—		—	4,583,522
Prepaid expenses and deposits	1,163,362	—		—	1,163,362
	18,462,692	4,265,874		3,102,650	25,831,216
Mining properties, plant and equipment	104,754,846	45,222,701	(a)	(17,992,664)	127,854,883
			(b)	(4,130,000)
Deposits for reclamation costs	493,000	—		—	493,000
	123,710,538	49,488,575		(19,020,014)	154,179,099

Liabilities
Current liabilities
Accounts payable and accrued liabilities	12,002,786	330,643	(a)	2,681,000	15,014,429
Working capital gold facility	2,130,667	—		—	2,130,667
Current portion of long-term liabilities	4,190,475	—		—	4,190,475
Current portion of long-term notes	1,693,000	—		—	1,693,000
	20,016,928	330,643		2,681,000	23,028,571

Long-term notes	12,059,576	—		—	12,059,576
Asset retirement obligation	2,695,080	—		—	2,695,080
Capital lease obligations	5,905,481	—		—	5,905,481
	40,677,065	330,643		2,681,000	43,688,708

Non-controlling interests	1,302,533	—		—	1,302,533

Commitments and contingencies

Shareholders’ equity
Equity instruments	90,821,550	73,669,837	(a)	27,456,918	118,278,468
			(a)	(73,669,837)
Warrants	—	1,289,227	(a)	(1,289,227)	—
Options	—	2,108,153	(a)	(2,108,153)	—
Contributed surplus	1,937,594	2,073,875	(a)	(2,073,875)	1,937,594
Deficit	(11,028,204)	(29,983,160)	(a)	29,983,160	(11,028,204)
	81,730,940	49,157,932		(21,701,014)	109,187,858
	123,710,538	49,488,575		(19,020,014)	154,179,099

Century Mining Corporation

Pro forma condensed consolidated statement of operations

(Unaudited)

(Expressed in Canadian dollars)

	Six months	Six months
	ended	ended
	June 30,	July 31,
	2007	2007
	Century	Sulliden
	Mining	Exploration	Note	Pro forma	Pro forma
	Corporation	Inc.	4	adjustments	consolidated
	$	$		$	$
		(Schedule 1)

Revenues
Mining operations	27,781,245	—		—	27,781,245

Expenses
Mining operations	17,979,146	—		—	17,979,146
Corporate administration	1,640,643	494,510		—	2,135,153
Depreciation, amortization and accretion	2,300,017	—		—	2,300,017
Interest on long-term notes	562,698	—		—	562,698
Other interest	325,809	—		—	325,809
Stock-based compensation	285,156	85,992		—	371,148
	23,093,469	580,502		—	23,673,971

Income (loss) from operations before other items	4,687,776	(580,502)		—	4,107,274

Other items
Interest income, net	82,263	82,285		—	164,548
Unrealized losses on derivatives	316,075	—		—	316,075
Foreign exchange loss	931,077	(4,133)		—	926,944
	1,329,415	78,152		—	1,407,567
Net income (loss)	6,017,191	(502,350)		—	5,514,841

Net income per share (Note 3)
Basic and diluted					0.03

Weighted average number of common shares outstanding (Note 3)
Basic					179,025,956
Diluted					184,246,726

Century Mining Corporation

Pro forma condensed consolidated statement of operations

(Unaudited)

(Expressed in Canadian dollars)

	Year ended	Year ended
	December 31,	January 31,
	2006	2007
	Century	Sulliden
	Mining	Exploration	Note	Pro forma	Pro forma
	Corporation	Inc.	4	adjustments	consolidated
	$	$		$	$
		(Schedule 2)

Revenues
Mining operations	45,135,717	—		—	45,135,717

Expenses
Mining operations	31,432,305	—		—	31,432,305
Corporate administration	3,955,957	1,041,912		—	4,997,869
Depreciation, amortization and accretion	3,652,814	—		—	3,652,814
Interest on long-term notes	1,122,616	—		—	1,122,616
Interest and fees on convertible debentures	113,302	—		—	113,302
Amortization on deferred finance fees	1,081,620	—		—	1,081,620
Stock-based compensation	634,285	811,674		—	1,445,959
Accretion on convertible debentures	144,800	—		—	144,800
	42,137,699	1,853,586		—	43,991,285

Income (loss) from operations before other items	2,998,018	(1,853,586)		—	1,144,432

Other items
Realized loss on derivative contracts	(1,724,475)	—		—	(1,724,475)
Interest income	284,623	137,578		—	422,201
Foreign exchange loss	24,409	(9,562)		—	14,847
Unrealized loss on derivative contracts	(316,075)	—		—	(316,075)
	(1,731,518)	128,016		—	(1,603,502)
Net income (loss)	1,266,500	(1,725,570)		—	(459,070)

Net loss per share (Note 3)
Basic and diluted					(0.00)

Weighted average number of common shares outstanding (Note 3)
Basic and diluted					156,966,596

CENTURY MINING CORPORATION

Notes to the pro forma condensed consolidated financial

(Unaudited)

(Expressed in Canadian dollars)

1.                                      Basis of presentation

The unaudited pro forma condensed consolidated financial statements have been prepared in connection with the asset acquisition whereby Century Mining Corporation (the “Company” or “Century”) has proposed to acquire Sulliden Exploration Inc. (“Sulliden”). The entity will continue operations under the name “Century Mining Corporation”.

The unaudited pro forma condensed consolidated balance sheet of Century Mining Corporation as at June 30, 2007 and unaudited pro forma consolidated statements of operations for the six month period ended June 30, 2007 and for the year ended December 31, 2006 have been prepared by Century management, in accordance with Canadian generally accepted accounting principles (“Canadian GAAP”), for illustrative purposes only, to give effect to the asset acquisition between Century and Sulliden. These pro forma condensed consolidated financial statements include and have been compiled from:

(a)                                   A pro forma condensed consolidated balance sheet combining:

(i)                                     the unaudited interim consolidated balance sheet of Century as at June 30, 2007; and

(ii)                                  the unaudited interim consolidated balance sheet of Sulliden as at July 31, 2007.

(b)                                  A pro forma condensed consolidated statement of operations for the six months ended June 30, 2007 combining:

(i)                                     the unaudited interim consolidated statement of operations of Century for the six months ended June 30, 2007; and

(ii)                                  the unaudited interim consolidated statement of operations of Sulliden for the three months ended July 31, 2007 and the unaudited interim consolidated statement of operations of Sulliden for three months ended April 30, 2007 (Schedule 1).

(c)                                   A pro forma consolidated statement of operations for the year ended December 31, 2006 combining:

(i)                                     the audited consolidated statement of operations of Century for the year ended December 31, 2006; and

(ii)                                  the audited consolidated statement of operations of Sulliden for the year ended April 30, 2007 less the unaudited interim consolidated statement of operations of Sulliden for the three months ended April 30, 2007 plus the unaudited interim consolidated statement of operations of Sulliden for the three months ended April 30, 2006 (Schedule 2).

The pro forma consolidated balance sheet as at June 30, 2007 has been prepared as if the transactions described in Note 2 occurred on June 30, 2007. The pro forma consolidated statements of operations for the six months ended June 30, 2007 and for the year ended December 31, 2006 have been prepared as if the transactions described in Note 2 had occurred on January 1, 2006.

It is management’s opinion that these pro forma condensed consolidated financial statements present in all material respects, the transactions described in Note 2, in accordance with Canadian GAAP. The accounting policies used in the preparation of these statements are consistent with Century’s accounting policies for the year ended December 31, 2006, with the exception of the adoption of CICA Section 1530, Comprehensive Income, CICA Section 3855, Financial Instruments - Recognition and Measurement, and CICA Section 3865, Hedges, which were adopted by Century and Sulliden retroactively without restatement effective January 1, 2007 and May 1, 2007, respectively, as described in each of the companies’ unaudited interim consolidated financial statements for the six months ended June 30, 2007 and three months ended July 31, 2007.

The pro forma consolidated financial statements are not intended to reflect the results of operations or the financial position of Century which would have actually resulted had the transactions been effected on the dates indicated. Actual amounts recorded upon consummation of the agreements will likely differ from those recorded in the unaudited pro forma consolidated financial statement information. Any potential synergies that may be realized and integration costs that may be incurred upon consummation of the transactions have been excluded from the unaudited pro forma financial statement information. Further, the pro forma financial information is not necessarily indicative of the results of operations that may be obtained in the future.

The pro forma consolidated financial statements assume that Sulliden will combine with Century. As a result, Century will be required to pay $20 million to finalize the purchase of Algamarca S.A. within 45 days of completion of this transaction.

Certain elements of the Sulliden consolidated financial statements have been reclassified to provide a consistent format. The unaudited pro forma condensed consolidated financial statements should be read in conjunction with the respective historical financial statements, and notes thereto, of Century and Sulliden.

2.                                      Business combination and acquisition

Century announced on October 4, 2007 a proposed business combination with Sulliden Exploration Inc. (“Sulliden”). On October 10, 2007 the Company commenced an offer to exchange 0.72 Century common shares for each common share of Sulliden, or approximately 52.2 million of Century common shares for approximately 72.5 million Sulliden common shares, assuming all in-the-money options to purchase Sulliden common shares are exercised.

The transaction will be accounted for as an asset purchase and the cost of each item of mineral property, plant and equipment acquired as part of the group of assets acquired was determined by allocating the price paid for the group of assets to each item based on its fair value at the time of acquisition. The results of the allocation is indicated in the table below.

The pro forma financial statements are based upon a Century common share price of $0.54, being the closing common share price of Century on the TSX-V exchange on October 4, 2007, the day of the date of the public announcement of Century’s proposed business combination with Sulliden. As a consequence of the nature of the transaction, there may be, and likely will be, actions and other events or changes initiated by Sulliden that would significantly change purchase prices and purchase price allocations. Also, Century has not had access to proprietary and confidential corporate financial and other information of Sulliden and has not had an opportunity to undertake any due diligence procedures. Such information and procedures may provide Century with additional information that could materially affect the purchase price paid for the acquisition of Sulliden, the purchase price allocation and, accordingly, the assumptions and pro forma adjustments. The combination of Century and Sulliden is subject to, among other things, shareholder and regulatory approval. The fair value of Sulliden’s assets and liabilities will ultimately be determined after the completion of the transaction. Therefore, it is likely that the fair values of assets and liabilities will vary from those shown and the differences may be material.

The preliminary allocation of the purchase price summarized in the table below is subject to change:

$

Purchase price
50.8 million common shares of Century	27,456,918
Estimated acquisition costs	2,681,000
30,137,918

Net assets acquired
Cash	253,164
Short-term investments	3,837,235
Accounts receivable	175,475
Accounts payable and accrued liabilities	(330,643)
Mineral properties	26,202,687
30,137,918

3.                                      Pro forma loss per share

The weighted average shares outstanding have been adjusted to reflect the additional shares resulting from transactions described in Note 2 effective January 1, 2006.

	Six months
	ended	Year ended
	June 30,	December 31,
	2007	2006

Weighted average number of Century shares outstanding	126,810,041	104,750,681
Adjustment to reflect the acquisition of Sulliden	52,215,915	52,215,915
Shares after acquisition (basic)	179,025,956	156,966,596
Dilutive effect of Century options and warrants	5,220,770	22,572,885
Shares after acquisition (diluted)	184,246,726	179,539,481

4.                                      Pro forma assumptions and adjustments

The pro forma consolidated financial statements include the following pro forma assumptions and adjustments:

(a)                                  To record the acquisition of Sulliden and the elimination of the shareholders’ equity of Sulliden. Century’s transaction costs and fees, including advisors, legal, accounting, exchange fees, regulatory fees, and Sulliden’s rationalization costs will total approximately $2.7 million.

The statements assume that all of the in-the-money Sulliden options outstanding as of July 31, 2007 are exercised for cash and the Sulliden shares issued are exchanged for Century shares.

(b)                                 Management assumes that Century will receive the $4.1 million from the Peru courts for the money currently in escrow.

(c)                                  No adjustments have been made to reflect expected synergies or cost savings of the proposed transaction.

(d)                                 No future income tax credit has been recorded on the pro forma adjustments in (a). The Company’s management believes that its net future income tax assets are not more likely than not to be realized.

(e)                                  The statement of operations of Sulliden for the six-months ended July 31, 2007, and year-ended January 31, 2007, were prepared for the purpose of these pro forma condensed consolidated financial statements and do not conform to the financial statements of Sulliden included elsewhere in the information circular.

Century Mining Corporation	Schedule 1
Pro forma condensed consolidated financial statements
Statement of operations of Sulliden Exploration Inc.
(Unaudited)
(Expressed in Canadian dollars)

	Three months	Three months	Six months
	ended	ended	ended
	April 30,	July 31,	July 31,
	2007	2007	2007
	$	$	$

Expenses
Corporate administration	241,661	252,849	494,510
Stock-based compensation	58,874	27,118	85,992
	300,535	279,967	580,502

Loss before other items	(300,535)	(279,967)	(580,502)

Other items
Interest income	51,865	30,420	82,285
Foreign exchange loss	(1,886)	(2,247)	(4,133)
	49,979	28,173	78,152
Net loss	(250,556)	(251,794)	(502,350)

Century Mining Corporation	Schedule 2
Pro forma condensed consolidated financial statements
Statement of operations of Sulliden Exploration Inc.
(Unaudited)
(Expressed in Canadian dollars)

	Three months		Three months
	ended	Year ended	ended	Year ended
	April 30,	April 30,	April 30,	January 31,
	2006	2007	2007	2007
	$	$	$	$

Expenses
Corporate administration	438,215	859,674	241,661	1,056,228
Stock-based compensation	—	838,792	58,874	779,918
	438,215	1,698,466	300,535	1,836,146

Loss before other items	(438,215)	(1,698,466)	(300,535)	(1,836,146)

Other items
Interest income	18,449	170,994	51,865	137,578
Foreign exchange loss	(18,014)	(10,874)	(1,886)	(27,002)
	435	160,120	49,979	110,576
Net loss	(437,780)	(1,538,346)	(250,556)	(1,725,570)

ANNEX B

CERTAIN INFORMATION REGARDING THE DIRECTORS AND

EXECUTIVE OFFICERS OF CENTURY MINING CORPORATION

Set forth in the table below is the name, position with Century, municipality, province/state and country of residence, citizenship, current principal occupation and material positions held during the past five years with respect to each of the directors and executive officers of Century.

Name, Position with Century, Municipality, Province/State, Country of Residence and Citizenship	Principal Occupation During the Past 5 Years	Director Since

Margaret M. Kent Chairman, President, Chief Executive Officer and Director Residence – Blaine, WA, USA Citizenship – U.S.

Chairman, President & CEO of Century since 2003; Partner with Karst Investments LLC since 2000; Chairman & CEO of Eden Roc Mineral Corp. from 1999 to 2004; Chairman of Tamerlane Ventures Inc. since 2004.

October 2003

Ross F. Burns Vice President, Exploration and Director Residence – Bellingham, WA, USA Citizenship – Canadian

Vice President, Exploration of Century since 2003; Partner with Karst Investments LLC since 2000; 2004, President & CEO of Tamerlane Ventures Inc.; Vice President, Exploration of Eden Roc Mineral Corp. from 2000 to 2003.

January 2004

William J.V. Sheridan Secretary and Director Residence – Toronto, ON, Canada Citizenship – Canadian	Partner at Lang Michener LLP (law firm) since 1974.	October 2003

Allen V. Ambrose Director Residence – Spokane, WA, USA Citizenship – U.S.	Consulting Geologist since 1995 to present; President and Director of Minera Andes Inc. (public mineral exploration company) since 1995.	June 2002

Donald S. Macdonald Director Residence – Uxbridge, ON, Canada Citizenship – Canadian	Senior Advisor, Public Policy at Lang Michener LLP (law firm) since 2002; Senior Advisor at UBS Bunting Warburg from 2000 to 2002.	October 2004

Dale G. Parker Director Residence – Vancouver, BC, Canada Citizenship – Canadian

Director – Talisman Energy, Inc.; 1993 -2006 President, - White Spot, Ltd.; 1993 - 1994 Executive Vice President – Shato Holdings, Ltd.; 1992 - 1994 Chairman and CEO - British Columbia Financial Institutions Commissions; 1989 – 1992 and Chair until 1994; President and CEO - The Bank of British Columbia; 1985 – 1987 and Chair, President & CEO BC Bancorp (it’s successor) until 1994 Executive Vice President – Bank of Montreal 1981 – 1985.

May 2006

Ricardo M. Campoy Director Residence – Larchmont, NY, USA Citizenship – U.S.	Private Practice – Financial Advisor since 2004; Managing Director - Mining and Metals Group of WestLB AG from 2004 to 2006; From 2000 to 2004, member and senior advisor at McFarland Dewey & Co. LLP.	March 2007

B-1

Name, Position with Century, Municipality, Province/State, Country of Residence and Citizenship	Principal Occupation During the Past 5 Years	Director Since

Adrian C. McNutt Vice President, Operations Residence – Blaine, WA, USA Citizenship – U.S.	Vice President, Operations of Century since 2005; Engineering Manager of Century from 2004 to 2005; Consultant to Karst Investments LLC from 2002 to present.	—

David Swisher Vice President Residence – Everson, WA, USA Citizenship – U.S.	Vice President of Century since Januray 2007; Vice President of Tamerlane Ventures Inc. since January 2007; Senior Project Manager for Century and Tamerlane Ventures Inc. from January 2006; Underground Mine Manager at Gargill, Inc. from 2002 to 2005.	—

Alexander Vidaurre Otayza President, Century Mining Peru Residence – Lima, Peru Citizenship – Peruvian	President of Century Mining Peru since January 2007; General Manager of Norsemont Peru S.A.C during 2006; General Manager of Grupo Minera Internacional S.A.C. during 2005; General Manager of Prospex S.A.C. during 2004; General Manager of Vidaurre Exploratores y Prospectores EIRL from 2001 to the present.	—

Richard Meschke Chief Financial Officer Residence – Blaine, WA, U.S.A.. Citizenship – U.S.	Chief Financial Officer of Century since November 26, 2007; Director of Acquisitions and Corporate Finance of Century since June 2006 to present; Senior Commercial Manager for AMEC Engineering & Construction Services, a division of AMEC PLC. from 2000 until 2005.	—

Dianne Prupas Chief Corporate Counsel Residence – Blaine, WA, USA Citizenship – Canadian	Chief Corporate Counsel of Century since May 1, 2007; Senior Attorney, Canada and Latin America, IMS Health Canada Limited, a subsidiary of IMS Health Incorporated from June 2002 to April 2007.	—

B-2

EXHIBIT 1

EXPERT OPINION

Para	Century Mining Corporation
De	Payet, Rey, Cauvi Abogados
Fecha	November 26, 2007
Asunto

Opinion Estimating Duration of Current Litigation over Title to the Shahuindo Property between Sulliden Shahuindo S.A.C. and Companía Minera Algamarca S.A. and Companía de Exploraciones Algamarca S.A. (the “Shahuindo Litigation”)

I.                                 Introduction

The purpose of the present legal opinion is to assess the duration of the legal dispute between Compañia Minera Algamarca S.A. and Compañía de Exploraciones Algamarca S.A. (collectively “Algamarca”) on the one hand, and Sulliden Shahuindo S.A.C. (“Sulliden”) on the other hand, assuming that no settlement is negotiated between those parties or that no take-over by Century Mining Corporation of Sulliden Explorations Inc. occurs.

To deliver our legal opinion we have taken into account the list of ongoing litigation contained  in your report attached hereto as an appendix to the Opinion (hereinafter the “Litigation List”).

Notwithstanding the fact that Peruvian procedural law fixes time limits for most stages of a lawsuit, such time limits are rarely complied with since the majority of courts and trial judges are generally overburdened. The amount of time legal proceedings will actually take in Peru is therefore difficult to precisely predict. This Opinion is therefore an estimate of the likely or probable amount of time that the Shahuindo Litigation will take before final resolution.

The lawsuits under the scope of our analysis will be the two principal lawsuits referred to in the Litigation List from which all the satellite litigation described in said list derives from: (i) the declarative action regarding the nullity of the 2002 transfer agreement between Algamarca and Sulliden (the “2002 Transfer Agreement”) which proceeding was initiated on November 5, 2004 in the 10th Trial Court of the Civil Court of Lima (trial court docket # 75489-2004) (hereinafter the “Declarative Action”); and (ii) the action for the annulment of the 2006 arbitration award (docket 1757-2006) filed in July 2006 (hereinafter the “Annulment Action”).

Our conclusions on the likely and possible duration of the foregoing legal proceedings are:

1.          The Declarative Action will likely last more than 7 years and therefore will likely not be finally decided before the year 2011. Furthermore, this proceeding could reasonably continue until the year 2015, given the possibility of being remanded back to the Court of Appeals and of a second review by the Supreme Court.

2.          The Annulment Action will likely last more than 4 ½ years and therefore will likely not be decided before the end of year 2011. Furthermore, this proceeding could reasonably continue until the end of 2013 or the beginning of the year 2014, given the possibility of being remanded back to the Court of Appeals and of a second review by the Supreme Court.

II.                             Analysis

1.                          The Declarative Action

The Declarative Action which commenced in November 2004 is a civil action to nullify the 2002 Transfer Agreement. This Declarative Action will, assuming all rights to appeal are exercised, proceed through all three levels of courts in Peru: the Trial Court, the Court of Appeals and the Supreme Court.

The court of first instance, the Trial Court, conducts evidentiary hearings and then hears closing arguments. The Declarative Action is only at the evidentiary stage of the proceedings at the trial court level. In our experience, a complex action like this Shahuindo Litigation where the parties have initiated satellite litigation and other actions that interfere or interact with the Declarative Action itself, the proceedings at the Trial Court level alone may last approximately 4 years.

After a decision is rendered by the Trial Court, the losing party may appeal and the litigation will then be dispatched to the Court of Appeals. The Court of Appeals may affirm, overrule or nullify and remand the proceeding back the Trial Court. Proceedings at the Court of Appeal generally take more than 1 ½ years. If the Court of Appeals nullifies and remands the proceeding back to the Trial Court, the new action at the Trial Court may last an additional ½ year until the docket reaches the Court of Appeals for a new review. The new review by the Court of Appeals will reasonably take another 1 ½ years.

It is possible to file a special appeal to the Supreme Court after a final decision by the Court of Appeals is rendered. This appeal to the Supreme Court is named “casación” under Peruvian procedural law. There are limited grounds for a casación review (factual or evidentiary grounds are prohibited); the Supreme Court reviews only due process violations and allegations of manifest disregard of the law.

The average duration of a casación is 1 ½ years. The Supreme Court may affirm, overrule or nullify and remand for a new ruling by the Court of Appeals. In approximately two thirds of the cases the Supreme Court rejects a casación petition and affirms the Court of Appeals ruling. In the one third of the cases it hears, the Supreme Court will overrule or remand for a new ruling of the Court of Appeals.

If the Supreme Court remands the matter back to the Court of Appeals, the proceeding at the Court of Appeal level may last an additional ½ year before reaching the Supreme Court for a new review. Any such new review by the Supreme Court will take another 1 ½ years for final determination. It is unlikely for the proceeding to be nullified a second time by the Supreme Court.

In summation, it is therefore reasonably possible, assuming all rights to appeal are available and exercised, that the Declarative Action of the Shahuindo Litigation will not reach a final decision of the Supreme Court in less than 11 years from the commencement of the lawsuit. Therefore the Declarative Action over title to the Shahuindo property could remain in litigation until the year 2015. It is however likely that the Declarative Action will take at least 7 years to be resolved and will not likely be finally determined before the year 2011.

2.                          The Annulment Action

The Annulment Action was commenced in July 2006 following an arbitral proceeding that lasted over 4 years. It proceeded directly to the Court of Appeals (Commercial Chamber) since said Annulment Action was a motion to vacate an award issued by an arbitral tribunal. As indicated in the Litigation List, the Court of Appeals (Commercial Chamber) rendered its decision on August 9, 2007, nullifying the 2006 arbitral award. The subsequent step in this proceeding is an appeal to the Supreme Court.

In August 2007, Sulliden submitted its “casación” motion to get a review from the Supreme Court. The Supreme Court, after an average of 1 ½  years, will affirm or overrule the decision of the Court of Appeals, or nullify the decision and remand the matter back to the Court of Appeals (Commercial Chamber) for a new hearing.

If the Supreme Court nullifies and remands the case back to the Court of Appeals, the lawsuit may take another ½ year until the docket reaches the Supreme Court for final review. This final review by the Supreme Court may reasonably take another 1 ½  years. It is highly unlikely for the proceeding to be nullified a second time by the Supreme Court.

Additionally, according to a recent precedent by the Constitutional Tribunal, the Constitutional Tribunal may review Supreme Court judgments on actions to annul arbitral awards in the event that due process is violated or basic Constitutional rights and principles are set aside. The affected party may file an “acción de amparo” or civil rights action for such constitutional review. Any such constitutional proceeding would reasonably take 3 years before final resolution. Given the contentiousness and complexity of the Shahuindo proceedings, it is likely that such an appeal to the Constitutional will be filed.

Therefore, the proceedings for the Annulment Action could reasonably take 6 ½  years; in other words, this proceeding could reasonably take until the end of the year 2013 or the beginning of the year 2014 before it is finally decided. It is likely that it will take at least until the end of the year 2011 before final resolution.

III.                     Conclusion

Assuming all rights to appeal are exercised, the timelines in the two principal lawsuits between Algamarca and Sulliden are as follows:

1.         The Declarative Action will likely last more than 7 years and therefore will likely not be finally decided before the year 2011. Furthermore, this proceeding could reasonably continue until the year 2015, given the possibility of being remanded back to the Court of Appeals and of a second review by the Supreme Court.

2.         The Annulment Action will likely last more than 4½ years and therefore will likely not be decided before the end of year 2011. Furthermore, this proceeding could reasonably continue until the end of 2013 or the beginning of the year 2014, given the possibility of being remanded back to the Court of Appeals and of a second review by the Supreme Court.

SIGNATURE:

(Signed) Julio Cesar Pérez Vargas	(Signed) José Domingo Rivarola Reisz

DATED: November 26, 2007

Appendix to the Opinion

Litigation List

1.	Supreme Court File # 4656-07 (previously file #1757-06)
Compañía Minera Algamarca SA, Compañía de Exploraciones Algamarca SA v. Minera Sulliden Shahuindo S.A.C.
Issue: Nullity of Arbitral Award
Date commenced: November 5, 2004

2.	Superior Court File #3403-06
Alta Tecnologia e Inversion Minera Y Metalurgica S.A. v. Compañía Minera Algamarca SA, Compañía de Exploraciones Algamarca SA and Minera Sulliden Shahuindo SAC
Issues: Nullity of shareholders’ resolution and question of jurisdiction of trial court
Date commenced: July 18 , 2003

3.	Superior Court File #114-04 / #1217-03
Minera Sulliden Shahuindo SAC v SUNARP
Issue: Validity of act by public registrar
Date commenced: February 4, 2003

4.	Superior Court File #686-04
Minera Sulliden Shahuindo SAC v. SUNARP
Issue: Validity of act by public registrar
Date commenced: June 10, 2004

5.	Superior Court File #688-04
Minera Sulliden Shahuindo SAC v. SUNARP
Issue: Validity of act by public registrar
Date commenced: June 10, 2004

6.	Superior Court File #690-04
Minera Sulliden Shahuindo SAC v. SUNARP
Issue: Validity of act by public registrar
Date commenced: June 10, 2004

7	Superior Court File #692-04
Minera Sulliden Shahuindo SAC v. SUNARP
Issue: Validity of act by public registrar
Date commenced: June 10, 2004
.
8	Superior Court File #698-04
Minera Sulliden Shahuindo SAC v. SUNARP
Issue: Validity of act by public registrar
Date commenced: June 10,.2004

9	Superior Court File #162-06
Minera Sulliden Shahuindo SAC v. SUNARP
Issue: Validity of act by public registrar
Date commenced: February 14, 2006

10	Superior Court File #1217-03
Minera Sulliden Shahuindo SAC v. SUNARP
Issue: Validity of act by public registrar
Date commenced: August 6, 2003

11	Superior Court File #691-04
Minera Sulliden Shahuindo SAC v. SUNARP
Issue: Validity of act by public registrar
Date commenced: June 10, 2004

12.	Superior Court File #697-04
Minera Sulliden Shahuindo SAC v. SUNARP
Issue: Validity of act by public registrar
Date commenced: June 10, 2004

13.	Superior Court File #747-04
Minera Sulliden Shahuindo SAC v. SUNARP
Issue: Validity of act by public registrar
Date commenced: June 10, 2004

14.	Superior Court File #74-04
Minera Sulliden Shahuindo SAC v. SUNARP
Issue: Validity of act by public registrar
Date commenced: January 14, 2004

15.	Trial Court File # 28573-2006
Minera Sulliden Shahuindo SAC v. Compañía de Exploraciones Algamarca SA y Compañía Minera Algamarca SA
Issue: Injunction against Algamarca prohibiting its registration of the Shahuindo concessions
Date commenced: June 20, 2007

16.	Trial Court File # 75489-2004
Compañía Minera Algamarca SA and Compañía de Exploraciones Algamarca SA v. Miguel de Orbegoso Tudela and Minera Sulliden Shahuindo S.A.C.
Issue: Nullity of Juridical Act
Dated commenced: November 10, 2004

17.	Trial Court File # 9178-06
Minera Sulliden Shahuindo S.A.C. v. Andean Mining Gold INC., Inversiones Mineras Sudamericanas SA., Compañía Minera Algamarca SA., Compañía de Exploraciones Algamarca SA. y Minera Pilacones SA
Issue: Nullity of Juridical Act
Date commenced: December 29, 2006

18.	Trial Court File No. 0012-2004
Compañía Minera Algamarca S.A. v. Stephane Amireault and Minera Sulliden Shahuindo SAC
Issue: restraining order against Sulliden Peru
Date commenced: October 13, 2003

The Depositary for the Offer is:

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